SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WASTE INDUSTRIES USA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

Common Stock (no par value).

2.	Aggregate number of securities to which transaction applies:

(a) 9,760,920 shares of common stock outstanding as of January 4, 2008 proposed to be acquired in the merger for the per share merger consideration of $38.00, (b) 201,020 shares of common stock issuable pursuant to outstanding options as of January 4, 2008 with exercise prices below the per share merger consideration of $38.00 and (c) 32,489 shares of common stock representing deferred stock units entitled to receive the per share merger consideration of $38.00.

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The following was calculated solely for purposes of determining the filing fee. The transaction value was determined by adding (a) the product of 9,760,920 shares of common stock that are proposed to be acquired in the merger multiplied by the merger consideration of $38.00 per share, plus (b) $4,018,194.57, the amount expected to be paid to holders of outstanding stock options to purchase 201,020 shares of common stock with an exercise price of less than the merger consideration of $38.00 per share, plus (c) $1,234,582, the amount expected to be paid to holders of an aggregate of 32,489 deferred stock units entitled to receive the per share merger consideration of $38.00 for each such unit.

4.	Proposed maximum aggregate value of transaction:

$376,167,736.57.

5.	Total fee paid:

$14,783.39.

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid: $

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Waste Industries USA, Inc.

3301 Benson Drive, Suite 601

Raleigh, North Carolina 27609

Dear Waste Industries Shareholder:

You are cordially invited to attend a special meeting of shareholders of Waste Industries USA, Inc. to be held on                     , 2008 at         A.M., Eastern time, at                     , Raleigh, North Carolina. The attached proxy statement provides information regarding the matters to be acted on at the special meeting, including any adjournment or postponement thereof.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 17, 2007, by and among Waste Industries USA, Inc., Marlin HoldCo LP (an entity organized by our founder and Chairman, Lonnie C. Poole, Jr., certain members of his family, certain trusts formed by Poole family members, our President and Chief Executive Officer Jim W. Perry, and a trust created by Mr. Perry, MIP Waste Holdings, L.P. and GS Direct, L.L.C.) and Marlin MergeCo Inc. (a subsidiary of Marlin HoldCo LP formed to effect the merger and related transactions discussed below). We refer to Lonnie C. Poole, Jr., certain members of his family, certain trusts created by Poole family members, Jim W. Perry, and a trust created by Mr. Perry, collectively, as the Poole/Perry Investors. We refer to the Poole/Perry Investors, MIP Waste Holdings, L.P. and GS Direct, L.L.C. collectively as the Investor Group. Pursuant to the agreement and plan of merger, Marlin MergeCo Inc. will merge with and into Waste Industries, with Waste Industries continuing as the surviving corporation. The completion of the merger is conditioned upon, among other things, adoption and approval by our shareholders of the agreement and plan of merger and the merger.

If the merger is completed, then each share of Waste Industries common stock (other than shares held by Marlin MergeCo Inc., shares held by Waste Industries or its subsidiaries, and shares held by shareholders who have properly exercised dissenters’ rights under North Carolina law) will be converted into the right to receive $38.00 in cash. Immediately prior to the merger, the Poole/Perry Investors will exchange certain of their shares of Waste Industries common stock for equity interests in Marlin HoldCo LP valued at $38.00 per share, and the Poole/Perry Investors will sell, along with certain affiliates of the Poole/Perry Investors, the remainder of their shares of Waste Industries common stock to MIP Waste Holdings, L.P. and GS Direct, L.L.C. for $38.00 per share in cash, which shares will then be exchanged by MIP Waste Holdings, L.P. and GS Direct, L.L.C. for equity interests in Marlin HoldCo LP. In addition, additional employees of Waste Industries may exchange some or all of their shares of Waste Industries common stock for equity interests valued at $38.00 per share in Marlin HoldCo LP or Marlin MidCo Inc., a controlled subsidiary of Marlin HoldCo LP and the indirect parent of Marlin MergeCo Inc., and also may be offered options in Marlin MidCo Inc. or Marlin HoldCo LP. In the merger, all of the outstanding shares of Marlin MergeCo Inc. will be converted into equity interests in the surviving corporation. As a result of the merger, Waste Industries will be privately owned and controlled by the Investor Group through their ownership of substantially all of the equity interests of Marlin HoldCo LP. A copy of the agreement and plan of merger is included as Appendix A to the attached proxy statement.

A special committee of Waste Industries’ board of directors, consisting of three independent directors, has unanimously determined that the agreement and plan of merger is fair to, and in the best interests of, the holders of Waste Industries common stock (other than the Investor Group, Parent, Merger Sub, any investor in Parent or Merger Sub or any of their respective affiliates participating or acting with or on behalf of Parent or Merger Sub to effect the merger), which we refer to as the unaffiliated shareholders of Waste Industries, and has recommended to the full Waste Industries board of directors that the board of directors approve the agreement and plan of merger. In determining to make its recommendation to the board of directors, the special committee considered, among other things, the opinion of J.P. Morgan Securities, Inc., which we refer to as JPMorgan, the financial advisor to the special committee, to the effect that, as of the date of its opinion, the cash merger consideration of $38.00 per share to be received by the unaffiliated shareholders of Waste Industries pursuant to the agreement and plan of merger was fair, from a financial point of view, to those holders. The opinion of JPMorgan is subject to the assumptions, limitations and qualifications set forth in that opinion, which is included as Appendix B to the attached proxy statement.

Waste Industries’ board of directors, after considering factors including the unanimous determination and recommendation of the special committee, determined that the agreement and plan of merger is advisable and fair to and in the best interests of the unaffiliated shareholders of Waste Industries and unanimously adopted and approved the agreement and plan of merger (with Lonnie C. Poole, Jr. and Jim W. Perry abstaining). Accordingly, Waste Industries’ board of directors recommends that you vote in favor of the adoption and approval of the agreement and plan of merger. In arriving at their respective recommendations of the agreement and plan of merger, Waste Industries’ board of directors and its special committee carefully considered a number of factors which are described in the attached proxy statement.

The attached proxy statement provides you with detailed information about the agreement and plan of merger and the merger. We urge you to read the entire document carefully, following which you are asked to return your proxy at your first convenience.

Under North Carolina law, the affirmative vote of the holders of a majority of the outstanding shares of Waste Industries common stock entitled to vote on the matter is required to adopt and approve the agreement and plan of merger. The Poole/Perry Investors have entered into a support agreement with the other members of the Investor Group and have agreed to vote, or cause to be voted, all shares of Waste Industries common stock owned by the Poole/Perry Investors in favor of the proposal to adopt and approve the agreement and plan of merger and the merger. The Poole/Perry Investors owned approximately 51% of the shares outstanding as of January 4, 2008. Provided the Poole/Perry Investors vote their shares as they have agreed in the support agreement, the agreement and plan of merger and the merger will be adopted and approved by the holders of a majority of Waste Industries’ outstanding common stock entitled to vote on the merger, which is the vote required by North Carolina law. However, your vote is important and we encourage you to vote your shares.

Pursuant to the agreement and plan of merger, even though not required by North Carolina law, holders of Waste Industries’ common stock have been granted the right to assert dissenters’ rights under Article 13 of the North Carolina Business Corporation Act with respect to the merger and to seek judicial appraisal of the “fair value” of their shares upon compliance with the requirements of Article 13 of the North Carolina Business Corporation Act. This right is explained more fully under “Special Factors—Dissenters’ Rights of Shareholders” in the accompanying proxy statement. The dissenters’ rights provisions of Article 13 of the North Carolina Business Corporation Act are attached to the accompanying proxy statement as Appendix C. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., which is assisting us, toll-free at 1-888-274-5121.

On behalf of the Board of Directors,

D. Stephen Grissom

Secretary

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, or passed upon the fairness or merits of this transaction or the adequacy or accuracy of the enclosed proxy statement. Any contrary representation is a criminal offense.

The attached proxy statement is dated                     , 2008 and is first being mailed to our shareholders on or about                     , 2008.

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. Please remember that in the proposal to approve the agreement and plan of merger a failure to vote, or an abstention from voting, will have the same effect as a vote against the proposal. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail the enclosed proxy or vote via telephone or the Internet.

Waste Industries USA, Inc.

3301 Benson Drive, Suite 601

Raleigh, North Carolina 27609

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To Be Held On                     , 2008

We will hold a special meeting of shareholders of Waste Industries USA, Inc. on                     , 2008 at                     A.M., Eastern time, at                     , Raleigh, North Carolina. The purposes of the special meeting are:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 17, 2007, by and among Waste Industries USA, Inc., Marlin HoldCo LP and Marlin MergeCo Inc. (which we refer to as Merger Sub), as it may be amended from time to time, which, among other things, provides for the merger of Merger Sub with and into Waste Industries, with Waste Industries continuing as the surviving corporation.

2. To consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the agreement and plan of merger.

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only holders of Waste Industries common stock at the close of business on                     , 2008, the record date established for the special meeting, are entitled to notice of, and to vote at, the special meeting. A complete list of shareholders entitled to vote at the special meeting will be available for examination at Waste Industries’ headquarters, 3301 Benson Drive, Suite 601, Raleigh, North Carolina, after                     , 2008, and at the special meeting. We will continue to solicit proxies until the shareholders meeting.

We have described the agreement and plan of merger and the merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the agreement and plan of merger is attached as Appendix A to the proxy statement.

The affirmative vote of the holders of a majority of the outstanding shares of Waste Industries common stock entitled to vote on the matter is required to adopt and approve the agreement and plan of merger and the merger contemplated thereby. Accordingly, a failure to vote, or an abstention from voting, will have the same effect as a vote “against” the agreement and plan of merger and the merger contemplated thereby. The Poole/Perry Investors have entered into a support agreement with the other members of the Investor Group and have agreed to vote, or cause to be voted, all shares of Waste Industries common stock owned by the Poole/Perry Investors in favor of the proposal to adopt and approve the agreement and plan of merger and the merger. The Poole/Perry Investors owned approximately 51% of the shares outstanding as of January 4, 2008. Provided the Poole/Perry Investors vote their shares as they have agreed in the support agreement, the agreement and plan of merger and the merger will be adopted and approved by the holders of a majority of Waste Industries’ outstanding common stock entitled to vote on the merger, which is the vote required by North Carolina law. However, we encourage you to vote your shares.

Pursuant to the agreement and plan of merger, even though not required by North Carolina law, holders of Waste Industries’ common stock have been granted the right to assert dissenters’ rights under Article 13 of the North Carolina Business Corporation Act with respect to the merger and to seek judicial appraisal of the “fair value” of their shares upon compliance with the requirements of Article 13 of the North Carolina Business Corporation Act. This right is explained more fully under “Special Factors—Dissenters’ Rights of Shareholders” in the accompanying proxy statement. The dissenters’ rights provisions of Article 13 of the North Carolina Business Corporation Act are attached to the accompanying proxy statement as Appendix C. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail the enclosed proxy as soon as possible or vote via telephone or the Internet to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, then you may revoke your proxy and vote in person. If you have instructed a broker to vote your shares, then you must follow directions received from the broker to change or revoke your proxy.

By Order of the Board of Directors,

D. Stephen Grissom

Secretary

Raleigh, North Carolina

                    , 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail your enclosed proxy card or voting instruction form in the postage-paid envelope provided. Should you prefer, you may deliver your proxy via telephone or the Internet by following the instructions on your proxy card or voting instruction form. Remember, if you do not return your proxy card or vote by proxy via telephone or the Internet or if you abstain from voting, that will have the same effect as a vote “against” adoption and approval of the agreement and plan of merger and the merger contemplated thereby. You may revoke your proxy and vote in person if you decide to attend the special meeting.

If you have certificates representing shares of Waste Industries common stock, please do not send your certificates to Waste Industries at this time. If the agreement and plan of merger is adopted and approved and the merger is completed, then you will be sent instructions regarding the surrender of your certificates to receive payment for your shares of Waste Industries common stock.

If you have any questions or need assistance in voting your shares of Waste Industries common stock, then please call Georgeson Inc., which is assisting Waste Industries, toll-free at 1-888-274-5121.

APPENDIX A—AGREEMENT AND PLAN OF MERGER

APPENDIX B—OPINION OF J. P. MORGAN SECURITIES INC.

APPENDIX C—ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT

v

WASTE INDUSTRIES USA, IN C.

3301 Benson Drive, Suite 601

Raleigh, North Carolina 27609

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                     , 2008

SUMMARY OF THE MERGER

The following summary highlights selected information contained in this proxy statement. We encourage you to read this proxy statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

•

Purpose of the Shareholder Vote. You are being asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger (which we refer to as the merger agreement), dated as of December 17, 2007, by and among Waste Industries USA, Inc. (which we sometimes refer to in this proxy statement as “we,” “us,” “our” and similar terms), Marlin HoldCo LP (which we refer to as Parent) and Marlin MergeCo Inc. (which we refer to as Merger Sub) and the merger contemplated thereby. See “The Special Meeting” beginning on page [    ], and “The Merger Agreement” beginning on page [    ].

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The Parties. In the proposed transaction, Parent proposes to acquire Waste Industries through the merger of Merger Sub into Waste Industries, which will make Waste Industries an indirectly owned subsidiary of Parent. Descriptions of Waste Industries and Parent are as follows:

•

Waste Industries is a regional, vertically integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in North Carolina, South Carolina, Virginia, Tennessee, Mississippi, and Georgia. Waste Industries was founded in 1970 by Lonnie C. Poole, Jr.

•	Parent and Merger Sub have been organized by:

•	Lonnie C. Poole, Jr., our Chairman, and certain members of his family and certain of their trusts;

•	Jim W. Perry, our President and Chief Executive Officer;

•	MIP Waste Holdings, L.P., an investment vehicle affiliate of Macquarie Infrastructure Partners; and

•	GS Direct, L.L.C., an investment vehicle affiliate of Goldman Sachs.

We refer to Mr. Poole, Mr. Perry, certain Poole family members and certain trusts affiliated with Mr. Perry and certain Poole family members collectively as the Poole/Perry Investors. Each of the Poole/Perry Investors is identified under “Security Ownership of Certain Beneficial Owners and Management,” beginning on page [___]. We refer to the Poole/Perry Investors, MIP Waste Holdings, L.P. and GS Direct, L.L.C. collectively as the Investor Group. See “Special Factors—Effects of the Merger” beginning on page [    ], “Information Concerning Waste Industries” beginning on page [    ] and “Information Concerning Parent and Merger Sub” beginning on page [    ].

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The Merger. Merger Sub will be merged with and into Waste Industries, with Waste Industries continuing as the surviving corporation, which we refer to as the Surviving Corporation. Immediately following the merger, Waste Industries, as the surviving corporation in the merger, will become a wholly-owned subsidiary of Marlin MidCo Inc., a controlled subsidiary of Parent, which in turn will be controlled by the Investor Group. See “Special Factors—Effects of the Merger” beginning on page [    ] and “Special Factors—Structure and Steps of the Merger” beginning on page [    ]. The merger agreement is attached as Appendix A to this proxy statement. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

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The Merger Consideration. The merger agreement provides that holders of Waste Industries common stock (other than shares held by Merger Sub, shares held by Waste Industries or its subsidiaries and shares held by shareholders who have properly exercised dissenters’ rights under North Carolina law) will receive the merger consideration of $38.00 in cash for each share of Waste Industries common stock if the merger is completed. The amount of the merger consideration was the result of extensive negotiations between the special committee, which was appointed by the Waste Industries board of directors and consists of three independent directors, and the Investor Group and their respective financial and legal advisors during which the special committee was deliberate in its process, taking approximately eight weeks to analyze and evaluate the Investor Group’s proposal and to negotiate with the Investor Group the terms of the proposed merger. As such, the merger consideration represents a negotiated amount for the acquisition through the proposed merger of the common stock of Waste Industries not already owned by the Poole/Perry Investors. See “Special Factors—Background of the Merger—The Proposal” beginning on page [    ] and “Special Factors—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger—The Special Committee” beginning on page [    ].

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Treatment of Outstanding Options and Deferred Stock Units. If the merger is completed, Waste Industries has agreed to cancel all outstanding options to purchase shares of Waste Industries common stock not exercised prior to the merger and convert such options into the right to receive a cash payment equal to the number of shares of Waste Industries common stock underlying the options multiplied by the amount (if any) by which $38.00 exceeds the option exercise price, without interest and less any applicable withholding taxes. Waste Industries intends to vest in full all options immediately prior to the merger. All shares represented by deferred stock units will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of Waste Industries common stock underlying such Waste Industries deferred stock units multiplied by $38.00, without interest and less any applicable withholding taxes. See “Special Factors—Interests of Certain Persons in the Merger—Options and Deferred Stock Units” beginning on page [    ].

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Effects of the Merger. If the merger is completed, holders of Waste Industries common stock (other than shares held by Merger Sub, shares held by Waste Industries or its subsidiaries and shares held by shareholders who have properly exercised dissenters’ rights under North Carolina law) will receive $38.00 per share in cash for each share of Waste Industries common stock. As a result of the merger, Waste Industries’ shareholders, other than the Poole/Perry Investors, certain of their affiliates and possibly additional Waste Industries employees, will no longer have an equity interest in Waste Industries, Waste Industries common stock will no longer be listed on the Nasdaq Global Market, and the registration of Waste Industries common stock under Section 12 of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), will be terminated. See “Special Factors—Effects of the Merger” beginning on page [    ].

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Continued Investment by the Poole/Perry Investors. Immediately prior to the merger, the Poole/Perry Investors will exchange approximately 61% of their shares of Waste Industries common stock (4,407,639 shares of Waste Industries common stock) for limited partnership interests in Parent, which indirectly owns substantially all of Merger Sub, pursuant to rollover commitment letters that they all have executed with Parent. In addition, additional employees of Waste Industries may exchange some or all of their shares of Waste Industries common stock for equity interests valued at $38.00 per share in Parent or Marlin MidCo Inc., a controlled subsidiary of Parent and the indirect parent of Merger Sub. In the merger, all of these shares of Waste Industries common stock will be cancelled without receiving the merger consideration and all of the outstanding stock of Merger Sub will be converted into stock of Waste Industries. As a result of these transactions, the Investor Group will own substantially all of the outstanding equity interests in Parent, and Parent will indirectly own substantially all of the outstanding common stock of Waste Industries. The Poole/Perry Investors will receive the same merger consideration of $38.00 per share to be received by the unaffiliated shareholders of Waste Industries in the merger for the 39% of their shares of Waste Industries common stock, including options and deferred stock units, that are not exchanged for limited partnership interests of Parent. See “Special Factors—Structure and Steps of the Merger” and “Special Factors—Interests of Certain Persons in the Merger—Poole/Perry Investors’ Investment in Waste Industries” beginning on pages [    ] and [    ], respectively.

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Required Vote; Voting of Poole/Perry Investors’ Shares. At the special meeting, each shareholder of record holding Waste Industries common stock on the record date is entitled to one vote on each matter submitted to a vote for each share of Waste Industries common stock held by the shareholder. Pursuant to a support agreement with Macquarie Infrastructure Partners A, L.P., Macquarie Infrastructure Partners International, L.P. and Macquarie Infrastructure Partners Canada, L.P., who we refer to collectively as MIP, and GS Direct, L.L.C., who we refer to as Goldman Sachs, the Poole/Perry Investors have agreed to vote all of their shares of Waste Industries common stock in favor of the adoption and approval of the merger agreement and the merger. As of February 28, 2008, the Poole/Perry Investors collectively held shares of Waste Industries common stock representing approximately 7,228,000 shares or 51% of the outstanding shares of Waste Industries common stock.

Under North Carolina law, the merger agreement and the merger must be adopted and approved by a majority of the outstanding shares of Waste Industries common stock entitled to vote thereon. Provided the Poole/Perry Investors vote their shares as they have agreed in the support agreement, the outcome of the shareholder vote to adopt and approve the merger agreement is assured because based on the number of shares of Waste Industries common stock expected to be outstanding on the record date, approximately 7,085,001 shares of Waste Industries common stock must be voted in favor of the proposal to adopt and approve the merger agreement in order for the proposal to be approved. See “The Special Meeting—Vote Required; How Shares Are Voted” beginning on page [    ].

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Recommendations. The special committee of independent directors of Waste Industries’ board of directors that was appointed to review and evaluate the acquisition proposal from the Investor Group has unanimously determined that the merger agreement is fair to, and in the best interests of, the unaffiliated shareholders of Waste Industries (which are those shareholders other than the Investor Group, Parent, Merger Sub, any investor in Parent or Merger Sub or any of their respective affiliates participating or acting with or on behalf of Parent or Merger Sub to effect the merger) and recommended to the full Waste Industries board of directors that the board of directors adopt and approve the merger agreement and the merger. The material factors that led the special committee to conclude that the merger agreement is fair included:

•

the cash consideration of $38.00 per share payable in the merger, which represents a 33.5% premium to the closing price of $28.47 per share on October 22, 2007, the last trading day prior to the public announcement of the Investor Group’s initial offer;

•	the special committee’s knowledge of Waste Industries’ business, financial condition, results of operations, and competitive position;

•	the relatively limited “public float” of Waste Industries common stock and low level of trading volume over many years;

•

the opinion received by the special committee from its financial advisor, J.P. Morgan Securities Inc., which we refer to as JPMorgan, to the effect that as of the date of its opinion, the cash merger consideration of $38.00 per share payable pursuant to the merger agreement was fair, from a financial point of view, to the unaffiliated shareholders of Waste Industries;

•	the special committee’s belief that it was unlikely an alternative transaction could be concluded with a third party, based on (i) the consistent statements of the Poole/Perry Investors, who collectively own approximately 51% of Waste Industries’ common stock, that they, as shareholders, were unwilling to entertain offers to sell their common stock to a third party buyer and (ii) the entry of the Poole/Perry Investors into the support agreement, pursuant to which they have agreed with the other members of the Investor Group to vote their shares in favor of the merger and oppose, in their capacity as shareholders and not as directors or officers of Waste Industries, any alternative transaction involving a sale of Waste Industries for a period of 18 months after October 22, 2007;

•	the special committee’s belief that the consideration to be received in the merger compares favorably with that of similar transactions under similar circumstances; and

•

the terms of the merger agreement, including the grant of dissenters’ rights to shareholders who properly exercise those rights, which rights would otherwise not be available normally under North Carolina law.

After considering relevant factors, including the unanimous recommendation of the special committee, Waste Industries’ board of directors has:

•	determined unanimously (with Mr. Poole and Mr. Perry abstaining) that the merger agreement is advisable and fair to and in the best interests of the unaffiliated shareholders of Waste Industries;

•	adopted and approved the merger agreement; and

•	recommended that Waste Industries’ shareholders adopt and approve the merger agreement and the merger.

•

Termination of the Merger Agreement. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by mutual written consent of Waste Industries and Parent or by either Waste Industries or Parent in various circumstances, including if the other party breaches certain of its obligations in the merger agreement. See “The Merger Agreement—Termination” beginning on page [    ].

•	Expenses and Termination Fee. If the merger agreement is terminated under certain specified circumstances:

•	Waste Industries will be obligated to pay a termination fee of $19,027,627 to Parent;

•

Waste Industries will be obligated to pay to Parent the reasonable, out-of-pocket documented expenses of the Investor Group, up to $8,750,000, which will be credited against the $19,027,627 termination fee if it becomes payable; or

•

Parent will be obligated to pay a termination fee of $29,900,556 to Waste Industries, which fee is guaranteed by MIP, Goldman Sachs and the Poole/Perry Investors, including Lonnie C. Poole, Jr. and Jim W. Perry, subject in each case to a specified cap. The aggregate amount of the caps is equal to $29,900,556.

See “The Merger Agreement—Termination Fee, The Merger Agreement —Expenses; and The Merger Agreement —Remedies” beginning on page [    ].

•

Opinion of Financial Advisor. The special committee received an opinion from JPMorgan to the effect that, as of the date of its opinion, the cash merger consideration of $38.00 per share to be received by the unaffiliated shareholders of Waste Industries pursuant to the merger agreement was fair, from a financial point of view, to such holders. This opinion is subject to the assumptions, limitations and qualifications set forth in the opinion, which is attached as Appendix B to this proxy statement. See “Special Factors—Opinion of Financial Advisor” beginning on page [    ].

•	Financing of the Merger. The merger agreement does not contain any condition relating to the receipt of financing by Parent and Merger Sub. Parent estimates that the total amount of funds necessary to complete the merger, including debt to be incurred in connection with the merger, is approximately $752.6 million. This amount is expected to be provided through a combination of equity and debt financing. See “Special Factors—Financing of the Merger” beginning on page [    ].

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Dissenters’ Rights. If you do not vote in favor of the merger and you fulfill several procedural requirements, you have been granted the right pursuant to the merger agreement to receive the “fair value” of your shares, even though you would not otherwise be entitled to dissenters’ rights under North Carolina law if the merger agreement did not contain this right. Any Waste Industries shareholder that wishes to exercise dissenters’ rights must not vote in favor of the adoption and approval of the merger agreement and the merger and must comply with all of the procedural requirements provided by North Carolina law. The procedures are summarized in greater detail in “Special Factors—Dissenters’ Rights of Shareholders” beginning on page [    ] and the relevant text of the dissenters’ rights statute is attached as Appendix C to this proxy statement. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights.

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Tax Consequences. In general, your receipt of cash pursuant to the merger agreement will be a taxable transaction to you. The tax consequences of the merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you. See “Special Factors—Material United States Federal Income Tax Considerations” beginning on page [    ].

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Cessation of Cash Dividend. Pursuant to the merger agreement, Waste Industries is prohibited from declaring or paying a cash dividend. As a result, the quarterly cash dividend will no longer be paid. See “The Merger Agreement—Agreements Related to the Conduct of Business” beginning on page [    ] and “Common Stock Market Price and Dividend Information—Dividends” beginning on page [    ].

PROPOSAL ONE: APPROVAL OF THE MERGER AGREEMENT

SPECIAL FACTORS

Background of the Merger

It is part of Waste Industries’ business strategy to consistently evaluate strategic alternatives in an effort to maximize shareholder value. As part of this ongoing process, at a regular meeting of the board of directors held on July 29, 2004, the board created a strategic planning committee consisting of the independent members of the board, Paul F. Hardiman, Glenn E. Futrell, James R. Talton (who died in April 2007) and James A. Walker. This committee was created at that time because the board had just completed a strategic planning session on July 22 and 23 at which a five-year strategic plan for Waste Industries was first considered. The board instructed the strategic planning committee, among other things, to recommend to the board a financial advisor to advise Waste Industries on strategic matters relating to its growth and operations. Consistent with these instructions, on October 21, 2004, the strategic planning committee met with representatives of Banc of America Securities, which we refer to as BofA, and two other investment banks to hear presentations regarding the capabilities and experience of each candidate for the role of financial advisor to Waste Industries. Following the presentations, the strategic planning committee evaluated each candidate as a possible financial advisor to Waste Industries.

At a regular meeting of the board held on October 28, 2004 that was attended by all of the directors, the board adopted Waste Industries’ 2005-2009 strategic plan. Mr. Hardiman, as chairman of the strategic planning committee, reported at this board meeting that the strategic planning committee recommended that BofA be selected to serve as Waste Industries’ financial advisor to advise it on strategic planning matters related to Waste Industries’ growth and operations. Based upon the recommendation of the strategic planning committee, the board selected BofA as its financial advisor.

On March 8, 2005, BofA delivered discussion materials to the board that addressed the following strategic alternatives: (i) “stay the course” and execute the 2005-2009 Strategic Plan with (A) a debt recapitalization and special dividend or (B) a follow-on equity offering of Waste Industries capital stock; or (ii) the sale of Waste Industries (A) in a management-led go-private transaction, (B) to a financial sponsor or (C) to a strategic buyer. BofA delivered follow-up discussion materials on May 4, 2005, providing additional information that had been requested by the board.

At a regular board meeting held on May 11, 2005 attended by all of the directors, Mr. Hardiman, as chairman of the strategic planning committee, reviewed with the board the BofA materials and the history leading up to the BofA presentations. At this meeting, Mr. Hardiman discussed various options available to Waste Industries for creating shareholder value and some of the challenges inherent in the various options. During this meeting, Mr. Hardiman indicated that the strategic planning committee supported BofA’s conclusions and recommendations, which were that Waste Industries should “stay the course” and continue to execute the 2005-2009 strategic plan and concurrently pursue a debt recapitalization to take advantage of the then current debt capital market environment. The BofA recommendations also included funding a special dividend to improve returns to shareholders while maintaining modest financial leverage. The strategic planning committee’s support of the BofA recommendations was subject to several conditions, including further input from management and the strategic planning committee’s independent counsel regarding the special dividend. The board approved the BofA recommendations in concept and authorized senior management to proceed with detailed analysis and implementation of those recommendations with regard to timing, cost and impact on Waste Industries’ 2005-2009 strategic plan, subject to satisfaction of the conditions specified by the strategic planning committee. At this meeting, the strategic planning committee requested additional time to evaluate the special dividend that was included in the BofA recommendations.

At a meeting of the strategic planning committee held on May 26, 2005, attended by the strategic planning committee’s independent counsel, Robinson, Bradshaw & Hinson, P.A., upon further review and evaluation of a special dividend, the strategic planning committee determined not to support the payment of a special dividend.

On June 2, 2005, the board received discussion materials from Wachovia Securities discussing a possible recapitalization of Waste Industries’ existing debt.

At a regular board meeting held on November 15, 2005, the board reviewed revised materials submitted by BofA regarding the payment of dividends, Waste Industries’ capital structure and the financing of Waste Industries’ 2005-2009 strategic plan.

At a regular board meeting held on August 9, 2006 attended by all the directors, Mark Walker, assistant professor of finance at the College of Management at North Carolina State University, made a presentation on capital planning, share repurchase programs, dividend policy and ways to increase share value. Professor Walker was invited as part of the board’s continuing dialogue on increasing shareholder value and how capital planning, share repurchase programs and dividend policy impact share value. Also at that meeting, presenters from Morgan Joseph, whose analysts cover Waste Industries stock, discussed the same subjects, as well as market drivers affecting stock performance and how to enhance corporate communications with investors.

At a regular board meeting held on November 14, 2006 attended by all of the directors, BofA made a presentation to the board reviewing and analyzing strategic alternatives that could positively impact shareholder value. The presentation included a discussion of the following alternatives: (i) continuing to execute the 2005-2009 strategic plan and return capital to the shareholders by (A) increasing the regular dividend, (B) repurchasing shares and/or (C) paying a special dividend; (ii) conducting an offering of Waste Industries’ capital stock; and (iii) selling Waste Industries to either (A) a strategic partner or (B) a private equity firm.

At a regularly scheduled meeting of the board of directors on March 20, 2007, our founder and Chairman, Lonnie C. Poole, Jr., together with representatives of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., which we refer to as Brooks Pierce, acting in their capacity as Mr. Poole’s legal counsel, delivered a letter to the board and made a presentation informing the board that Mr. Poole planned to preliminarily explore the feasibility and advisability of a potential going private transaction involving Waste Industries and its senior management. Mr. Poole reminded the board that it had considered in the past two years, as part of its regular duties, possible strategic alternatives available to Waste Industries and its shareholders and indicated that he planned to preliminarily explore the feasibility of participating with one or more reputable private equity funds to formulate an acquisition proposal for Waste Industries. Mr. Poole also indicated that there could be no assurances that these exploratory discussions with private equity funds would lead to the formulation of any such acquisition proposal. In order to facilitate exploratory discussions with selected private equity funds, Mr. Poole asked the board to authorize senior management to disclose non-public information to such private equity funds and to other potential financing sources to be identified by Mr. Poole, in each case pursuant to a confidentiality agreement to be approved by the board of directors and Waste Industries’ counsel. Mr. Poole stated that any proposed transaction would have to be fair to all Waste Industries shareholders, and he expected that in the event a proposal were made to the board, a special committee of the board of directors would be appointed to evaluate the transaction because of the conflict of interest involving Mr. Poole and any other members of senior management that would be included in the transaction. Mr. Poole indicated that, of the financial alternatives that the board had considered in the past two years, he believed that a going private transaction could be the best alternative for Waste Industries, its shareholders, employees, vendors and the communities in which Waste Industries operates. Mr. Poole informed the board that, in his capacity as a shareholder of Waste Industries, he was unwilling at that time to entertain offers from third-party acquirers due to his personal concerns that such an acquirer would negatively impact Waste Industries, its many stakeholders and the communities in which Waste Industries operates; whereas, in a going private transaction, the identity of the company could be preserved and company headquarters and jobs could be maintained in North Carolina.

After the presentation by Mr. Poole and representatives of Brooks Pierce, the independent directors met in executive session at which Waste Industries’ legal counsel, Wyrick Robbins Yates & Ponton LLP, which we refer to as Wyrick Robbins, advised them on their legal duties to Waste Industries. During this session, the independent directors considered only whether the release of material non-public information about Waste Industries to third parties pursuant to confidentiality agreements, as requested by Mr. Poole, was a proper corporate purpose. The independent directors did not consider in this session any prior discussions or presentations related to strategic planning or any aspects of a going private transaction versus any other strategic alternative because this was only a preliminary inquiry by Mr. Poole. For the same reason, the independent directors also did not consider the establishment of an independent committee, although they did note that if after these preliminary inquiries Mr. Poole were to pursue a transaction, then they would want separate counsel. The independent directors all agreed that exploring all viable alternatives that could enhance shareholder value was a proper corporate purpose and course of action and that approving Mr. Poole’s request would serve such purpose. After discussion, the independent directors voted unanimously to authorize senior management to disclose non-public information to private equity funds selected by Mr. Poole and potential financing sources identified by Mr. Poole or his selected private equity sponsors for the purpose of allowing Mr. Poole to determine the feasibility and advisability of a potential going private transaction involving Waste Industries and its senior management under a confidentiality agreement to be prepared by Wyrick Robbins and approved by the board of directors.

On March 30, 2007, the board approved the form of confidentiality agreement. The form of confidentiality agreement contained a standstill agreement whereby the reviewing party agreed, for the earlier of one year from the date of the agreement or the public announcement of a transaction between Waste Industries and any third party, to not, among other things, (i) acquire any securities or property of Waste Industries, (ii) propose to enter into any merger or business combination involving Waste Industries or to purchase a material portion of the assets of Waste Industries, (iii) solicit proxies to vote any securities of Waste Industries, or (iv) seek to control or influence the management, board of directors or policies of Waste Industries.

On April 2, 2007 representatives of Brooks Pierce began contacting 18 selected private equity funds to discuss their preliminary interest in meeting with Mr. Poole to explore the feasibility of a going private transaction involving Waste Industries. Eleven private equity funds executed confidentiality agreements negotiated by Wyrick Robbins and were provided non-public information packages prepared by D. Stephen Grissom, Vice President and Chief Financial Officer of Waste Industries, who was designated by the board as the primary contact at Waste Industries for arranging contacts for due diligence purposes and coordinating all due diligence requests. During the period between April 10, 2007 and July 2, 2007, Mr. Poole and representatives of Brooks Pierce met in Raleigh, North Carolina and conducted teleconferences with nine of these private equity firms (two did not pursue further communication after execution of the confidentiality agreement) on multiple occasions to discuss the feasibility of a going private transaction involving Waste Industries and preliminarily discuss potential transaction structures and terms. Members of senior management, including Jim W. Perry, Harry M. Habets, D. Stephen Grissom and Lonnie C. (Ven) Poole III, participated in certain of these meetings between Mr. Poole, Brooks Pierce and the nine private equity funds in order to discuss the business of Waste Industries and answer questions and make available information needed by the private equity funds in conjunction with their respective evaluations of the feasibility of a going private transaction. Information was deposited by Waste Industries in an online data room it maintained specifically for this purpose and made available to all private equity firms that signed a confidentiality agreement.

On July 2, 2007, Mr. Poole preliminarily selected MIP and Goldman Sachs to jointly serve as his private equity co-sponsors for the purposes of formulating a going private transaction proposal involving Waste Industries. Representatives of Brooks Pierce were instructed by Mr. Poole to enter into discussions with MIP and Goldman Sachs regarding the specific structure and terms of a possible going private transaction proposal, which discussions continued through October 2007. On July 11, 2007, a conference call was conducted between representatives of Waste Industries, Brooks Pierce, MIP, Goldman Sachs and Weil Gotshal & Manges LLP, which we refer to as Weil Gotshal and which was acting in its capacity as legal counsel to the private equity co-sponsors, and other advisors and consultants to the private equity co-sponsors to discuss administration of the due diligence process and formally commence the due diligence investigations of Waste Industries by the private equity co-sponsors. This due diligence process continued through October 2007.

Unrelated to Mr. Poole’s stated intention to consider a going private transaction, on or about July 1, 2007, Waste Industries received an unsolicited letter from a potential strategic buyer, dated June 30, 2007. In the letter, the prospective buyer expressed its interest in pursuing a possible acquisition of all of the stock of Waste

Industries for cash at a price of $36.00 per share. At a meeting on July 5, 2007, Wyrick Robbins reviewed with the board the duties of the directors and the evaluation process to be undertaken by the board in light of the letter. Upon inquiry by the independent directors, Mr. Poole and Mr. Perry both stated and confirmed in writing that, in their capacities as shareholders and not directors, they would not support or vote in favor of a transaction with the prospective buyer. Because of Mr. Poole’s and Mr. Perry’s statements that they would not support the offer, the board of directors did not consider seeking the advice of a financial advisor or gathering more information about the offer. The board, however, remained open to exploring alternatives to enhance shareholder value, provided that any alternative had the support of Mr. Poole and Mr. Perry, without which any alternative would be unlikely, given the amount of stock they and their family members and affiliated trusts own. Based upon advice of legal counsel and Mr. Poole’s and Mr. Perry’s confirmations that they, as shareholders, would neither support nor vote in favor of a transaction with the prospective buyer, the board voted unanimously to respond to the prospective buyer that Waste Industries was not interested in pursuing a transaction with it. Mr. Perry informed the prospective buyer by a letter dated July 20, 2007 of the board’s decision.

During the period from late July 2007 through October 2007, MIP and Goldman Sachs conducted discussions with potential financing sources regarding the possible terms and conditions of the debt financing of the potential transaction before selecting both Wachovia Bank, N.A. and HSBC Bank (USA) Inc.

In late July 2007, Mr. Poole’s counsel informed Wyrick Robbins that Mr. Poole and the private equity co-sponsors were continuing to formulate the possible structure and terms of a going private transaction proposal and expected to make a transaction proposal prior to the regularly scheduled board meeting on August 15, 2007. On August 2, 2007, the board appointed the special committee consisting of Waste Industries’ three independent directors, Glenn E. Futrell, Paul F. Hardiman and James A. Walker. The special committee was charged with reviewing and evaluating the terms and conditions and determining the advisability of any proposal submitted by Mr. Poole, considering whether there are viable alternatives to any proposed transaction that would be in the best interests of Waste Industries and its unaffiliated shareholders, negotiating the price, structure, form, terms and conditions of any transaction and any related agreements, determining whether any transaction is fair to and in the best interests of Waste Industries and its unaffiliated shareholders, and recommending to the entire board of directors what action, if any, should be taken with respect to any transaction proposal. At the time of the appointment of the special committee, the board of directors determined that it would not recommend any potential transaction for approval by the Waste Industries’ shareholders or otherwise approve a potential transaction without a prior favorable recommendation of the potential transaction by the special committee. The special committee also was authorized to retain, at Waste Industries’ expense, such professional advisors, including legal counsel and one or more financial advisors, as the special committee in its sole discretion deemed necessary or desirable to assist it in connection with fulfilling its duties.

On August 2, 2007, the special committee engaged Robinson, Bradshaw & Hinson, P.A., which we refer to as Robinson Bradshaw, as its independent legal counsel. On August 9, 2007, the special committee met in person with representatives of Robinson Bradshaw to discuss preliminary matters and interview three candidates to serve as the special committee’s independent financial advisor. The special committee specifically reviewed the independence of these candidates, as well as their qualifications generally. At various times between the special committee’s August 9 meeting and early October 2007, the special committee was informed that the potential timetable for presentation of a potential going private proposal had been delayed due to various factors, including a downturn in the credit markets. In light of these delays and uncertainties regarding whether these issues would be resolved favorably to permit the submission of a proposal, the special committee refrained from engaging a financial advisor and incurring related expenses until it was informed in early October 2007 to expect the submission of a potential going private proposal within the coming weeks.

On October 9, 2007, after further consideration of the independence and qualifications of the financial advisor candidates it had previously interviewed, the special committee agreed to engage JPMorgan as its financial advisor to assist it in evaluating the financial merits of the proposed transaction and asked JPMorgan to begin conducting financial due diligence in advance of a possible presentation of a potential going private offer.

The special committee also agreed, on or about October 9, 2007, to engage Soles Brower Smith & Co., which we refer to as Soles Brower, as its financial advisor, based on its favorable impression during its interview of Soles Brower of the credentials, general business experience and skills of Mr. Lanty W. Smith, a principal in that firm. Although the special committee decided to engage JPMorgan as its financial advisor based on its experience, national reputation, and depth of personnel and firm resources, it also believed that Mr. Smith’s skills, experience and seniority, as well as his firm’s local presence, would be a desirable and cost-effective complement to the services and capabilities offered by JPMorgan. Soles Brower in consultation with, and upon approval by, the special committee, withdrew from its intended representation of the special committee, on or about October 18, 2007, upon learning of Wachovia Bank, N.A.’s involvement as a co-lead bank in financing the potential going private transaction. Mr. Lanty L. Smith also serves as the lead outside director of Wachovia Corporation, the ultimate parent of Wachovia Bank, N.A. In considering and accepting the withdrawal of Soles Brower the special committee concluded that JPMorgan was well qualified to deliver the full range of services and capabilities necessary to assist the special committee as financial advisor. In connection with its withdrawal, Soles Brower agreed that it would receive no compensation for any preliminary or due diligence work it had undertaken to prepare for its representation of the special committee.

During the period between October 5, 2007 and October 22, 2007, Mr. Poole and representatives of Brooks Pierce met and conducted teleconferences with Jim W. Perry, Lonnie C. (Ven) Poole, III and Scott J. Poole to discuss with such individuals the possibility of their participation as members of the Investor Group in connection with the possible going private transaction. During this period, the Poole/Perry Investors and representatives of Brooks Pierce discussed and reviewed drafts of documentation related to a possible transaction proposal, discussed the possible structure of the post-closing interaction between the Poole/Perry Investors, the private equity co-sponsors and senior management of Waste Industries, discussed the number of Waste Industries shares that each of them would consider selling and the number of shares that each would consider rolling over into the Parent as part of the possible transaction, and conducted discussions with MIP and Goldman Sachs regarding establishment of an initial offer price, which was established on October 22, 2007 at $36.75 per share for each outstanding share of Waste Industries common stock.

On October 17, 2007, representatives of Brooks Pierce informed counsel to Waste Industries and to the special committee that Mr. Poole, MIP and Goldman Sachs were in the final stages of formulating a going private transaction proposal and requested that the special committee call a meeting for October 23, 2007, at which time a definitive proposal would likely be presented to the special committee. On October 22, 2007, Mr. Poole, MIP, Goldman Sachs, Jim W. Perry, Lonnie C. (Ven) Poole, III, Scott J. Poole and certain trusts created by the Poole family members agreed on the terms of a definitive proposal and formed the Investor Group. On that same date, at the request of MIP and Goldman Sachs, each of the Poole/Perry Investors executed a support agreement whereby they agreed to support and vote in favor of the transaction proposed by the Investor Group and to oppose, in their capacity as shareholders but not as directors or officers of Waste Industries, any alternative proposals to acquire Waste Industries for a period of 18 months.

On the evening of October 22, 2007, the Poole/Perry Investors, Macquarie Infrastructure Partners Inc. and Goldman Sachs delivered their proposal letter to the special committee and its advisors in which they offered to acquire 100% of the fully diluted common stock of Waste Industries for $36.75 per share in cash. The proposal letter attached a copy of the support agreement identifying the members of the Investor Group at that time.

At a meeting of the special committee on October 23, 2007, the Investor Group, accompanied by representatives from Weil Gotshal, Brooks Pierce and Fried, Frank, Harris, Shriver & Jacobson LLP, legal counsel to Goldman Sachs, made a presentation outlining its transaction proposal to the special committee, representatives of its advisors, JPMorgan and Robinson Bradshaw, and Wyrick Robbins, counsel to Waste Industries. See “—Presentation to the Special Committee by the Investor Group’s Financial Advisor” for a summary of the material financial analyses presented. At this meeting, the Investor Group also delivered a draft merger agreement to the special committee and its advisors.

Later that same day, JPMorgan met with members of Waste Industries’ senior management, Messrs. Jim Perry, Harry Habets, Lonnie C. (Ven) Poole, III and Steve Grissom, to discuss Waste Industries’ business operations and financial results, as well as to review Waste Industries’ financial information with senior management. Throughout the remainder of October and into November 2007, JPMorgan was provided access to management of Waste Industries, and to the online data room maintained by Waste Industries, and engaged in business and financial due diligence in reviewing Waste Industries and analyzing the proposed transaction. This process included, among other things, a number of working sessions with Waste Industries’ senior management, review of diligence information provided by Waste Industries’ management, including their projected financial plan, and independent research on the solid waste collection and disposal industry.

After Waste Industries’ public announcement on October 23, 2007 of the Investor Group’s offer, JPMorgan was contacted on October 23, October 24 and November 28, 2007 by representatives of three separate entities expressing possible interest in pursuing an acquisition of Waste Industries. The chairman of the special committee similarly was contacted by the representative of an additional entity on November 4, 2007, and received two follow-up calls, one in late October 2007 and one in late December 2007, from a representative of one of the entities that had previously contacted JPMorgan. In all cases, in accordance with instructions from the special committee, these inquiring parties were advised that if they were interested in pursuing any transaction with Waste Industries, they should submit any formal offers or indications of interest in writing for consideration by the special committee. The special committee was promptly advised regarding these inquiries. Subsequent to these contacts, no such written proposals or inquiries were submitted.

During the weeks of October 29 and November 5, 2007, members of senior management of Waste Industries, primarily Messrs. Jim Perry, Harry Habets, Lonnie C. (Ven) Poole, III and Steve Grissom, had discussions with representatives of JPMorgan regarding Waste Industries’ business outlook and strategic plan. Additionally, JPMorgan representatives continued their due diligence process, including visits to several Waste Industries facilities and further meetings with members of Waste Industries’ senior management. These meetings included discussions of further business and financial due diligence matters and updates to the financial models based on Waste Industries’ recently released third quarter 2007 financial results.

On October 31, 2007, the special committee met by telephone to receive an update from its advisors on their preliminary work in evaluating the proposed transaction. At that meeting, representatives from JPMorgan updated the special committee on the due diligence that they were conducting. Robinson Bradshaw also briefed the special committee on their initial analysis of the proposed merger agreement. The special committee discussed and asked questions of its advisors regarding various aspects of both the due diligence and proposed merger agreement terms.

On November 14, 2007, the special committee met with representatives of JPMorgan to review in detail JPMorgan’s preliminary valuation analyses of the proposed transaction. At the conclusion of this meeting, the special committee and its advisors agreed to conduct follow up due diligence on certain matters and to work on the outline of a response to the Investor Group’s initial proposal.

On November 19, 2007, the special committee met via telephone conference to discuss with representatives of JPMorgan and Robinson Bradshaw the terms of its proposed response to certain key terms of the Investor Group’s offer. As part of this discussion, the special committee discussed with representatives of JPMorgan a range of prices that, based upon JPMorgan’s preliminary analyses, might be fair, from a financial point of view, to the shareholders of Waste Industries as of that date. Based upon such discussions, the special committee determined, among other things, that it should counterpropose to the Investor Group that it increase the per share offer price to $41.00 in addition to changes to several other key terms in the proposed merger agreement, including, among other things, a nonwaivable condition to consummation of the merger that it be approved by a vote of a majority of the unaffiliated shares entitled to vote, which we refer to as the “majority of the minority” condition, and an enhancement of remedies for buyer’s breach of the merger agreement to include a reverse termination fee equal to 12.5% of equity value (as ultimately determined), supported by a meaningful guarantee from one or more creditworthy members of the Investor Group, plus the alternate remedy of specific performance. The special committee also instructed its advisors to inform the Investor Group that the special committee was prepared in short order to propose resolution of other remaining issues in the merger agreement via a full markup of the Investor Group’s initial draft. Shortly after this meeting, JPMorgan informed the Investor Group of the special committee’s counterproposal regarding price and other key terms and conditions of the merger agreement. Following subsequent discussions between representatives of the special committee and the Investor Group, Robinson Bradshaw delivered a full markup of the draft merger agreement to the Investor Group on November 28, 2007.

On November 27, 2007, representatives of JPMorgan met in person with representatives of the Investor Group’s two financial advisors, Macquarie Securities (USA) Inc., which we refer to as Macquarie Securities, and Goldman, Sachs & Co., which we refer to as GS, to discuss the rationale behind the special committee’s counteroffer price of $41.00 per share and JPMorgan’s related valuation analysis. During this meeting, representatives of GS and Macquarie Securities objected to the $41.00 counteroffer and stated it was far too high. Representatives of GS stated in this meeting that the assumptions underlying the $41.00 valuation were optimistic and assumed a best case scenario for Waste Industries’ future performance. However, in subsequent discussions with JPMorgan on November 30, 2007, GS indicated that the Investor Group would be willing to increase its offer price to $37.50, subject to numerous other conditions.

On the following day, December 1, 2007, the special committee convened a telephonic meeting to receive the report from JPMorgan regarding its discussions with representatives of GS. During this discussion, the special committee and its advisors discussed and weighed various considerations and risks in continuing to press for a price increase and other concessions, in light of the continuing instability in the credit markets and the risks inherent in delaying the possible execution of a definitive agreement. Following these discussions, the special committee determined that the Investor Group’s proposed counteroffer, including its indication of its willingness to increase its offer price to $37.50, remained insufficient, and authorized its representatives to continue to press the Investor Group on price, while also moving quickly to resolve the other outstanding issues. The special committee also discussed, and concluded, that at a sufficiently high price, it would be willing to compromise on other issues it perceived as particularly important to the Investor Group, such as the exclusion of the “majority of the minority” condition. At the conclusion of this meeting, the special committee’s advisors were directed to follow up with the Investor Group’s advisors on various issues with a view toward enabling the special committee to make a new counterproposal to the Investor Group as quickly as possible.

During the week of December 3, 2007, representatives of the parties continued to have discussions regarding various terms of the proposed transaction. Also, on December 3, counsel to the Investor Group submitted a revised draft merger agreement to the special committee and its advisors. The special committee met by telephone on December 4, 2007. After extensive discussion of the Investor Group’s counterproposal and the latest status of negotiations on other terms of the merger agreement, the special committee authorized JPMorgan to present a package of proposed compromise points on various key issues, including an increase in the purchase price to $38.00 per share in exchange for elimination of the “majority of the minority” condition and certain other conditions.

Robinson Bradshaw then presented a second complete markup of the merger agreement to the Investor Group on December 7, 2007 and on December 10, 2007 continued negotiating the terms of the definitive merger agreement with Weil Gotshal. The special committee met by telephone on December 11, 2007 to discuss in detail the remaining points of disagreement, and authorized counsel to continue to negotiate those points with Weil Gotshal.

The special committee met via telephone on December 14, 2007 to discuss remaining issues on the merger agreement. Robinson Bradshaw reported on the progress in negotiations with the Investor Group’s counsel. JPMorgan also reported that the Investor Group had indicated a willingness to increase its offer price to $38.00, contingent upon no “majority of the minority” condition, respective company and buyer breakup fees of 3.5% and 5.5% of equity value, and several other concessions. Robinson Bradshaw also discussed with the special committee the proposed terms of, and status of negotiations regarding, the Investor Group’s guarantee of Parent and Merger Sub’s obligations under the merger agreement to pay the reverse break-up fee. The special committee instructed Robinson Bradshaw to continue negotiating all additional outstanding issues on the merger agreement and guarantee.

Negotiations between the parties continued throughout the weekend of December 15-16, 2007. On December 15, 2007, the special committee met by telephone to discuss the status of negotiations and the remaining outstanding issues on the transaction documents. On December 16, 2007, the special committee held a special meeting with representatives of Robinson Bradshaw and JPMorgan by teleconference to review the final proposed terms of the revised merger agreement and guarantee. Representatives of Robinson Bradshaw then made a presentation to the special committee regarding the key terms of the proposed revised merger agreement, and informed the special committee that the merger documents, including the merger agreement and the guarantee, were substantively complete and in a form satisfactory to Robinson Bradshaw. At this meeting, JPMorgan made a presentation that covered, among other things, the historical and projected financial performance of Waste Industries and the historical trading prices of Waste Industries common stock. After its presentation, JPMorgan rendered to the special committee its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the $38.00 per share merger consideration to be received in the merger by the unaffiliated shareholders of Waste Industries was fair, from a financial point of view, to these shareholders. With the benefit of these presentations and advice, the special committee unanimously determined that the merger agreement was fair to and in the best interests of Waste Industries’ unaffiliated shareholders and resolved to recommend that the board of directors declare the advisability of, and adopt and approve, the merger, the merger agreement and the transactions contemplated thereby and that the board recommend for approval by Waste Industries’ shareholders the merger and the merger agreement.

Although a full meeting of the Waste Industries board of directors had been scheduled for Sunday afternoon, December 16, 2007 to permit the full board of directors to receive the recommendation of the special committee and consider approval and adoption of the merger agreement and related transactions, this meeting was postponed until 3:15 p.m. the next day, December 17, at the request of Messrs. Poole and Perry to enable them to complete a due diligence review of the merger agreement and related company disclosure letter in light of certain representations they had agreed to provide the special committee regarding the material accuracy of Waste Industries’ representations and warranties set forth in the merger agreement. On December 17, 2007, the special committee reconvened, and after confirming with its advisors that no material developments had occurred overnight that would affect the fairness opinion of JPMorgan, or otherwise give reason for the special committee to rescind any of its approvals or recommendations of the previous day, the special committee reaffirmed its determinations and recommendations of the previous day regarding the merger, merger agreement and related transactions. The full text of the written opinion of JPMorgan delivered on December 17, 2007, is attached as Appendix B to this proxy statement. The full board of directors, including Messrs. Poole and Perry, then convened a meeting with representatives of Wyrick Robbins, Robinson Bradshaw and JPMorgan. The legal counsels reviewed again with all directors their fiduciary duties and the final terms of the proposed transaction documents. JPMorgan then presented, for the benefit of the full board, a summary of its analyses in support of its fairness opinion. Following these presentations and discussions, the board of directors, with Messrs. Poole and Perry abstaining, then adopted and approved the merger agreement and merger, resolved to recommend and submit the merger agreement and merger for adoption and approval by the shareholders, and authorized other actions to promote and facilitate the consummation of the merger. See “—Reasons for Recommending Approval of the Merger” for a description of the resolutions of Waste Industries’ board of directors at this meeting. The merger agreement was executed thereafter.

On the morning of December 18, 2007, prior to the opening of the NASDAQ Global Market, Waste Industries issued a press release announcing that it had entered into a definitive agreement with the Investor

Group pursuant to which the Investor Group agreed to acquire all of the company’s outstanding shares for $38.00 per share in cash.

On December 19, 2007, a putative shareholder class action complaint related to the merger agreement was filed by a purported shareholder of Waste Industries in the Superior Court of Wake County, North Carolina. The lawsuit alleges that the Waste Industries’ directors breached their fiduciary duties to Waste Industries’ shareholders by, among other things, engaging in improper, unfair dealing and wrongful and coercive conduct in approving the merger agreement. The lawsuit seeks to enjoin the proposed merger, as well as to recover costs and disbursements related to the lawsuit, including attorneys and financial expert fees, and other unspecified relief. Waste Industries believes the complaint is without merit. On January 31, 2008, the plaintiff filed a voluntary dismissal which sought to dismiss all claims asserted in the complaint without prejudice. However, because a putative class action may not be dismissed without approval of the court, the voluntary dismissal filed by plaintiff on January 31, 2008 is moot. On February 12, 2008, the parties submitted a proposed stipulation and order of voluntary dismissal to the court for consideration. On February 22, 2008, the court sent a notice of hearing to advise that at 11:00 a.m. on March 11, 2008, it will hear the parties on the proposed stipulation and order of dismissal. See “—Certain Legal Matter—Certain Litigation.”

Recommendations of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger

The Special Committee

The special committee, by unanimous vote at a meeting held on December 16, 2007, and after advice from its legal counsel and a presentation by its financial advisor, determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the unaffiliated shareholders of Waste Industries. In addition, at the December 16, 2007 meeting, the special committee recommended unanimously that the board of directors (1) adopt and approve the merger agreement and the consummation of the transactions contemplated thereby, and (2) recommend that the holders of shares of Waste Industries common stock vote in favor of adoption and approval of the merger and the merger agreement.

In determining that the merger agreement is advisable and fair to and in the best interests of unaffiliated shareholders of Waste Industries common stock and recommending the adoption and approval of the merger and the merger agreement to Waste Industries’ board of directors on December 16, 2007, the special committee considered a number of factors. The material factors are summarized below.

The special committee viewed the following factors as being generally positive or favorable in coming to its determination and recommendation:

1. The merger would provide the holders of Waste Industries common stock with cash consideration of $38.00 per share, a price the special committee viewed as fair in light of Waste Industries’ historical and projected financial performance and historical trading prices of Waste Industries’ stock. In this regard, the special committee considered that:

•

$38.00 per share represents a 33.5% premium over the closing stock price on October 22, 2007, the last trading day before the public announcement of the Investor Group’s initial offer of $36.75 per share on October 22, 2007 after market close, and 3.4% above that initial offer;

•

$38.00 per share is 6.9% higher than the all-time highest closing price at which Waste Industries common stock has ever traded prior to such announcement, which was $35.55 on July 20, 2007, and represents a 53.3% premium to the lowest closing price of the common stock during the 52-week period preceding such announcement, which was $24.78 on February 23, 2007; and

•	$38.00 per share is within, or above, the valuation ranges implied by the analyses of the value of Waste Industries performed by the special committee’s independent financial advisor, JPMorgan.

2. The opinion received by the special committee from its financial advisor, JPMorgan, delivered orally at the special committee meeting on December 16, 2007 and subsequently confirmed in writing on December 17, 2007, to the effect that as of the date thereof, the $38.00 cash merger consideration to be received by the unaffiliated shareholders of Waste Industries pursuant to the merger agreement, was fair, from a financial point of view, to those holders.

3. The special committee’s belief that it was unlikely that an alternative transaction with a third party could be consummated at this time in light of (i) the consistent statements of the Poole/Perry Investors, who collectively own approximately 51% of Waste Industries’ common stock, that they, as shareholders, were unwilling to entertain offers to sell their shares to a third party buyer and (ii) the entry by the Poole/Perry Investors into the support agreement with the other members of the Investor Group, pursuant to which they agreed with the other members of the Investor Group to vote their shares in favor of the merger and oppose, in their capacity as shareholders and not directors or officers of Waste Industries, any alternative transaction involving a sale of Waste Industries for a period of 18 months after October 22, 2007, which support agreement was provided to the special committee of Waste Industries on October 22, 2007, along with the Investor Group offer.

4. The special committee’s belief that the $38.00 per share cash merger consideration represented the highest per-share consideration that could be negotiated with the Investor Group in light of (i) the premium and valuation comparisons reviewed and considered by the special committee, (ii) the position of the Poole/Perry Investors, as described above, that made it unlikely that a transaction with a third party could be consummated, (iii) the deteriorating conditions in the corporate credit markets and their impact on the Investor Group’s cost of capital, (iv) discussions between the special committee and its financial advisor, JPMorgan, and (v) the outcome of extensive negotiations regarding price between the special committee and the Investor Group.

5. The terms of the merger agreement, principally:

•	that the obtaining of financing is not a condition to Parent’s and Merger Sub’s obligation to close the merger;

•

that the merger agreement provides for the payment by Parent to Waste Industries of a reverse break-up fee of $29,900,556 in the event Parent breaches the merger agreement which causes a failure of a closing condition to be satisfied, which fee is guaranteed severally by MIP, Goldman Sachs, and the Poole/Perry Investors, including Lonnie C. Poole, Jr. and Jim W. Perry;

•

that the merger agreement allows the special committee or the board of directors to change or withdraw its recommendation in favor of the merger and terminate the merger agreement if a superior proposal is received from a third party and the special committee determines that the failure to so change or withdraw its recommendation would be inconsistent with the exercise of its fiduciary duties under applicable law; and

•

that the merger agreement allows Waste Industries an opportunity to respond to certain unsolicited third-party acquisition proposals if the special committee determines that the failure to do so would be inconsistent with the exercise of its fiduciary duties under applicable law.

6. Holders of Waste Industries common stock that do not vote in favor of the merger or otherwise waive their dissenters’ rights have been granted the right by Waste Industries’ board of directors pursuant to the merger agreement, even though not otherwise required by North Carolina law, to demand other consideration, and a judicial appraisal of the “fair value” of their shares under Article 13 of the North Carolina Business Corporation Act as described under “—Dissenters’ Rights of Shareholders,” which rights would not otherwise be available to such shareholders.

7. The opportunity for the holders of Waste Industries common stock to receive cash for their shares of Waste Industries common stock, which has historically been characterized by small public float and limited trading volume that has resulted in undesirable price volatility.

The special committee considered the following factors to be generally negative or unfavorable in making its determination and recommendation:

1. Waste Industries’ shareholders, with the exception of the Poole/Perry Investors and certain employees of Waste Industries, will have no ongoing equity participation in Waste Industries following the merger and such shareholders will cease to participate in Waste Industries’ future earnings or growth, if any, or to benefit from increases, if any, in the value of Waste Industries’ stock and will not participate in any potential future sale of Waste Industries to a third party or any potential recapitalization of Waste Industries which could include a dividend to shareholders.

2. Based on (i) the consistent statements of the Poole/Perry Investors, who collectively own approximately 51% of Waste Industries’ common stock, that they, as shareholders, were unwilling to entertain offers to sell their common stock to a third party buyer and (ii) the entry of the Poole/Perry Investors into the support agreement, pursuant to which they agreed with the other members of the Investor Group to vote their shares in favor of the merger and oppose, in their capacity as shareholders and not as directors or officers of Waste Industries, any alternative transaction involving a sale of Waste Industries for a period of 18 months after October 22, 2007, there was no meaningful purpose to be served in contacting prospectively interested third parties that might otherwise consider an acquisition of Waste Industries. Accordingly, the special committee did not direct JPMorgan to solicit competing bids or explore alternative transactions; it did, however, instruct JPMorgan to follow up on any inquiries or indications of interest that might be received following the public announcement on October 23, 2007 of the Investor Group’s initial proposal. The special committee believes that its view of the futility of any solicitation efforts was confirmed by the fact that, during the nearly two-month period preceding the execution of the merger agreement during which the Investor Group’s October 22, 2007 proposal to acquire Waste Industries was publicly known, the special committee and its advisors received preliminary contacts from only four parties expressing any potential interest in pursuing a transaction with Waste Industries, and received no written offers or indications of interest in response to invitations to these parties to submit such a written proposal if they so desired. Thus, although the special committee recognized that it was possible that a sale process open to all possible bidders might result in a higher sale price than the cash consideration payable in the merger, it believed that the realities of the situation, in light of the aforementioned statements of the Poole/Perry Investors and their obligations under the support agreement, precluded such a sale process.

3. The possibility that the Investor Group could sell some or all of the Surviving Corporation or its assets to one or more purchasers at a valuation higher than that available in the merger.

4. The absence of a “majority of the minority” approval condition, in light of the Poole/Perry Investors’ control of approximately 51% of the common stock, which the special committee weighed in light of the Investor Group’s consistently articulated resistance to this condition, based on the potential execution risk to consummation of the merger represented by such a provision, and the adequacy of a voluntary grant of dissenters’ rights in lieu thereof, and the special committee’s belief that it was appropriate to concede on this point in exchange for a sufficiently high price that would benefit all unaffiliated shareholders.

Although the special committee was aware of, and sensitive to, the possibility that the Poole/Perry Investors had access to confidential information regarding Waste Industries’ business, financial condition or prospects through their positions as executive officers of Waste Industries, the special committee did not believe that this factor had a material effect on the outcome of negotiations or the fairness of the transaction. With regard to the preparation of the preliminary 2008 budget, the special committee believes that management was generally following the process it typically followed regarding the preparation of its annual “bottom up” budget, which typically would not be presented for review by the directors until the first board meeting of the new year, and management was forthcoming and cooperative regarding the preliminary 2008 budget when the special committee became aware of its compilation.

The special committee did not believe that the joinder with, or participation in, the Investor Group of Messrs. Lonnie C. Poole, Jr., Jim Perry and Lonnie C. (Ven) Poole, III impaired the ability of these executive officers to perform their duties on behalf of Waste Industries or otherwise posed a material risk to the business interests of Waste Industries. Because these individuals would potentially, as members of the Investor Group, increase their relative ownership stake in, and invest additional capital in, Waste Industries, the special committee did not believe that this potential interest would conflict with the interest of these executive officers in continuing to promote the success of the business. In addition, because these individuals would be selling a significant amount of their Waste Industries stock to MIP Waste Holding, L.P. and Goldman Sachs and be receiving rollover investment credit at the same $38.00 per share price as would be paid to Waste Industries’ unaffiliated shareholders, the special committee believed that these officers had financial incentives to continue operating the business in a manner that would produce an attractive offer price for Waste Industries’ common stock.

The foregoing discussion of the information and factors considered by the special committee is not intended to be exhaustive, but includes the material factors considered by the special committee. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the special committee may have given differing weights to different factors. On balance, the special committee believed that the positive factors discussed above outweighed the negative factors discussed above.

The special committee adopted the analysis and opinion of JPMorgan, among other factors it considered, in reaching its determination regarding the fairness of the merger agreement and the transactions contemplated by the merger agreement. In determining the fairness of the merger to Waste Industries’ unaffiliated shareholders, the special committee considered the previous letter it had received from a potential strategic buyer, dated June 30, 2007, expressing an interest in pursuing a possible acquisition of Waste Industries at a cash price of $36.00 per share, to be of some, but limited relevance, in light of the preliminary nature of the proposal and Waste Industries’ rejection of the proposal prior to any due diligence or negotiations in light of the confirmations of Mr. Poole and Mr. Perry that they, in their capacity as shareholders and not as directors, would not support the transaction. The special committee did not consider liquidation value in determining the fairness of the merger to Waste Industries’ unaffiliated shareholders because of its belief, after consultation with its financial advisor, that liquidation value does not present a meaningful valuation for Waste Industries and its business as Waste Industries’ value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation. Accordingly, the valuation analyses presented by JPMorgan to the special committee, as described below in “—Opinion of Financial Advisor” were based on the operation of Waste Industries as a continuing business, and, to that extent, such analyses could be characterized as forms of going concern valuations. The special committee also did not consider net book value in determining the fairness of the merger to Waste Industries’ unaffiliated shareholders because of its belief, after consultation with its financial advisor, that net book value does not present a meaningful valuation for Waste Industries and its business as Waste Industries’ value is derived from the cash flows generated from its continuing operations. The special committee did not consider purchase prices paid by the Investor Group Schedule 13E-3 Filing Persons during the previous two years in determining the fairness of the merger to Waste Industries’ unaffiliated shareholders because there were no purchasers other than through the exercise of stock options, which were at a predetermined exercise price.

In considering the appropriateness and timing of approving the going private transaction between Waste Industries and the Investor Group, the special committee considered the following factors:

•	Waste Industries’ outside directors had, at various times over the preceding three years, considered alternatives for maximizing shareholder value;

•

Based on the recently stated positions of Mr. Poole and Mr. Perry, as shareholders, that they would not support a sale of Waste Industries to a third party, the only alternatives realistically available for consideration by the special committee were a sale transaction to a group led or supported by Mr. Poole and Mr. Perry or a “stay the course” approach;

•

Although Waste Industries’ financial performance over the last several years has been generally positive, execution of a successful “stay the course” approach that would deliver superior long-term value to Waste Industries’ unaffiliated shareholders entails numerous risks and uncertainties, including:

•	whether Waste Industries can continue successfully executing its acquisition strategy;

•	potential management succession issues;

•	business challenges based on Waste Industries’ relatively low internalization rate compared to its competitors;

•	persistently low trading volume and low public float in Waste Industries’ common stock, notwithstanding positive financial performance.

In light of these considerations, the special committee believed that a sale of Waste Industries to the Investor Group in a going private transaction at the ultimately agreed offer price of $38.00 per share represented the best available alternative to Waste Industries’ unaffiliated shareholders in light of the limited options, inherent uncertainties in attempting to execute a successful “stay the course” strategy, and uncertainties regarding whether, even if such a strategy were partially or wholly successful, Waste Industries’ unaffiliated shareholders would be able to realize commensurate gains in share value in light of the challenges posed by Waste Industries’ business and stock trading profile.

The special committee believes that, despite the absence of a “majority of the minority” approval condition, sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of Waste Industries’ unaffiliated shareholders, each of which the special committee believes supports its decision and provides assurance of the fairness of the merger to Waste Industries’ unaffiliated shareholders. The special committee believes that the process it followed in making its determination and recommendation with respect to the merger agreement was fair because:

1. The special committee consists solely of directors who are not officers or controlling shareholders of Waste Industries, or affiliated with members of the Poole or Perry families, any other Poole/Perry Investors or other senior management members of Waste Industries, and who do not otherwise have a conflict of interest or lack independence with respect to the merger.

2. The members of the special committee will not personally benefit from the completion of the merger in a manner different from Waste Industries’ unaffiliated shareholders.

3. The special committee retained and was advised by Robinson Bradshaw, its independent legal counsel.

4. The special committee retained and was advised by JPMorgan, its independent financial advisor. JPMorgan assisted the special committee in its review and negotiation of the proposal and the special committee’s evaluation of the fairness of the $38.00 per share cash merger consideration to the unaffiliated shareholders of Waste Industries pursuant to the merger agreement.

5. The resolutions establishing the special committee provided that the board of directors would not approve or recommend to the Waste Industries shareholders any transaction involving the Poole/Perry Investors or any affiliate thereof that was not approved by the special committee.

6. The special committee was involved in extensive deliberations since the time of the submission of the Investor Group proposal on October 22, 2007 until the execution of the merger agreement and was provided with full access to Waste Industries’ management and documentation in connection with the due diligence conducted by its advisors.

7. The special committee, with the assistance of its legal and financial advisors, extensively negotiated with the Investor Group and its representatives.

8. The special committee acted diligently in discharging its responsibilities, meeting on 16 separate occasions prior to execution of the merger agreement to consider matters related to its assignment.

9. The merger agreement allows the special committee or the board of directors to entertain unsolicited proposals from third parties and to change or withdraw its recommendation in favor of the merger and terminate the merger agreement if a superior proposal is received from a third party and the special committee determines that the failure to so change or withdraw its recommendation would be inconsistent with the exercise of its fiduciary duties under applicable law.

10. As permitted by the merger agreement, the board of directors of Waste Industries has granted Waste Industries’ unaffiliated shareholders the right to dissent from the merger and to demand judicial appraisal of the “fair value” of their shares under North Carolina law even though this right would not otherwise be available to the shareholders under North Carolina law. See “—Dissenters’ Rights of Shareholders.”

The Board of Directors

Waste Industries’ board of directors consists of five directors, two of whom, Lonnie C. Poole, Jr. and Jim W. Perry, have interests in the merger different from the interests of Waste Industries’ unaffiliated shareholders generally. Because of these actual and potential conflicts, the board of directors established the special committee, comprised of the three independent directors, to review, evaluate and make recommendations to the board of directors regarding the Investor Group’s proposal. On December 17, 2007, Waste Industries’ board of directors met to consider the report and recommendation of the special committee. On the basis of the special committee’s recommendation and the other factors described below, Waste Industries’ board of directors, with Mr. Poole and Mr. Perry abstaining, unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of the unaffiliated shareholders of Waste Industries, and (2) recommended that Waste Industries’ shareholders vote to adopt and approve the merger and the merger agreement.

In determining that the merger and the merger agreement are advisable and fair to and in the best interests of the unaffiliated shareholders of Waste Industries and adopting and approving the merger agreement and the transactions contemplated thereby, including the merger, and recommending that Waste Industries’ shareholders vote for the adoption and approval of the merger agreement and the merger, the board of directors considered a number of factors, including the following material factors:

1. The determination and recommendation of the special committee and the factors considered by the special committee, described above under “—The Special Committee,” which the board of directors adopted in determining that the merger agreement and the merger are advisable, fair to and in the best interests of the unaffiliated shareholders of Waste Industries.

2. The opinion received by the special committee from its financial advisor, JPMorgan, that was presented to the board of directors at its meeting on December 17, 2007, to the effect that the cash merger consideration of $38.00 per share to be received by the unaffiliated shareholders of Waste Industries pursuant to the merger agreement, was fair, from a financial point of view, to those shareholders.

3. The merger would provide the unaffiliated holders of Waste Industries common stock with cash consideration of $38.00 per share. In this regard, the board of directors considered that:

•

$38.00 per share represents a 33.5% premium over the closing stock price on October 22, 2007, the last trading day before the Investor Group’s initial offer of $36.75 per share on October 22, 2007 after market close, and 3.4% above that initial offer;

•

$38.00 per share is 6.9% higher than the all-time highest closing price at which Waste Industries common stock has ever traded prior to such announcement, which was $35.55 on July 20, 2007, and represents a 53.3% premium to the lowest closing price of the common stock during the 52-week period preceding such announcement, which was $24.78 on February 23, 2007; and

•	$38.00 per share is within, or above, the valuation ranges implied by the analyses of JPMorgan of the value of Waste Industries.

4. The fact that the merger consideration and the other terms of the merger agreement resulted from extensive negotiations between the special committee and the Investor Group and the board of directors’ belief that $38.00 per share in cash for each share of Waste Industries common stock represented the highest per-share consideration that could be negotiated under the circumstances.

5. Based on (i) the consistent statements of the Poole/Perry Investors, who collectively own approximately 51% of Waste Industries’ common stock, that they, as shareholders, were unwilling to entertain offers to sell their common stock to a third party buyer and (ii) the entry of the Poole/Perry Investors into the support agreement, pursuant to which they agreed with the other members of the Investor Group to vote their shares in favor of the merger and oppose, in their capacity as shareholders and not as directors or officers of Waste Industries, any alternative transaction involving a sale of Waste Industries for a period of 18 months after October 22, 2007, there was no meaningful purpose to be served in contacting prospectively interested third parties that might otherwise consider an acquisition of Waste Industries, and the unaffiliated shareholders would be unlikely to receive change of control value for their shares from an alternative proposal for the foreseeable future. Thus, although the board of directors recognized that it was possible that a sale process open to all possible bidders might result in a higher sale price than the cash consideration payable in the merger, it believed that the realities of the situation, in light of the aforementioned statements of the Poole/Perry Investors and their obligations under the support agreement, precluded such a sale process.

6. The terms of the merger agreement, including the terms as described above under the factors that the special committee viewed as being generally positive or favorable.

The foregoing discussion of the information and factors considered by Waste Industries’ board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Waste Industries’ board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. On balance, Waste Industries’ board of directors believed that the positive factors discussed above outweigh negative factors it considered.

The board of directors did not consider liquidation value in determining the fairness of the merger to Waste Industries’ unaffiliated shareholders because of its belief, after considering the factors considered by the special committee, that liquidation value does not present a meaningful valuation for Waste Industries and its business as Waste Industries’ value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation. Accordingly, the valuation analyses presented by JPMorgan to the special committee and the board of directors, as described below in “— Opinion of Financial Advisor” were based on the operation of Waste Industries as a continuing business, and, to that extent, such analyses could be characterized as forms of going concern valuations. The board of directors also did not consider net book value in determining the fairness of the merger to Waste Industries’ unaffiliated shareholders because of its belief that net book value does not present a meaningful valuation for Waste Industries and its business as Waste Industries’ value is derived from the cash flows generated from its continuing operations.

The board of directors believes that the $38.00 merger consideration to be paid to Waste Industries’ unaffiliated shareholders is fair for the reasons discussed above, as well as the valuation analyses and opinion of the special committee’s financial advisor and the other factors considered by the special committee, which were adopted by the board of directors. The board of directors also believes that the process followed with respect to the merger agreement was procedurally fair to Waste Industries’ unaffiliated shareholders, despite the absence of a “majority of the minority” approval condition, for the reasons discussed above under “—Recommendations of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger—The Special Committee.”

Opinion of Financial Advisor

Opinion of JPMorgan

Pursuant to an engagement letter dated October 19, 2007, the special committee of the board of directors of Waste Industries retained JPMorgan as its financial advisor with respect to evaluating the offer made by the Investor Group to acquire the outstanding shares of common stock of Waste Industries.

At the meeting of the special committee of the board of directors of Waste Industries on December 16, 2007, JPMorgan rendered its oral opinion, subsequently confirmed in writing on December 17, 2007, to the special committee of the board of directors that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the cash consideration to be received by the unaffiliated shareholders of Waste Industries in the proposed merger was fair, from a financial point of view, to such shareholders.

The full text of the written opinion of JPMorgan dated December 17, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the opinion and review undertaken by JPMorgan in connection with rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. The Waste Industries’ shareholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the special committee of the board of directors, is directed only to the cash consideration to be received in the merger and does not constitute a recommendation to any shareholder of Waste Industries as to how such shareholder should vote at the Waste Industries special meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated December 15, 2007 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Waste Industries and the industry in which it operates;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Waste Industries with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Waste Industries’ common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Waste Industries relating to its business;

•	reviewed certain reports published by industry and equity analysts; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of Waste Industries and the Investor Group with respect to certain aspects of the merger, and the past and current business operations of Waste Industries, the financial condition and future prospects and operations of Waste Industries, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Waste Industries or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Waste Industries, Parent or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Waste Industries to which such analyses or forecasts related. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan on December 15, 2007. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Waste Industries.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the cash consideration to be received by the unaffiliated shareholders of Waste Industries in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any cash consideration received in connection with the merger by, the Investor Group, Parent, Merger Sub, any investor in Parent or Merger Sub or any of their respective affiliates participating in or acting with or on behalf of Parent or Merger Sub to effect the merger, the holders of any other class of securities, creditors or other constituencies of Waste Industries or the underlying decision by Waste Industries to engage in the merger. JPMorgan expressed no opinion as to the price at which Waste Industries’ common stock will trade at any future time, whether before or after the closing of the merger.

Financial Analyses of JPMorgan

In accordance with the customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses used by JPMorgan in connection with providing its opinion to the special committee. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. In order to fully understand the financial analyses used by JPMorgan, the tables must be read together with the text of the summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes and analyses underlying JPMorgan’s opinion.

Projections. The projections furnished to JPMorgan for Waste Industries, which we refer to as the November 2007 projections, were prepared in November 2007 by the management of Waste Industries. Waste Industries does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

Public Trading Multiples Analysis. Using publicly available information, JPMorgan compared selected financial and operating data of Waste Industries with similar data for selected publicly traded companies engaged in businesses which JPMorgan deemed to be relevant to Waste Industries’ business. The companies selected by JPMorgan included: Allied Waste, BFI Canada, Casella Waste, Republic Services, Waste Connections, Waste Management, Waste Services and WCA Waste.

These companies were selected, among other reasons, because they share similar business characteristics to Waste Industries based on operational characteristics and financial metrics on one hand, and because of their significant exposure to the solid waste collection and disposal industry in the United States, on the other hand. However, none of the companies selected is identical or directly comparable to Waste Industries. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each of the selected companies, JPMorgan calculated Firm Value divided by the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the calendar year ending December 31, 2008, which is referred to as Firm Value/EBITDA Multiple. For this analysis, Firm Value of a particular company was calculated as market value of that company’s common stock (as of December 14, 2007) plus the value of that company’s indebtedness, capital leases and minority interest and preferred stock, minus that company’s cash and cash equivalents, and marketable securities.

The following table reflects the ratios, Firm Value and public market multiples for each of the selected companies reviewed by JPMorgan:

Company	Market Price 12/14/07	% of 52-Week High	Firm Value(1)	EBITDA Multiple 2008E
Allied Waste	$11.13	78.9%	$11,244	6.4x
BFI Canada(2)	25.27	86.0%	2,475	8.1x
Casella Waste	13.44	83.0%	882	6.9x
Republic Services	31.62	90.3%	7,586	7.8x
Waste Connections	29.85	87.4%	2,763	8.5x
Waste Management	33.27	80.8%	25,045	6.7x
Waste Services	9.07	72.8%	847	6.6x
WCA Waste	6.62	71.2%	375	5.9x

(1)	Dollars in millions.

(2)	Converted at prevailing Canadian exchange rate as of December 14, 2007.

Based on the results of this analysis, JPMorgan applied a range of 6.0x to 8.0x Firm Value/EBITDA Multiples which, using Waste Industries’ estimates for calendar 2008 EBITDA, implied a range for Waste Industries’ common stock of $25.70 to $38.90 per share.

Selected Transaction Multiples Analysis. JPMorgan analyzed publicly available information regarding the following selected solid waste collection and disposal transactions:

Date announced	Target	Acquirer
Nov-06	Interstate Waste Services, Inc.	AIG Highstar Capital
Jun-06	Advanced Disposal Services	AIG Highstar Capital
Oct-05	North East Waste Services, Inc.	AIG Highstar Capital
Nov-04	IESI Corp.	BFI Canada Income Fund
Nov-03	Florida Recycling Services, Inc.	Capital Environmental Resource, Inc.
Jun-99	Superior Services, Inc.	Vivendi
Mar-99	Browning-Ferris Industries, Inc.	Allied Waste Industries, Inc.

These transactions were deemed to be most relevant in evaluating the merger in JPMorgan’s judgment. Over 15 other transactions were considered, but were not deemed to be relevant based on a variety of factors, including, among other things, the transaction date, transaction size, transaction terms, target geographic location and target operational characteristics and asset mix. JPMorgan selected change of control transactions involving commercial, industrial and residential solid waste services companies located in the U.S. and announced since 1999 with transaction values above $150 million.

For each of the selected transactions, JPMorgan calculated the transaction value divided by the latest 12 months EBITDA, or LTM EBITDA, which ratio is referred to as Transaction Value/LTM EBITDA Multiple.

This analysis resulted in a mean and median Transaction Value/LTM EBITDA Multiple of 9x rounded to the nearest whole number. Based on the results of this analysis, JPMorgan applied a range of 8.0x to 10.0x Transaction Value/LTM EBITDA Multiples which, using Waste Industries’ estimate for calendar 2007 EBITDA based on the November 2007 projections, implied a range for Waste Industries’ common stock of $33.50 to $44.70 per share.

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Waste Industries’ common stock. In conducting its analysis, at the direction of management, JPMorgan considered two projected financial cases: management projections without acquisitions and management projections including acquisitions. Each case was prepared by Waste Industries’ management, with the latter case assuming that Waste Industries would spend approximately $19 million for acquisitions at an average EBITDA multiple of 5.0x annually and that the businesses purchased would have similar annual growth rates to Waste Industries.

For both cases, JPMorgan calculated the unlevered free cash flows that Waste Industries is expected to generate during fiscal years 2008 through 2017, based upon the November 2007 projections prepared by the management of Waste Industries through 2011 and an extrapolation thereafter. JPMorgan also calculated a range of terminal asset values of Waste Industries at the end of the period ending December 31, 2017 by applying a perpetual growth rate ranging from 2.75% to 3.25%. The 5% organic growth rate for 2008 that was assumed in JPMorgan’s presentation to the special committee and the board of directors, and which is included as an exhibit to the Schedule 13E-3, reflects the 2.5% organic growth rate assumed by Waste Industries applied not only to realized 2007 revenues but also to carryover revenues from the acquisitions completed through June 2007, together with an additional 1.2% organic growth attributable to the assumed commencement of operations of Waste Industries’ Wake County landfill in the second quarter of 2008. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 8.75% to 9.75%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of Waste Industries. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Waste Industries’ estimated excess cash, option exercise proceeds and total debt balances using Waste Industries’ estimates for December 31, 2007. The forecasts and terminal values used by JPMorgan in the discounted cash flow analyses were based on financial projections and cash flow assumptions, including the November 2007 projections, prepared by, or reviewed and approved by, management of Waste Industries. Based on these assumptions, the discounted cash flow analysis implied a range for Waste Industries common stock of $28.80 to $44.20 per share.

Other Information. JPMorgan also reviewed the 52-week trading range of Waste Industries’ common stock. JPMorgan noted that historical stock trading is not a valuation methodology but was presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the summary above is identical to Waste Industries, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of Waste Industries. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Waste Industries and the transactions compared to the merger.

Fees Payable to and Prior Transactions with JPMorgan

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise the special committee with respect to the merger on the basis of such experience, its familiarity with Waste Industries and the industry in which it operates and its lack of prior relationships with Waste Industries.

For services rendered in connection with the proposed merger, Waste Industries has paid JPMorgan a fee of $1.0 million to date and will pay JPMorgan an additional fee in the amount of approximately $3.7 million upon consummation of the merger. In addition, Waste Industries has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws. If Waste Industries receives a termination fee from Parent or from any other source as a result of the merger or any other transaction not being consummated, Waste Industries must pay JPMorgan 25% of such fee, which fee will not exceed the transaction fee that would have been payable to JPMorgan had the merger closed, and which fee will be reduced by the $1.0 million fee paid upon delivery of JPMorgan’s opinion. In addition, JPMorgan will be entitled to fees for any transaction involving the acquisition of Waste Industries consummated during the term of its engagement or 12 months after its expiration or termination. The engagement runs for 12 months from the effective date of the engagement letter, which is October 19, 2007.

JPMorgan and its affiliates have performed in the past, and may continue to perform, certain financial advisory, financing and other investment banking and commercial banking services for one or more affiliates of the Investor Group, all for customary compensation. Such past services for affiliates of the Investor Group have included: (i) acted as lead arranger and sole syndication agent on the Goldman Sachs Capital Partners V investment fund financing in 2005; (ii) acted as lead arranger and sole bookrunner on the GS Capital Partners V investment fund financing in 2006; (iii) acted as joint lead arranger and sole syndication agent on the Goldman Sachs Capital Partners VI investment fund financing in 2007; (iv) acted as lead arranger and sole syndication agent on the Goldman Sachs Mezzanine Partners 2006 investment fund financing in 2006; (v) acted as lead arranger and sole syndication agent on the Goldman Sachs Direct Mezzanine Partners 2006 investment fund financing in 2006; (vi) acted as administrative agent and arranger on the Goldman Sachs Mezzanine Partners 2006 warehouse issuance in 2007; (vii) acted as structuring agent on the Goldman Sachs Mezzanine Partners

2006 financing in 2007; (viii) acted as lead arranger and underwriter for Macquarie Group Limited’s syndicated bank facilities in 2007; (ix) acted as joint lead manager in Macquarie Group Limited’s equity private placement in 2006; and (x) acted as joint lead manager in Macquarie Group Limited’s equity private placement in 2007. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Waste Industries or securities of one or more affiliates of the Investor Group for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Position of Investor Group Schedule 13E-3 Filing Persons as to the Fairness of the Merger

Under SEC rules, members of the Investor Group that are filing persons in the Schedule 13E-3, Parent, Marlin MidCo Inc. (a subsidiary of Parent and indirect holding company of Merger Sub, which we refer to as MidCo) and Merger Sub, whom we refer to collectively as the Investor Group Schedule 13E-3 Filing Persons, are required to provide certain information regarding their position as to the substantive and procedural fairness of the merger to the common shareholders of Waste Industries (other than Merger Sub, which will own shares prior to the merger currently owned by the Poole/Perry Investors and certain employees of Waste Industries). The Investor Group Schedule 13E-3 Filing Persons are making the statements included in this section solely for purposes of complying with such requirements. The Investor Group Schedule 13E-3 Filing Persons’ views as to the fairness of the merger should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to adopt and approve the merger agreement.

Waste Industries’ board of directors established a special committee of independent directors to negotiate with the Investor Group the terms of the merger agreement, with the assistance of the special committee’s independent financial and legal advisors. Accordingly, the Investor Group Schedule 13E-3 Filing Persons did not undertake an independent evaluation of the merger or engage a financial advisor for that purpose. Except for Lonnie C. Poole, Jr. and Jim W. Perry, both of whom are directors of Waste Industries, the Investor Group Schedule 13E-3 Filing Persons did not participate in the deliberations of Waste Industries’ board of directors or its special committee regarding, and did not receive advice from the special committee’s legal or financial advisors as to, the fairness of the merger. The Investor Group engaged Macquarie Securities and GS as its financial advisors to provide certain financial advisory services with respect to the Investor Group proposal. Neither Macquarie Securities nor GS provided an opinion with respect to the fairness of the merger or the merger consideration. The Investor Group Schedule 13E-3 Filing Persons believe that the proposed merger consideration is substantively fair to the unaffiliated shareholders of Waste Industries common stock based on the following factors:

•

The $38.00 per share consideration to be paid to Waste Industries’ unaffiliated shareholders represents a 33.5% premium over the reported closing sale price of $28.47 of Waste Industries common stock on the Nasdaq Global Market on October 22, 2007, the last trading day prior to the public announcement of the Investor Group’s proposal of the merger, and a 3.4% premium over the initial $36.75 per share offer by the Investor group.

•

The $38.00 per share consideration is 6.9% higher than the all-time highest closing price at which Waste Industries common stock has ever traded prior to such announcement, which was $35.55 on July 20, 2007, and represents a 53.3% premium to the lowest closing price of the common stock during the 52-week period preceding such announcement, which was $24.78 on February 23, 2007.

•	The consideration to be paid to the unaffiliated shareholders in the merger is all cash, thus eliminating any uncertainty in valuing the consideration to be received by such shareholders.

•	The merger will provide liquidity for the unaffiliated shareholders without incurring brokerage and other costs typically associated with market sales.

•	There are no unusual requirements or conditions to the merger, and Parent has received commitment letters covering the financing necessary to consummate the merger, each increasing the likelihood that the merger will be consummated and that the consideration to be paid to the unaffiliated shareholders in the merger will be received.

The Investor Group Schedule 13E-3 Filing Persons believe that the merger is procedurally fair to the unaffiliated shareholders of Waste Industries based on the following factors, including the factors considered by, and the findings of, the special committee and the board of directors with respect to the fairness of the merger, which the Investor Group Schedule 13E-3 Filing Persons adopt:

•

Waste Industries’ board of directors established a special committee of independent directors to negotiate with the Investor Group, which consists of directors who are not officers, employees or controlling shareholders of Waste Industries, or affiliated with the Investor Group. The Investor Group Schedule 13E-3 Filing Persons believe that the special committee was therefore able to negotiate a merger agreement, which the special committee believes to be fair to, and in the best interests of the unaffiliated shareholders of Waste Industries without the potential conflicts of interest that the foregoing relationships otherwise would have presented.

•	The special committee retained its own legal advisor, Robinson Bradshaw, which in the special committee’s view had no relationship that would compromise its independence.

•	The special committee retained its own financial advisor, JPMorgan, which, in the special committee’s view, had no relationship that would compromise its independence.

•

The special committee and its advisors conducted an extensive due diligence investigation of Waste Industries before commencing negotiations, which the Investor Group Schedule 13E-3 Filing Persons believe provided the special committee and its advisors with the information necessary to effectively negotiate a merger agreement, which the special committee believes to be fair to, and in the best interests of the unaffiliated shareholders.

•	The special committee had the authority to reject the transaction proposed by the Investor Group, and in fact rejected the October 22, 2007 proposal by the Investor Group on November 19, 2007.

•	The Investor Group did not participate in or have any influence over the conclusions reached by the special committee or the negotiating positions of the special committee.

•

The merger was approved unanimously by the special committee, which determined that the merger and the merger agreement are advisable and fair to and in the best interests of the unaffiliated shareholders of Waste Industries common stock.

•	The board of directors, with Mr. Poole and Mr. Perry abstaining, recommended unanimously that the shareholders vote to adopt and approve the merger agreement and the merger.

•

The special committee received an opinion from JPMorgan to the effect that, as of the date of the opinion and based upon and subject to the assumptions and limitations set forth therein, the cash merger consideration of $38.00 per share to be received by the unaffiliated shareholders of Waste Industries pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. JPMorgan’s opinion is attached to this proxy statement as Appendix B.

•

The merger consideration and other terms and conditions of the merger agreement were the result of extensive negotiations between Parent and the special committee and their respective financial and legal advisors.

•

The Poole/Perry Investors and any additional Waste Industries employees who become owners of Parent or MidCo will receive cash or equivalently-valued securities in exchange for such shares at the same per share cash merger consideration of $38.00 to be received by the unaffiliated shareholders of Waste Industries.

•

The merger agreement allows the special committee or the board of directors to entertain unsolicited proposals from third parties and to change or withdraw its recommendation in favor of the merger and terminate the merger agreement if a superior proposal is received from a third party and the special committee determines that the failure to so change or withdraw its recommendation would be inconsistent with the exercise of its fiduciary duties under applicable law.

•

If Waste Industries were to change or withdraw its recommendation as described above, the Poole/Perry Investors would not be required by the support agreement to vote in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby.

•

The special committee was deliberate in its process, taking approximately eight weeks to analyze and evaluate the Investor Group’s proposal and to negotiate with the Investor Group the terms of the proposed merger, ultimately resulting in an approximately 3.4% increase in the merger consideration to be paid in connection with the merger over that initially proposed by the Investor Group.

•

As permitted by the merger agreement, the board of directors of Waste Industries has granted Waste Industries’ unaffiliated shareholders the right to dissent from the merger and to demand judicial appraisal of the “fair value” of their shares under North Carolina law even though this right would not otherwise be available to the shareholders under North Carolina law. See “—Dissenters’ Rights of Shareholders.”

The Investor Group Schedule 13E-3 Filing Persons believe the merger is procedurally and substantively fair to the unaffiliated shareholders, despite the fact that the merger agreement does not contain a majority of minority voting provision, for the reasons cited above, and in particular:

•	the ability of Waste Industries to change its recommendation in favor of the merger and terminate the merger agreement under the circumstances described above;

•

the fact that the support agreement does not require the Poole/Perry Investors to vote in favor of the adoption of the merger if the board changes or withdraws its recommendation in favor of the merger; and

•

the right granted by Waste Industries to its shareholders to dissent from the merger and to demand judicial appraisal of the “fair value” of their shares, even though there was no legal requirement to do so.

The Investor Group Schedule 13E-3 Filing Persons considered the historical and current stock price of Waste Industries and analyzed the value of the company based on its operation as a continuing business, and, to that extent, such analyses could be characterized as forms of going concern valuations. The Investor Group Schedule 13E-3 Filing Persons did not consider Waste Industries’ net book value or liquidation value in their evaluation of the fairness of the merger to the unaffiliated shareholders of Waste Industries because the Investor Group Schedule 13E-3 Filing Persons did not believe that Waste Industries’ net book value or liquidation value were material or relevant to a determination of the substantive fairness of the merger. The Investor Group Schedule 13E-3 Filing Persons did not believe that Waste Industries’ net book value was material to their conclusion regarding the substantive fairness of the merger because, in their view, net book value is not indicative of Waste Industries’ market value since it is a purely historical measurement of financial position in accordance with U.S. generally accepted principles, or GAAP, and is not forward-looking or wholly based on fair value. The Investor Group Schedule 13E-3 Filing Persons did not consider the liquidation value of Waste Industries because of their belief that liquidation value does not present a meaningful valuation for Waste Industries and its business as Waste Industries value is derived from cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation. Although certain members of the Investor Group Schedule 13E-3 Filing Persons were aware of the letter the special committee received from a potential strategic buyer, dated June 30, 2007, expressing an interest in pursuing a possible acquisition of Waste Industries at a cash price of $36.00 per share, other members of the Investor Group were not aware of it and, in light of that fact, the Investor Group Schedule 13E-3 Filing Persons did not consider the offer in its valuation of Waste Industries. The Investor Group Schedule 13E-3 Filing Persons did not consider purchase prices paid by the Investor Group Schedule 13E-3 Filing Persons during the previous two years in determining the fairness of the merger to Waste Industries’ unaffiliated shareholders because there were no purchases other than through the exercise of stock options, which were at a predetermined exercise price.

The Investor Group Schedule 13E-3 Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

Presentation to the Special Committee by the Investor Group’s Financial Advisors

The analyses contained in the presentation summarized below were made in connection with the October 22, 2007 proposal of $36.75 per share and would be more favorable to Waste Industries’ unaffiliated shareholders if conducted with reference to the actual cash merger consideration of $38.00 per share rather than $36.75 per share.

October 23, 2007 Meeting

On October 23, 2007 Macquarie Securities and GS, the Investor Group’s financial advisors, participated in meetings at which the Investor Group made a presentation to the special committee and its financial and legal advisors with respect to the Investor Group’s proposal on October 22, 2007 to purchase all of the shares of Waste Industries stock not held by the Investor Group for $36.75 per share. The Investor Group did not request, and Macquarie Securities and GS did not provide, any opinion to the Investor Group as to the fairness of the $36.75 per share or as to any valuation of Waste Industries for the purpose of assessing the fairness of such offer price. Macquarie Securities and GS were not requested to, and did not, recommend the specific consideration payable in the proposed merger, which consideration was determined by negotiations between the special committee and the Investor Group, and Waste Industries’ decision to enter into the merger agreement was solely that of the special committee and Waste Industries’ board of directors. The material financial analyses described below were directed to the special committee and its advisors and do not constitute a recommendation to any holder of shares of Waste Industries common stock as to how to vote at the special meeting of shareholders.

For purposes of the presentation, Macquarie Securities and GS relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by them. In that regard, Macquarie Securities and GS assumed with the consent of the Investor Group that the internal financial analyses and forecasts for Waste Industries prepared by its management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Waste Industries. In addition, Macquarie Securities and GS did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Waste Industries, nor was any such evaluation or appraisal furnished to them. The presentation by Macquarie Securities and GS did not address any legal, regulatory, tax or accounting matters nor did it address the underlying business decision of the Investor Group to engage in the transaction or the relative merits of the transaction as compared to any strategic transaction that may be available to the Investor Group. The presentation by Macquarie Securities and GS was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to them as of, October 23, 2007, and Macquarie Securities and GS assumed no responsibility for updating, revising or reaffirming their presentation based on circumstances, developments or events occurring after this date. Because Macquarie Securities and GS were not requested to render any opinion as to the fairness of the $36.75 per share offer price or any other matter, it did not follow all of the procedures that they ordinarily follow in connection with rendering an opinion.

The following is a summary of the material financial analyses contained in the presentation. The following summary, however, does not purport to be a complete description of the financial analyses performed by Macquarie Securities and GS or the materials presented by them to the special committee, nor does the order of analyses described represent relative importance or weight given to those analyses by Macquarie Securities and GS. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Macquarie Securities’ and GS’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 23, 2007 and is not necessarily indicative of current market conditions.

Summary of Material Analyses Presented at October 23, 2007 Meeting

Historical Price Comparison. Macquarie Securities and GS analyzed the offer price of $36.75 per share in terms of the premium it represented to certain historical share prices of Waste Industries and calculated the following premiums (as of October 19, 2007):

•	35.6% to the stock price of $27.11 on October 19, 2007 (the last closing price prior to October 22, 2007);

•	24.2% to the 12-month average stock price of $29.59;

•	18.4% to the 6-month average stock price of $31.03;

•	21.8% to the 3-month average stock price of $30.18; and

•	3.5% to the mean analyst target of $35.50.

The $36.75 offer, it was noted, was also being made at a time when Waste Industries common stock was trading at historically high multiples and margins. The offer price represented an EBITDA multiple of 8.3x as compared to the following benchmarks:

	LTM Multiple	Offer Premium
Current	6.9x	20%
5 year average	6.2x	35%
3 year average	6.9x	20%
1 year average	7.7x	8%

In addition, the financial advisors calculated that the estimated 2007 EBITDA margin was 23.7%, higher than at any other period during the last five years. Their analysis also revealed that the Investor Group’s offer priced Waste Industries at a premium to larger peers with higher margins, such as Allied Waste and Waste Management, as described in the following table.

	Waste Industries	Waste Management		Allied Waste		Republic Services		Waste Connections		Casella
Current EV/2007E EBITDA Trading Multiples	8.5x(offer price)	7.8	x	7.4	x	8.6	x	9.7	x	7.7	x
Enterprise Value	$ 547	$27,793		$12,209		$7,731		$2,825		$897
2007E EBITDA	$ 81	$3,569		$1,658		$894		$290		$116
2007E EBITDA Margin	23.7%	26.9%		26.9%		28.0%		30.7%		20.5%
2002-2007E Avg EBITDA Margin	21.3%	25.1%		27.8%		27.1%		32.9%		21.6%

Industry Comparison. Macquarie Securities and GS calculated that the offer valued Waste Industries at 8.3x LTM EBITDA, which is in line with other acquisitions in the waste collection and disposal industry.

Acquirer	Target	LTM EBITDA
BFI Canada Income Fund	Winter Bros. Waste Systems	9.0x
Veolia	Cleanaway Limited (Brambles Industries)	7.9x
Danielson Holding Corp (Covanta)	American Ref-Fuel Holding Corp	7.1x
BFI Canada Income Fund	The Ridge Landfill (Waste Management)	9.2x
BFI Canada Income Fund	IESI Corp	8.5x
Allied Waste	Browning Ferris Industries	8.2x
Median		8.4x

The financial advisors also calculated that the 35.6% premium to the prior closing price valued Waste Industries at a significant premium to other take private transactions, which were reported to have average premiums of 28.0% in 2002; 30.7% in 2003; 24.6% in 2004; 18.8% in 2005; 20.5% in 2006; and 16.6% year to date (as of the date of the presentation) in 2007.

Limited Trading Volume. Macquarie Securities and GS also analyzed trading volume of Waste Industries stock, noting its low trading volume and low public float, making an exit for shareholders difficult, as illustrated in the following table.

	Average Daily Trading Volume 30 Days (millions)	$Value of Average Daily Trading Volume (millions)	Float as % of Shares Outstanding
Waste Industries	0.078	$2.19	43.7%
Allied Waste	2.922	$37.62	99.8%
Casella Waste Systems	0.296	$3.88	64.0%
Republic Services	0.741	$24.20	99.7%
Waste Connections	0.363	$11.54	96.8%
Waste Management	1.964	$74.65	99.8%
Peer Median	0.741	$24.20	99.7%
Waste Industries Relative to Peer Median	10.5%	9.0%	43.9%

Miscellaneous. The presentation of financial analyses is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the presentation. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to Waste Industries or the transaction.

Projected Financial Information

Waste Industries does not as a matter of course make public projections as to future performance or earnings and is especially reluctant to make public projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, non-public prospective financial information for each year of the five-year period ending December 31, 2011 was prepared by Waste Industries’ senior management and made available to Parent, Merger Sub and the Investor Group as well as to the board of directors, the special committee and the special committee’s financial advisor in connection with their consideration and evaluation of the merger. This projected financial information was first made available in Waste Industries’ online data room in July 2007. Those projections were based on Waste Industries’ first quarter 2007 performance and assumed $7.5 million in acquired revenue for 2007 and $15 million in acquired revenue per year for 2008 and thereafter. In October, as requested as part of the ongoing due diligence, Waste Industries placed updated projections in the online data room reflecting available second quarter actual results. These projections presented a base case scenario, which gave effect only to completed acquisition transactions, and, therefore, reflected only the financial impact of acquisitions completed in the first six months of 2007. In November 2007, as requested as part of the ongoing due diligence, Waste Industries placed updated projections in the online data room. We refer to this updated information as the November 2007 projections. The November 2007 projections included third quarter actual results and assumed $7.5 million in realized acquisition revenue for 2008 and $15 million per year in realized acquisition revenue for 2009 and thereafter. Both the October and November projections reflected reduced operating costs as a percentage of revenue compared to the July 2007 projections, reflecting actual 2007 performance through June 30, 2007 with respect to the October projections and through September 30, 2007 with respect to the November projections. Both the October and November projections reflected lower expected capital expenditures for 2008 and 2009 compared to the July 2007 projections due to a more refined long-range capital planning process. Assumptions were outlined in each available projection.

In addition, and as part of Waste Industries’ regular annual budgeting process, beginning in the fourth quarter of each year, senior management elicits information from operating management in the field and, in conjunction with trend information reflecting local market conditions available to senior management, constructs a “bottom up” budget plan for the upcoming calendar year. In this bottom up budget process, members of Waste Industries’ operating management in the field provide individual budgets for their respective operations, based on their prior operating history, analysis of expected future performance and trends, and targets established by senior management. Senior management then reviews these individual budgets, consults with operating management on the underlying assumptions and analyses, and works with operating management to develop mutually agreed upon individual budgets, which in turn comprise the total budget for Waste Industries. The construction of the annual budget plan is a fluid process between members of Waste Industries’ senior management, in particular its Chief Financial Officer and Chief Operating Officer, and members of operating management, and as a result, the plan typically goes through several drafts and is not finalized and submitted to the board of directors for approval until the first meeting of Waste Industries’ board in each year. In 2007, the process of building a draft of Waste Industries’ 2008 budget plan, which we refer to as the preliminary 2008 budget, commenced and was ongoing during the period during which the Investor Group and the special committee were negotiating the terms of the merger. Both the Investor Group and the special committee were aware that this process was underway. During the course of the special committee’s efforts in mid- to late November 2007 to negotiate an increase in the Investor Group’s initial offer price, the special committee, through JPMorgan, asked management about the status of the development of the preliminary 2008 budget and any expected material deviation from the November 2007 projections. Senior management indicated that the development of the preliminary 2008 budget was still in the process of being prepared following senior management’s questions regarding certain information it was receiving from the field, which senior management believed had failed to take into account various business trends of which senior management was aware based on reports and information available to it. Management stated that it expected the production of the preliminary 2008 budget to be delayed because of the additional time needed to resolve these questions. Management confirmed, however, that it continued to believe that the November 2007 projections were its best estimate of Waste Industries expected performance for each of the five consecutive one-year periods ending December 31, 2011.

While representatives of the Investor Group and the special committee continued to negotiate the terms of the merger agreement into early and mid-December, Waste Industries’ Chief Financial Officer, Chief Operating Officer and other financial management team members continued to work with Waste Industries’ operating managers to develop the preliminary 2008 budget, without sharing any material details of such budget with either MIP, Goldman Sachs, the special committee or any of their respective advisors, although Jim W. Perry and Lonnie C. (Ven) Poole, III were aware of such information through their usual and customary role in the budgeting process. Therefore, MIP, Goldman Sachs, the special committee, their respective legal advisors and JPMorgan had not reviewed the preliminary 2008 budget at any time before the execution of the merger agreement on December 17, 2007.

Waste Industries’ Chief Financial Officer produced a compilation of the preliminary 2008 budget on the evening of December 18, 2007 in preparation for a meeting on December 19, 2007 that had been requested by the Investor Group for the purpose of, among other things, discussing the preliminary 2008 budget in preparation for submission of certain information to the banks providing debt financing for the merger on behalf of the Investor Group.

Promptly upon learning in early January 2008 that the preliminary 2008 budget had been produced on December 18, 2007, the special committee requested that it and its advisors be provided a copy of the preliminary 2008 budget. Although the special committee recognized that the preliminary 2008 budget is subject to change, is expected to undergo several rounds of revisions, and is not expected to be finalized until late February or early March 2008, the special committee believed it advisable, in light of the short time between the execution of the merger agreement and the compilation of the preliminary 2008 budget, that JPMorgan and the special committee be permitted the opportunity to review the preliminary 2008 budget to determine whether it would have affected any conclusions expressed in JPMorgan’s opinion, attached as Appendix B to this proxy statement, regarding the fairness of the merger consideration, from a financial point of view, to the unaffiliated shareholders of Waste Industries or would have affected the determinations of the special committee and board of directors regarding the fairness of the merger to Waste Industries’ unaffiliated shareholders. Based on its review of the preliminary 2008 budget, JPMorgan has confirmed that if such information had been available to JPMorgan at the time it rendered its fairness opinion, such information would not have changed the conclusions expressed in its opinion attached as Appendix B to this proxy statement. Further, the special committee and the board of directors (with Messrs. Poole and Perry abstaining) have concluded that such information would not have changed their previous determinations regarding the fairness of, approval and adoption of, or recommendation regarding, the merger agreement and the merger and have reaffirmed these previous determinations.

We have included excerpted material portions of the November 2007 projections in this proxy statement to give our shareholders access to certain non-public information considered by Parent, Merger Sub and the Investor Group, the board of directors, the special committee and the special committee’s financial advisor for purposes of considering and evaluating the merger. For comparison purposes, the presentation of the information from the November 2007 projections includes two cases: a base case assuming no future acquisitions and an acquisitions case assuming acquisitions after 2007. The base case was derived from the November 2007 projections by eliminating assumptions relevant to the acquisitions case. In addition, we have included excerpted material portions of the preliminary 2008 budget to provide our shareholders comparable access to non-public information considered by JPMorgan, the special committee and the board of directors for the purposes described above. Further, because of the differences described below in the methods used to calculate EBITDA by Waste Industries in preparing the preliminary 2008 budget and JPMorgan in preparing its fairness opinion analysis, we have included a reconciliation of those EBITDA calculations to enhance the comparability of this information. We have not included the July and October 2007 projections because the November 2007 projections were the projections used by JPMorgan in its fairness opinion analysis and considered by the special committee and the board of directors of Waste Industries in connection with their approval of the merger.

The preliminary 2008 budget reflected an improvement of approximately $2.8 million of base case EBITDA and approximately $3.9 million of acquisitions case EBITDA over the November 2007 projections. These EBITDA increases were primarily a result of reduced selling, general and administrative expense of approximately $2.3 million in both cases, in addition to budgeted gains on the sale of assets of approximately $1.3 million in both cases, offset in the base case primarily by reduced earnings on lower total revenues. These changes in EBITDA reflected the bottom up approach utilizing input from Waste Industries’ operating managers.

As explained further in the footnotes to the table below titled “Summary November 2007 Projections,” Waste Industries’ management’s method of calculating EBITDA differed from the method used by JPMorgan for purposes of its valuation analyses and presentation to the special committee and board of directors, which is included as an exhibit to the Schedule 13E-3. Waste Industries’ management included in its calculation of EBITDA certain items, such as gain on sale of assets, interest income and other income, that were excluded by JPMorgan in its calculation of EBITDA. Specifically, these items accounted for approximately $1.5 million of the $2.8 million increase and $3.9 million increase, respectively, in Waste Industries’ projected base case 2008 EBITDA and Waste Industries’ projected acquisitions case 2008 EBITDA over the November 2007 projections. Therefore, as presented below in the table entitled “Reconciliation of Preliminary 2008 Budget EBITDA to EBITDA as Calculated by JPMorgan,” EBITDA as calculated by JPMorgan increased approximately $1.5 million in the preliminary 2008 budget over EBITDA calculated by JPMorgan under the base case and by approximately $2.5 million over EBITDA calculated by JPMorgan under the acquisitions case.

The preparation of financial projections by Waste Industries for its online data room was conducted in a different manner than the one Waste Industries used to develop the preliminary 2008 budget. The financial projections were derived for a five-year period by senior management on a 12-month rolling basis by reviewing actual quarterly operating information and without a “bottom up” approach with input from Waste Industries’

field managers. By comparison, the preliminary 2008 budget, as discussed above, was developed for a single year using a “bottom up” approach with input from field managers and comparing data from the field to Waste Industries’ historic 2007 performance to date. The preliminary 2008 budget was not developed along with, or as a supplement or an update to, the November 2007 projections. As a result, the financial data and assumptions in the preliminary 2008 budget were not intended to provide the same information, or provide it in the same manner, as that contained in the November 2007 projections.

The inclusion of excerpts from the November 2007 projections and the preliminary 2008 budget, which we refer to collectively as the projected financial information, should not be regarded as an indication that Parent, Merger Sub, the Investor Group, the board of directors or the special committee, the special committee’s financial advisor, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Waste Industries has advised the recipients of the projected financial information that its internal financial forecasts upon which the projected financial information was based are subjective in many respects. The projected financial information reflects numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond Waste Industries’ control. The projected financial information also reflects estimates and assumptions related to the business of Waste Industries that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Waste Industries’ control. The projected financial information makes assumptions about internal growth rates, acquisition activity, landfill activity, internalization rates, interest rates, operating margins, income tax rates, and capital expenditures, all of which are subject to uncertainties regarding realization, as well as the timing and cost or proceeds of any transaction or construction project and market and consumer acceptance of acquisition transactions and new landfills. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The projected financial information was prepared for internal use and, in the case of the November 2007 projections, to assist Parent, Merger Sub, the Investor Group, the special committee and the financial advisor to the special committee with their respective due diligence investigations of Waste Industries and not with a view toward public disclosure or toward complying with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information included herein has been prepared by, and is the responsibility of, Waste Industries’ management, and none of Parent, Merger Sub and the Investor Group (other than Jim W. Perry and Lonnie C. (Ven) Poole, III in their capacity as executive officers of Waste Industries), the board of directors, the special committee or the special committee’s financial advisor was involved in the preparation of the projected financial information or has any responsibility for the projected financial information. Deloitte & Touche LLP, Waste Industries’ independent registered public accounting firm, has not examined or compiled any of the accompanying projected financial information, and accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report incorporated by reference in this proxy statement relates to Waste Industries’ historical financial information. It does not extend to the projected financial information and should not be read to do so.

Projected financial information of this type is based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Waste Industries, including the factors described under “Cautionary Statement Regarding Forward-Looking Information,” which factors may cause the projected financial information or the underlying assumptions to be inaccurate. Since some of the projected financial information covers multiple years, such information by its nature becomes less reliable with each successive year. The projected financial information does not take into account any factual circumstances or events occurring after the date they were prepared that are at variance with the assumptions upon which such projected financial information was based.

Readers of this proxy statement are cautioned not to place undue reliance on the projected financial information set forth below. No one has made or makes any representation to any shareholder regarding this projected financial information.

The projected financial information has been prepared on a basis substantially consistent with the accounting principles used in Waste Industries’ historical financial statements. For the foregoing reasons, as well as the basis and assumptions on which the projected financial information was compiled, the inclusion of the projected financial information in this proxy statement should not be regarded as an indication that such projected financial information will be an accurate prediction of future events, and this information should not be relied on as such. Except as required by applicable securities laws, Waste Industries does not intend to update, or otherwise revise the projected financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be incorrect.

Summary November 2007 Projections (amounts in thousands)(1)

	Projected 2007		Projected 2008		Projected 2009		Projected 2010		Projected 2011
	Base Case(2)(3)	Acquisitions Case(3)	Base Case(2)	Acquisitions Case	Base Case(2)	Acquisitions Case	Base Case(2)	Acquisitions Case	Base Case(2)	Acquisitions Case
Total revenues	$343,045	$343,045	$359,443	$366,971	$371,658	$394,584	$382,868	$421,660	$394,392	$449,530
Operating income(4)	$49,826	$49,826	$51,513	$52,371	$55,411	$58,024	$59,286	$63,708	$62,854	$69,139
EBITDA(5)	$82,566	$82,566	$87,419	$89,301	$92,404	$98,136	$97,054	$106,751	$101,673	$115,458

(1)	These projections were considered by JPMorgan for certain of its financial analyses as described under “—Opinion of Financial Advisor—Financial Analyses of JPMorgan,” and are included, with the differences described in footnote 5 below in the calculation of EBITDA, as the “Management Base Case” and “Management M&A Case” in JPMorgan’s presentation to the special committee and board of directors included as an exhibit to the Schedule 13E-3.

(2)	This data was derived from data contained in the November 2007 projections and does not include any acquisition revenue.

(3)	The base case and the acquisitions case for 2007 are the same because the year was nearly complete at the time the projections were prepared and management of Waste Industries included in 2007 only acquisitions that had been completed to date.

(4)	In deriving operating income, and in accordance with GAAP, Waste Industries included in operating costs non-recurring items such as gain on sale of assets and impairment of fixed assets.

(5)	EBITDA is earnings before interest, tax, depreciation and amortization and is considered a non-GAAP financial measure. In calculating EBITDA, Waste Industries included gain on sale of assets, interest income and other income; however, JPMorgan excluded these items in calculating EBITDA for purposes of its valuation analyses.

A number of key assumptions were made in preparing the November 2007 projections, including:

•	Organic growth rate of 2.5% to 3.0% on base case service revenues (not giving effect to acquisitions or the Wake County landfill).

•

$7.5 million in realized acquisition revenue with 25% EBITDA margin in 2008. $15 million in realized acquisition revenue with a 25% EBITDA margin beginning in 2009. Purchase price for acquisitions of 5x EBITDA.

•

The only new landfill for the periods is Wake County, with annualized revenues of approximately $6 million and EBITDA margin of approximately 50%; assumed operational in 2008 (Q2). No Black Bear landfill impact assumed.

•	Internalization rate ranging from 27% to 29%.

•	Operations costs as percentage of revenue (excluding gains/losses on asset sales) ranging from 61.7% to 63.0%.

•	GAAP income tax rate of 40%.

•	Total capital expenditures ranging from $30 million to $42 million.

•	Annual dividends assumed: $0.48 per share, 2008-2011, based on 14.1 million shares.

•	Assumes no gains or losses on sale of equipment or other assets.

Preliminary 2008 Budget Information (amounts in thousands)

	Projected 2008 Base Case	Projected 2008 Acquisitions Case
Total revenues	$356,174	$367,398
Operating income(1)	$53,119	$55,258
EBITDA(2)	$90,258	$93,208

(1)	In deriving operating income, and in accordance with GAAP, Waste Industries included in operating costs non-recurring items such as gain on sale of assets and impairment of fixed assets.

(2)	EBITDA is earnings before interest, tax, depreciation and amortization and is considered a non-GAAP financial measure. In calculating EBITDA, Waste Industries included gain on sale of assets, interest income and other income, although JPMorgan excluded these items in calculating EBITDA for purposes of its valuation analyses. See footnotes (1) and (5) to the table above entitled “Summary November 2007 Projections.”

A number of key assumptions were made in preparing the 2008 preliminary budget, including:

•

Organic revenue growth rate estimated to be 3.6% (compared to 2.5% in the November 2007 projections). (The 3.6% rate in the preliminary 2008 budget included the effect of the Wake County landfill, without which the rate would have been 2.2%.)

•	$11.2 million in realized acquisition revenue with a 26% EBITDA margin (compared to $7.5 million with a 25% EBITDA margin in the November 2007 projections).

•

The only new landfill for the period is Wake County, with revenue of $4.6 million realized in 2008 (compared to $4.1 million realized in the November 2007 projections) and EBITDA margin of approximately 46% for 2008 (compared to 44% in the November 2007 projections); assumed operational in late January 2008 (compared to April 2008 in the November 2007 projections). No Black Bear landfill impact assumed.

•

Operations costs as percentage of revenue (excluding gains/losses on asset sales) assumed to be 62.2% (compared to 62.4% in the November 2007 projections) with assumed internalization rate of 27.5% (compared to 27.0% in the November 2007 projections).

•	GAAP income tax rate of 40%.

•

Total capital expenditures assumed to be $27.7 million for 2008 (compared to $35.4 million in the November 2007 projections). (The preliminary 2008 budget assumed certain landfill expenditures are delayed until 2009.)

•

Annual dividends assumed: $0.60 per share based upon 14.2 million shares (compared to $0.48 per share based on 14.1 million shares in the November 2007 projections due to the approval of an increase in the dividend rate by the Board in mid-November 2007).

•	Assumes $1.3 million in gains on sale of equipment and other assets (compared to no gains or losses on sale of equipment and other assets in the November 2007 projections).

To enhance comparability of the preliminary 2008 budget information to the analyses performed by JPMorgan, we have prepared the following reconciliation of the EBITDA as calculated by Waste Industries in preparing its preliminary 2008 budget and as calculated by JPMorgan.

Reconciliation of Preliminary 2008 Budget EBITDA to EBITDA as Calculated by JPMorgan:	Projected 2008 Base Case	Projected 2008 Acquisitions Case
EBITDA as calculated by Waste Industries in its preliminary 2008 budget	$90,258	$93,208
Gain on asset sales	$(1,287)	$(1,287)
Interest income	$(128)	$(128)
Other income	$(87)	$(87)

EBITDA as calculated by JPMorgan	$88,756	$91,706

EBITDA as previously calculated by JPMorgan for its fairness opinion analysis	$87,299	$89,181

Difference in preliminary 2008 budget EBITDA as calculated by JPMorgan and EBITDA as previously calculated by JPMorgan	$1,457	$2,525

Effects of the Merger

Private Ownership

If the merger agreement is adopted and approved by Waste Industries’ shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Waste Industries, with Waste Industries continuing as the Surviving Corporation. See “—Structure and Steps of the Merger.” As a result of the merger, Waste Industries, as the Surviving Corporation, will be privately owned indirectly by MidCo, which is controlled indirectly by the Investor Group. For a chart describing the equity ownership of the Surviving Corporation following the merger, see “—Interests of Certain Persons in the Merger—Poole/Perry Investors’ Investment in Waste Industries.”

Directors and Management of the Surviving Corporation

The directors of Merger Sub prior to the merger will be the initial directors of the Surviving Corporation following the merger. It is currently contemplated that the board of directors of Waste Industries immediately following the merger will consist of Lonnie C. Poole, Jr., Jim W. Perry, Lonnie C. Poole, III, Scott J. Poole, Christopher Leslie, Paul Mitchener and Gerald Cardinale.

It is further contemplated that the officers of Waste Industries immediately prior to the effective time of the merger will be the initial officers of the Surviving Corporation.

Waste Industries’ bylaws will be amended in their entirety and serve as the bylaws of the Surviving Corporation following the merger, until such time as the bylaws are further amended.

Primary Benefits and Detriments of the Merger

As a result of the merger, Waste Industries will be a privately-owned company and there will be no public market for its common stock. Upon the completion of the merger, Waste Industries common stock will be delisted from the Nasdaq Global Market. In addition, the registration of Waste Industries common stock under Section 12 of the Exchange Act will be terminated.

The primary benefits of the merger to shareholders of Waste Industries that will not have a continuing interest in the Surviving Corporation include the following:

•

The receipt by such shareholders of $38.00 per share in cash, representing a premium of 28.5% over the average closing price of Waste Industries common stock over the previous 12 months prior to the announcement of the execution of the merger agreement.

•	The avoidance of the investment risk of holding shares of Waste Industries common stock, which historically has been thinly traded, which can result in price volatility and illiquidity.

•	The avoidance of the risk associated with any possible decrease in the future revenues and free cash flow, growth or value of Waste Industries following the merger.

The primary detriments of the merger to shareholders of Waste Industries that will not have a continuing interest in the Surviving Corporation include the following:

•

Such shareholders will cease to have an interest in Waste Industries and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of Waste Industries or payment of dividends on Waste Industries common stock, if any.

•

In general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a Waste Industries shareholder who receives cash in exchange for all of such shareholder’s Waste Industries common stock in the merger generally will be required to recognize taxable gain or loss as a result of the merger for U.S. federal income tax purposes equal to the difference between the amount of cash received and such shareholder’s aggregate adjusted tax basis in such stock.

The primary benefits of the merger to the Investor Group include the following:

•

If Waste Industries successfully executes its business strategies, the value of its equity investment could increase because of possible increases in future revenues and free cash flow, increases in underlying value of Waste Industries or the payment of dividends, if any, that will accrue to the Investor Group.

•

Waste Industries will no longer have continued pressure to meet earnings forecasts set by analysts. In contrast, as a publicly-traded company, Waste Industries currently faces public shareholder and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value.

•	Waste Industries will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition from other solid waste disposal providers.

•	Waste Industries will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ earnings expectations.

•

The Poole/Perry Investors will receive cash for 39% of their holdings of Waste Industries common stock, including stock options and deferred stock units. Each share of stock and each deferred stock unit held by the Poole/Perry Investors will receive the same $38.00 per share cash merger consideration as the unaffiliated shareholders of Waste Industries. Each stock option held by the Poole/Perry Investors will be cashed out by receiving an amount equal to $38.00 per share minus the option exercise price.

•

Waste Industries directors, officers and beneficial owners of more than 10% of the shares of common stock will be relieved of the reporting requirements and liability for short-swing profit recovery under Section 16 of the Exchange Act.

•	Waste Industries will not have the expenses associated with being a public company.

The primary detriments of the merger to the Investor Group include the following:

•	All of the risk of any possible decrease in the revenues and free cash flow, growth or value of Waste Industries following the merger will be borne by the Investor Group.

•	An equity investment in the Surviving Corporation by the Investor Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment.

•	Following the merger, there will be no trading market for, and substantial restrictions on the transfer of, the Surviving Corporation’s equity securities.

•

Following the merger, the Surviving Corporation will have a higher level of debt, which will create fixed payment obligations unrelated to the Surviving Corporation’s performance and will restrict the ability to make distributions to Parent.

Effects of the Merger on Waste Industries’ Net Book Value and Net Income

At September 30, 2007, Waste Industries had a consolidated net book value of approximately $159.7 million ($11.30 per share) and reported net income of $18.6 million for the nine months ended September 30, 2007. Based upon their respective aggregate share ownerships, the Poole/Perry Investors had an indirect approximate 51% interest in that net book value and net income. Common shareholders other than the Poole/Perry Investors owned the remaining indirect approximate 49% interest in the net book value and net income. Following the exchange of certain of their shares of Waste Industries common stock for equity interests in Marlin HoldCo LP valued at $38.00 per share and the sale of the remainder of their shares of Waste Industries common stock to MIP Waste Holdings, L.P. and Goldman Sachs for $38.00 per share in cash, which exchange and sale will occur immediately prior to the merger, and following consummation of the merger, the Poole/Perry Investors will have an indirect 50.5% ownership interest in the Surviving Corporation’s net book value and net income or loss, the other members of the Investor Group will have an indirect interest in the remaining 49.5%, and the other current shareholders of Waste Industries will have no direct or indirect interest in that net book value and net income or loss.

The current ownership and post-merger ownership of the net book value and net income or loss of Waste Industries for each Investor Schedule 13E-3 Filing Person is set forth below:

Investor Group Schedule 13E-3 Filing Person	Percentage of Net Book Value and Net Income (Loss) of Waste Industries Pre-Merger	Percentage of Net Book Value and Net Income (Loss) of Waste Industries Post-Merger
Marlin HoldCo LP	-0-	97	(1)
Marlin MidCo Inc.	-0-	100
Marlin MergeCo Inc.	-0-	-0-
Lonnie C. Poole, Jr.	11.0	12.6
Lonnie C. Poole, III	5.4	2.9
Scott J. Poole	4.8	5.7
Jim W. Perry	9.4	4.4
Lonnie C. Poole, III Irrevocable Trust (Tailwalker Trust)	0.2	0.3
Lonnie C. Poole, III Irrevocable Trust (Tailwalker Non-GST Trust)	2.9	4.7
Perry Irrevocable Trust u/a/d December 13, 2007	0.4	-0-
Damas II Charitable Remainder Unitrust u/a/d 12/13/07	4.9	-0-
Lonnie C. Poole, Jr. Grantor Trust Dated May 1, 1995	12.3	19.9

(1)	Based on an estimate of the investment to be made by certain officers and employees of Waste Industries.

Interests of Certain Persons in the Merger

In considering the recommendations of the special committee and of the board of directors with respect to the merger, Waste Industries’ shareholders should be aware that certain officers and directors of Waste Industries have interests in the merger that are different from the interests of Waste Industries’ unaffiliated shareholders in general. As discussed above, two members of Waste Industries’ board of directors, one of whom, Lonnie C. Poole, Jr., is the Chairman of Waste Industries’ board of directors and the other of whom, Jim W. Perry, is Waste Industries’ President and Chief Executive Officer, are members of the Poole/Perry Investors. In addition, Lonnie C. Poole, III, a member of Waste Industries’ current management, is a member of the Poole/Perry Investors.

The Poole/Perry Investors, in addition to participating as members of the Investor Group, are also selling immediately prior to the merger 2,817,974 shares of Waste Industries common stock to MIP Waste Holdings, L.P. and Goldman Sachs for $38.00 per share in cash. This will result in an equity investment in Parent of an aggregate of $107,083,012.

In addition, the Poole/Perry Investors will exchange in the merger an aggregate of 2,125,722 shares of common stock, including options and deferred stock units, for cash. Each share of stock and each deferred stock unit held by the Poole/Perry Investors will receive the same $38.00 per share cash merger consideration as the other shareholders of Waste Industries common stock. Each stock option held by the Poole/Perry Investors will be cashed out by receiving an amount equal to $38.00 per share minus the option exercise price. This will result in an aggregate cash payment of $79,403,318.

The independent directors of Waste Industries, Glenn E. Futrell, Paul F. Hardiman and James A. Walker, each own shares of common stock and options to purchase shares of common stock. In addition, the executive officers of Waste Industries who are not members of the Investor Group each own shares of common stock, options to purchase shares of common stock and deferred stock units. Each share of stock and each deferred stock unit held by these persons will receive the same $38.00 per share cash merger consideration as the other shareholders of Waste Industries common stock. Each stock option held by these persons will be cashed out by receiving an amount equal to $38.00 per share minus the option exercise price.

The members of Waste Industries’ board of directors and the special committee were aware of such interests in the proposed transactions when deciding to approve such transactions, as was the special committee when deciding to recommend such approval. See “—Background of the Merger” and “—Recommendations of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger.”

Support Agreement

Each of the Poole/Perry Investors has entered into a support agreement with MIP and Goldman Sachs, pursuant to which the Poole/Perry Investors have, in their capacity as shareholders and not as directors or officers of Waste Industries, among other things:

•

agreed to vote all of the shares of Waste Industries common stock owned by them in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby, unless the board of directors of Waste Industries changes its recommendation that shareholders adopt and approve the merger agreement;

•	agreed to vote against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Waste Industries in the merger agreement;

•

agreed to vote against (i) any inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for a merger, consolidation, business combination, share exchange, recapitalization, reorganization, dissolution, liquidation or other similar transaction involving Waste Industries or any of its subsidiaries, (ii) any proposal for the issuance by Waste Industries of over 25% of Waste Industries common stock or other equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, (A) over 25% of Waste Industries common stock or other equity securities of Waste Industries or (B) assets of Waste Industries and its subsidiaries (including securities of subsidiaries) equal to 25% or more of Waste Industries’ consolidated assets or to which 25% or more of Waste Industries’ revenues or earnings on a consolidated basis are attributable, in each case other than the merger;

•

agreed to vote against any agreement, any amendment to any agreement in existence on October 22, 2007, any amendment of Waste Industries’ articles of incorporation or bylaws or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the closing of the merger;

•

agreed to not sell (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of any of their shares, deposit their shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any of their shares, in each case other than transfers or assignments to family members, controlled affiliates or a trust or similar vehicle for estate planning purposes, provided such transferee executes a joinder agreement to become a party to the support agreement.

The support agreement terminates on the earliest of (a) the closing of the merger, (b) 18 months after October 22, 2007, or (c) a termination of the merger agreement that results in the Parent having to pay Waste Industries a termination fee. The termination of the support agreement in accordance with these provisions will not relieve any party from liability for any willful breach of its obligations under the support agreement committed prior to such termination.

Interim Investors Agreement; Interests in Parent Following the Merger

Concurrently with the execution of the merger agreement, the members of the Investor Group entered into an interim investors agreement which sets forth the terms and conditions governing the relationship between the Investor Group members with respect to the merger agreement prior to the closing of the transactions contemplated by the merger agreement.

Among other things, the interim investors agreement sets forth the required vote of the Investor Group to take any action on behalf of Parent with respect to the merger agreement or the transactions contemplated thereby. In general, Parent may only take actions under the merger agreement, such as the entry into any amendments to the merger agreement, with the consent of a supermajority (determined by amount of equity commitment) of the Investor Group. However, notwithstanding this general rule, MIP Waste Holdings, L.P. and Goldman Sachs to the exclusion of the others in the Investor Group, have the sole right to determine whether Parent will exercise the right to terminate the merger agreement and the sole right to determine whether the conditions to Parent’s and Merger Sub’s obligations to consummate the merger have been met. Still other matters, such as decisions with respect to the various equity rollover commitments of the Poole/Perry Investors, are to be decided by MIP Waste Holdings, L.P. and Goldman Sachs, and decisions with respect to the equity commitments of MIP Waste Holdings, L.P. and Goldman Sachs are to be decided by a majority (determined by amount of equity commitment) of all of the Investor Group.

The interim investors agreement also governs the entitlement of the Investor Group to any termination fee payable by Waste Industries to Parent pursuant to the terms and conditions of the merger agreement, and the responsibility for any reverse termination fee payable by Parent to Waste Industries (or with respect to which Waste Industries has exercised rights pursuant to the guarantee executed by the Investor Group or their affiliates in favor of Waste Industries). The interim investors agreement provides that the benefit of any termination fee under the merger agreement, after reimbursement for expenses and provision for certain other payments, shall be the entitlement of the Investor Group determined by amount of equity commitment. The interim investors agreement also provides that the responsibility of any reverse termination fee under the merger agreement shall be the obligation of the Investor Group, except that in certain limited circumstances connected with a breach by an Investor Group member of his obligations under his equity commitment letter described above, in which case a breaching party may be solely responsible for a reverse termination fee under the merger agreement.

The interim investor agreement further contemplates that, at closing, each of the Investor Group members will execute an amended and restated limited partnership agreement of Parent which will govern the rights and obligations of the parties with respect to Parent and Waste Industries following the closing.

The foregoing summary of the interim investors agreement does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Options and Deferred Stock Units

Waste Industries has agreed that each option to purchase Waste Industries common stock granted to any employee or director of Waste Industries that is outstanding as of the effective time of the merger will be cancelled, and the holder of each such option will be entitled to receive a cash payment equal to the excess of (i) the $38.00 merger consideration over (ii) the per-share exercise price of such option for each share of Waste Industries common stock covered by such option. Waste Industries intends to accelerate the vesting of any such options that are unvested as of the effective time of the merger.

Each deferred stock unit issued under Waste Industries’ 2007 Long Term Incentive Plan will, to the extent not fully vested, become fully vested immediately before the effective time of the merger and convert into one share of Waste Industries common stock. Each such share will then be treated like any other share of common stock outstanding immediately before the effective time of the merger, and be entitled to receive the merger consideration of $38.00 for each such share.

Poole/Perry Investors’ Investment in Waste Industries

The following table sets forth the current investment of the Poole/Perry Investors in the equity of Waste Industries as of February 28, 2008 and their investment in Parent, which will indirectly own substantially all of the Surviving Corporation after the merger.

	Waste Industries			Shares to be Rolled Over into Parent	Ownership of Parent
Poole/Perry Investor	Common Stock	Options	Deferred Stock Units	Units	Percent
Lonnie C. Poole, Jr.	1,541,930	16,531	1,088	1,100,000	12.6%
Lonnie C. Poole, III	767,226	9,078	688	250,000	2.9%
Scott J. Poole	676,280	—	—	500,000	5.7%
Jim W. Perry	1,318,064	10,351	2,401	383,064	4.4%
Lonnie C. Poole, Jr. Grantor Trust	1,741,729	—	—	1,741,729	19.9%
Lonnie C. Poole, III Irrevocable Trust	25,736	—	—	25,736	0.3%
Lonnie C. Poole III Irrevocable Non-GST Trust	407,110	—	—	407,110	4.7%
Perry Irrevocable Trust	50,000	—	—	—	—
Damas II Charitable Remainder Unitrust	700,000	—	—	—	—
Total	7,228,075	50,282	4,177	4,407,639	50.5%

(1)	Under the exchange agreement, members of the Poole/Perry Investors will contribute shares of Waste Industries common stock to Parent immediately before the effective time of the merger (see “—Structure and Steps of the Merger”), and the disclosure in the table under “Waste Industries” with respect to Parent gives effect to the contribution of Waste Industries common stock to Parent that is expected to be made pursuant to the exchange agreement.

As set forth in the table above, certain members of the Poole/Perry Investors hold options to purchase Waste Industries common stock and deferred stock units that will be treated as described above. See “—Options and Deferred Stock Units.”

Indemnification of Directors

The merger agreement provides that until the sixth anniversary of the effective time of the merger, the Surviving Corporation will provide to current and former directors and officers of Waste Industries or any Waste

Industries subsidiary the right to indemnification, advancement of expenses and exculpation provided for them in the constituent documents of Waste Industries and the Waste Industries subsidiaries on terms no less favorable as in effect on the date of the merger agreement for acts and omissions occurring prior to the closing of the merger, including the transactions described in the merger agreement.

The merger agreement provides that Parent will cause the Surviving Corporation to indemnify to the fullest extent permissible under the law the current and former directors and officers of Waste Industries or any Waste Industries subsidiary against claims and expenses arising our of acts or omissions as a director or officer prior to the effective time of the merger.

The merger agreement provides that the Surviving Corporation will maintain, until the sixth anniversary of the effective time of the merger, officers’ and directors’ liability insurance and fiduciary liability insurance covering Waste Industries’ current and former officers and directors at the effective time of the merger, on terms with respect to coverage and amounts no less favorable than those of the applicable policies in effect on the date of the merger agreement, with respect to matters occurring prior to the effective time of the merger, to the extent that such coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 250% of the annual premium for such insurance policies last paid by Waste Industries prior to December 17, 2007, and, if such tail coverage cannot be so maintained at such cost, providing as much of such insurance coverage as can be so maintained at a cost equal to 250% of the last annual premium for Waste Industries’ insurance policies.

Special Committee Compensation

Glenn E. Futrell, Paul F. Hardiman and James A. Walker each were entitled to receive aggregate compensation of $58,000 for service on the special committee, regardless of the ultimate disposition of the Investor Group proposal. Of this amount, $36,250 was paid in November 2007 after the receipt of the Investor Group proposal, and $21,750 was paid in January 2008. Mr. Hardiman, as chairman of the special committee, was entitled to an additional $17,500, of which $10,937.50 was paid in November 2007 and the remaining $6,562.50 was paid in January 2008.

Material United States Federal Income Tax Considerations

The following summarizes the material United States federal income tax consequences of the merger to those holders of shares of Waste Industries common stock that are U.S. Holders (as defined below) who exchange such shares for the cash consideration pursuant to the merger. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service, or I.R.S., with respect to any of the tax consequences discussed below, and no assurance can be given that the I.R.S. will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that hold their shares of Waste Industries common stock as a capital asset and does not apply to persons who hold such shares pursuant to the exercise of employee stock options, vesting and conversion of deferred stock units or otherwise as compensation. The members of the Investor Group who do not own shares of common stock, stock options or deferred stock units of Waste Industries will not have any federal income tax consequences as a result of the merger.

This summary addresses only the material United States federal income tax consequences, and not all tax consequences, of the merger that may be relevant to a U.S. Holder (as defined below) of shares of Waste Industries common stock that exchanges such stock for cash consideration pursuant to the merger agreement. It also does not address any of the tax consequences of the merger to foreign persons or other holders of shares of Waste Industries common stock that may be subject to special tax treatment, such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain expatriates.

Further, this summary does not address: the United States federal income tax consequences of the merger to shareholders, partners or beneficiaries of an entity that is a holder of shares of Waste Industries common stock; United States federal estate, gift or alternative minimum tax consequences of the merger; United States federal income tax consequences to persons who hold shares of Waste Industries common stock in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar; any state, local or foreign tax consequences of the merger; or the United States federal income tax consequences to any person that will own directly, indirectly or constructively shares of Waste Industries capital stock following the merger. This summary does not address the United States federal income tax consequences of the merger to any holder of Waste Industries common stock who exchanges those shares for an equity interest in Parent or MidCo or for cash other than pursuant to the merger agreement.

Each holder of shares of Waste Industries common stock should consult its own tax advisor regarding the tax consequences of the merger in such holder’s particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-United States taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

A “U.S. Holder” means a beneficial owner of shares of Waste Industries common stock that, for United States federal income tax purposes, is: (i) a citizen or individual resident of the United States; (ii) a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate or trust, the income of which is subject to United States federal income tax without regard to its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity subject to United States federal taxation as a partnership (a “Partnership”) holds shares of Waste Industries common stock, the tax treatment of each of its owners generally will depend upon the status of such owner and the activities of the Partnership. Owners of Partnerships holding shares of Waste Industries common stock should consult their own tax advisors regarding the United States federal tax consequences of the merger.

Exchange of Shares of Waste Industries Common Stock

The exchange of shares of Waste Industries common stock for the cash consideration pursuant to the merger will be a taxable transaction to U.S. Holders for United States federal income tax purposes. In general, a U.S. Holder who receives the cash consideration in exchange for shares of Waste Industries common stock pursuant to the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Waste Industries common stock exchanged. Any recognized gain or loss generally will be capital gain or loss, and any such capital gain or loss will be long-term (and, thus, eligible for reduced rates of taxation for noncorporate U.S. Holders) if, as of the date of merger, the shareholder has held the shares of Waste Industries common stock for more than one year or will be short-term if, as of such date, the shareholder has held the shares of Waste Industries common stock for one year or less. The amount and character of gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged for the cash consideration pursuant to the merger. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting

Payment of the cash consideration with respect to the exchange of shares of Waste Industries common stock pursuant to the merger will generally be subject to information reporting and will generally be subject to backup withholding tax at the applicable rate if any U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. These requirements will be set forth in the letter of transmittal and should be carefully reviewed by each holder of shares of Waste Industries common stock. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a refund or a credit against such U.S. Holder’s United States federal income tax liability if the required information is timely furnished to the I.R.S.

Structure and Steps of the Merger

If the merger agreement is adopted and approved by Waste Industries’ shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Waste Industries, with Waste Industries continuing as the Surviving Corporation. When the merger is completed, each share of Waste Industries common stock (other than (i) shares owned directly or indirectly by Merger Sub, (ii) shares held by Waste Industries or its subsidiaries, and (iii) shares held by shareholders who have properly exercised their dissenters’ rights under North Carolina law) will be cancelled and will be converted into the right to receive the merger consideration of $38.00 in cash. Shares held by Waste Industries or its subsidiaries will be cancelled without payment of the merger consideration, and shareholders who have properly exercised their dissenters’ rights under North Carolina law will be entitled to receive the “fair value” of their shares. Immediately prior to the merger, the Poole/Perry Investors will exchange a portion of their shares of Waste Industries common stock for equity interests in Parent valued at $38.00 per share, which shares will then be transferred to Merger Sub and, in the merger, be cancelled and cease to exist. Immediately prior to the merger, the Poole/Perry Investors along with certain affiliates of the Poole/Perry Investors will sell the remainder of their shares of Waste Industries common stock to MIP Waste Holdings, L.P. and Goldman Sachs for $38.00 per share in cash, which shares will then be exchanged by MIP Waste Holdings, L.P. and Goldman Sachs for equity interests in Parent and, as a result, will be transferred to Merger Sub and cancelled and cease to exist at the time of the merger. Each share of common stock of Merger Sub will be converted into one share of newly issued common stock of the Surviving Corporation. The transactions necessary to effectuate the merger—the exchange by the Poole/Perry Investors of a portion of their Waste Industries common stock for equity interests in Parent, the sale by the Poole/Perry Investors and certain of their affiliates of their remaining shares of Waste Industries common stock to MIP Waste Holdings, L.P. and Goldman Sachs for $38.00 per share in cash, which shares will then be exchanged by MIP Waste Holdings, L.P. and Goldman Sachs for equity interests in Parent, the cancellation of the shares of Waste Industries common stock subsequently held by Parent and the conversion of all shares of common stock in Merger Sub into shares of common stock in the Surviving Corporation—will take place in a number of steps that are governed by the agreements described below.

The Merger

Following consummation of the transactions under the rollover commitment described above and pursuant to the merger agreement, Merger Sub will merge with and into Waste Industries, with Waste Industries continuing as the Surviving Corporation. For a detailed description of the merger agreement, see “The Merger Agreement” beginning on page [    ]. In the merger, at the effective time:

•

Each share of Waste Industries common stock issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Merger Sub following the exchange transactions described above, (ii) shares owned by Waste Industries or any of its wholly owned subsidiaries, and (iii) shares held by shareholders properly exercising dissenters’ rights under North Carolina law) will be cancelled and converted into the right to receive a cash payment of $38.00.

•

Each share of Waste Industries common stock that is held by the Merger Sub immediately prior to the effective time of the merger will be automatically cancelled without payment. Each share of Waste Industries common stock that is held by Waste Industries or its subsidiaries will also be cancelled without payment.

•	Each share of Merger Sub common stock outstanding immediately prior to the effective time will be automatically converted into one share of common stock of the Surviving Corporation.

•

Waste Industries has agreed to cancel each option to purchase Waste Industries common stock granted to any employee or director of Waste Industries that is outstanding as of the effective time of the merger, and the holder of each such option will be entitled to receive a cash payment equal to the excess of (i) the $38.00 merger consideration over (ii) the per-share exercise price of such option for each share of Waste Industries common stock covered by such option; and Waste Industries intends to vest in full all options immediately prior to the merger.

•

Each deferred stock unit issued under Waste Industries’ 2007 Long Term Incentive Plan will, if not fully vested at the time of the merger, automatically become fully vested immediately prior to the merger, and will convert at the time of the merger into the right to receive the per share merger consideration of $38.00.

Financing of the Merger

Parent estimates that the total amount of funds necessary to complete the merger, including debt to be incurred in connection with the merger, is approximately $752.6 million. This amount is expected to be provided through a combination of:

•	up to $144 million in new common equity financing from MIP Waste Holdings, L.P. and Goldman Sachs,

•	approximately $167.5 million in rollover common and preferred equity financing from the Poole/Perry Investors,

•	up to $131 million in shareholder loans from MIP Waste Holdings, L.P., Goldman Sachs and Lonnie C. Poole, Jr., and

•	approximately $310 million of new debt financing.

Prior to the effective time of the merger, Parent may permit additional rollover common equity commitments from other employees of Waste Industries, in which case the aggregate common equity commitments from MIP Waste Holdings, L.P. and Goldman Sachs and/or the aggregate amount in loans from MIP Waste Holdings, L.P., Goldman Sachs and Lonnie C. Poole, Jr. as described above will decrease by the aggregate value of such new rollover common equity commitments. In addition, each of MIP Waste Holdings, L.P. and Goldman Sachs may syndicate its common equity and shareholder loan commitments to its affiliated entities.

Pursuant to the merger agreement, Parent is obligated to use its reasonable best efforts to obtain the financing described below. Waste Industries is obligated to provide, and cause its subsidiaries to provide, all cooperation reasonably requested by Parent in connection with the financing, including by providing information relating to Waste Industries, participating in meetings, drafting sessions, and due diligence sessions in connection with the financing, assisting in the preparation of certain documents for the financing, reasonably cooperating with the marketing and syndicating efforts for the debt financing, and executing and delivering (and causing its subsidiaries to execute and deliver) certain documents relating to guarantees, the pledge of collateral and other matters ancillary to the financing that are reasonably requested by Parent. In the event that any portion of the financing becomes unavailable on the terms and conditions in the debt commitment letters, Parent is obligated to use its reasonable best efforts to arrange alternative financing on terms and conditions no less favorable to Parent, Merger Sub and Waste Industries.

The following arrangements are intended to provide the necessary financing for the merger. As of the date of this proxy statement, the Investor Group has no alternative financing plans.

Equity Financing

Parent has received common equity commitment letters from MIP Waste Holdings, L.P. and Goldman Sachs, pursuant to which, immediately prior to the effective time of the merger, MIP Waste Holdings, L.P. and

Goldman Sachs have committed to contribute up to an aggregate of $144 million in cash and securities to Parent in connection with the proposed merger and in exchange for which MIP Waste Holdings, L.P. and Goldman Sachs will receive 49.5% of the voting equity interests of Parent. The $144 million will consist of $29 million in cash and $115 million in shares of Waste Industries common stock which will be purchased immediately prior to the merger from the Poole/Perry Investors, and certain affiliates of the Poole/Perry Investors for $38.00 per share in cash.

In addition to the equity commitments of MIP Waste Holdings, L.P. and Goldman Sachs described above, Parent and each of the Poole/Perry Investors entered into an equity rollover commitment letter pursuant to which, immediately prior to the effective time of the merger, the Poole/Perry Investors have committed to contribute an aggregate of 4,407,639 shares of Waste Industries common stock to Parent, and in exchange for those shares, Parent will issue common equity interests to the Poole/Perry Investors representing 50.5% of the voting equity interests of Parent and 100% of a separate class of non-voting, convertible equity interests.

The foregoing obligations of each of MIP Waste Holdings, L.P., Goldman Sachs and the Poole/Perry Investors are subject to the condition that the conditions to the obligations of the parties to the merger agreement are satisfied or waived by Waste Industries and Parent in accordance with the merger agreement. The common equity commitments and rollover common and preferred equity commitments may not be amended or modified except by a written agreement signed by all of the parties to each such agreement.

In addition, Parent may permit additional rollover common equity commitments from other employees of Waste Industries. In this event, the aggregate common equity commitments from MIP Waste Holdings, L.P. and Goldman Sachs as described above will decrease by the aggregate value of such contributions.

MIP, Goldman Sachs and the Poole/Perry Investors have each delivered to Waste Industries a guarantee with respect to a portion of Parent’s and Merger Sub’s payment obligations under the merger agreement, and Waste Industries’ remedies against MIP, Goldman Sachs and the Poole/Perry Investors (or their affiliates) under the guarantees are the sole and exclusive remedies of Waste Industries against MIP, Goldman Sachs and the Poole/Perry Investors and their affiliates in respect of any liabilities or obligations arising under, or in connection with, the merger agreement.

Additional Financing from Investor Group Members

To fund a portion of the purchase price for the outstanding shares of Waste Industries in the merger and to pay certain of the fees and expenses incurred in connection with the merger, MIP Waste Holdings, L.P., Goldman Sachs and Lonnie C. Poole, Jr. will provide shareholder loans by purchasing unsecured senior subordinated mezzanine loan notes in an aggregate principal amount of $131 million from MidCo, a controlled subsidiary of Parent and the indirect parent of Merger Sub. The shareholder loans will have a maturity of eight years and will bear an interest rate of 13% for the first year, 14% for the second year and 15% thereafter. As a result of the closing of the merger, MidCo. will be the direct parent of Waste Industries.

In addition, other employees of Waste Industries may contribute their shares of Waste Industries common stock to purchase common equity interests of MidCo. In this event, the aggregate investments from MIP Waste Holdings, L.P., Goldman Sachs and Lonnie C. Poole, Jr. as described above will decrease by the aggregate value of such contributions.

Debt Financing

Merger Sub has received a commitment letter from Wachovia Bank, N.A., London Branch, HSBC Securities (USA) Inc. and HSBC Bank USA, National Association (collectively referred to as the Lenders), pursuant to which, and subject to specified conditions set forth therein, Wachovia and HSBC have each committed to provide 50% of a $455 million senior credit facility for the purpose of financing the merger, repaying certain existing indebtedness of Waste Industries and its subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of the Surviving Corporation and its subsidiaries.

The debt commitment expires on June 30, 2008. The documentation governing the senior credit facility has not been finalized and, accordingly, the actual terms of the facility may differ from those described in this proxy statement. Under the terms of the merger agreement, the structure of the debt financing is permitted to change at the discretion of Parent, so long as such change does not reduce the aggregate amount of Parent’s financing or amend the conditions to drawdown in a manner that would reasonably be expected to delay or prevent the consummation of the Merger or make the funding less likely to occur. The closing of the financing is not a condition to the closing of the merger.

Conditions Precedent to the Debt Commitment

The commitment of the Lenders to provide the senior credit facility is subject to satisfaction or waiver of various conditions, including:

•	execution and delivery of all documents required to be delivered under the financing documents;

•	evidence of payment or arrangement for payment of all arrangement and agency fees, costs and expenses then due the arrangers or the lenders from obligors under the loan documents;

•	delivery of customary legal opinions;

•	delivery of solvency certificates;

•

evidence that all conditions precedent under the merger agreement have been satisfied or waived and that completion of the acquisition of Waste Industries and its subsidiaries will be completed immediately on the first drawdown occurring;

•	evidence that all of the existing financial indebtedness of Waste Industries and its subsidiaries which is not permitted by the loan documents has been repaid in full;

•	evidence that the borrower has or will simultaneously be capitalized as previously described;

•

the borrower shall have used reasonable commercial efforts to grant and perfect all required liens in the collateral and all collateral to be granted and perfected and delivery of UCC searches showing no other liens other than permitted liens and liens to be released and discharged with the proceeds of the senior facilities;

•	receipt of all relevant shareholder consents and approvals (to the extent required);

•	evidence of payment or arrangement for payment of all arrangement and agency fees, costs and expenses then due the arrangers or the lenders from obligors under the loan documents;

•

evidence that required insurance is in place, provided that, if such designation of the lenders as loss payee/additional insured cannot be achieved by the financial closing date, the borrower shall cause such designation to be made promptly;

•	delivery of funds flow statement and sources and uses statement;

•	delivery of structure chart for post completion;

•

delivery of certified copies of the merger agreement and there being no amendments or waivers thereof with respect to matters of material interest to the lenders not consented to by the administrative agent;

•	completion of know your customer requirements;

•	the absence of a material adverse change;

•	the occurrence of the first drawdown no later than the later of March 31, 2008 and the “End Date” as defined in the merger agreement; and

•

there being no default or event of default, but representations and warranties regarding Waste Industries will not be a condition precedent unless breach would allow buyer to terminate the merger agreement.

Senior Credit Facility

General. The senior secured credit facility will be comprised of the following:

•	term loan facility in an aggregate principal amount of up to $310 million;

•	a capital expansion facility in an aggregate principal amount of up to $75 million; and

•	a revolving credit facility in an aggregate principal amount of up to $70 million.

Interest Rate. The senior credit facility will bear interest either at LIBOR or an alternate base rate, in each case, plus an applicable margin.

Security. The senior credit facility will be secured, subject to agreed-upon exceptions, by a lien on the capital stock and substantially all of the assets of Waste Industries and certain existing subsidiaries, and by guarantees from a subsidiary of MidCo and certain subsidiaries of Waste Industries.

Repayment. It is contemplated that the senior credit facility would be repaid through Waste Industries’ cash flows or a refinancing.

Existing Indebtedness

A portion of the senior secured credit facility may be used to repay some or all of the outstanding indebtedness on Waste Industries’ existing credit facility and term notes, which indebtedness totaled $115,714,284 at September 30, 2007.

On September 10, 2003, Waste Industries entered into a $9.5 million income tax exempt variable rate bond facility with Sampson County, North Carolina for the funding of expansion at our landfill in that county. This loan payable, which matures in 2023, was in addition to our existing $30.9 million income tax exempt variable rate Sampson County bond facility, which was issued in April 2001 and matures in 2020. These bonds and a portion of the interest payable under these facilities are backed by letters of credit issued by Wachovia Bank, N.A. as a participating lender under our Bank of America syndication. The average interest rate on outstanding borrowings under both Sampson County bond facilities was approximately 5.5% at September 30, 2007. The Sampson County bond facilities will be assumed by the Surviving Corporation and not repaid as a result of the merger.

On December 13, 2007, Waste Industries entered into a $13 million income tax exempt variable note bond facility with Wake County, North Carolina to fund the construction of a new landfill in Wake County to be operated by Waste Industries. This loan payable matures in December 2023. These bonds and a portion of the interest payable are backed by a letter of credit issued by Wachovia Bank, N.A. as a participating lender under our Bank of America credit facility. The Wake County bond facility will be assumed by the Surviving Corporation and not repaid as a result of the merger.

Estimated Fees and Expenses

Under the terms of the merger agreement, all expenses will be borne by the party incurring such expenses. Expenses associated with the printing, filing and mailing of this proxy statement and the Schedule 13E-3 and any amendments or supplements thereto, and the solicitation of shareholder approval will be borne by Waste Industries. Waste Industries must reimburse Parent for up to $8.75 million of the Investor Group’s reasonable, documented out-of-pocket expenses incurred in negotiating and attempting to complete the merger in the event that:

•

On or after December 17, 2007, the date of execution of the merger agreement, an alternative proposal to acquire Waste Industries is made or publicly announced, and Parent or Waste Industries terminates the merger agreement because the merger is not completed by June 30, 2008 or the Waste Industries shareholders do not approve the merger agreement;

•

An alternative proposal to acquire Waste Industries is made or publicly announced and Parent terminates because Waste Industries has breached its representations, warranties or covenants and the breach would prevent Waste Industries from meeting a condition to the closing of the merger prior to June 30, 2008; or

•

Parent terminates the merger agreement because of the failure of certain representations or warranties of Waste Industries to be true and correct and the failure cannot be cured prior to June 30, 2008.

Any reimbursed expenses will be credited against any termination fee owed to Parent by Waste Industries. See “The Merger Agreement—Expenses” for more information on the reimbursement of expenses.

JPMorgan has provided certain financial advisory services to the special committee in connection with the merger. Waste Industries will pay JPMorgan compensation for its services and Waste Industries has agreed to reimburse JPMorgan for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify JPMorgan against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. See “—Opinion of Financial Advisor” for more information about JPMorgan’s compensation.

Georgeson Inc. has been retained as a proxy solicitation and information agent in connection with the merger. Georgeson Inc. may contact holders of Waste Industries common stock by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the merger to beneficial owners. As compensation for acting as a proxy solicitation and information agent in connection with the merger, Georgeson Inc. will receive reasonable and customary compensation. Parent will select a paying agent in connection with the merger. Waste Industries will pay the paying agent reasonable and customary compensation for its services in connection with the merger, plus reimbursement for out-of-pocket expenses, and expects to indemnify the paying agent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Waste Industries for customary handling and mailing expenses incurred by them in forwarding material to their customers.

The following is an estimate of fees and expenses to be incurred by Waste Industries, in connection with the merger:

Legal, Accounting and Due Diligence	$1,252,000
JPMorgan	$4,700,000
Printing and Mailing	$100,000
SEC Filing Fees	$14,784
Paying Agent	$50,000
Proxy Solicitation and Information Agent	$12,000
Special Committee Fees	$191,500
Miscellaneous	$350,000
Total	$6,670,284

In addition, it is expected that Parent will incur approximately $7,773,500 of legal and accounting fees and due diligence and other expenses.

Certain Legal Matters

HSR Act and Antitrust

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and the rules promulgated under the HSR Act by the Federal Trade Commission, or the FTC, which prevent transactions such as the merger from being completed until required information and materials regarding the merger are furnished to the United States Department of Justice, or the DOJ, and the FTC for review, and the applicable review period is terminated or expires. On January 7, 2008, Waste Industries filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the DOJ and the FTC. The review period expired on February 6, 2008. Please note, however, that the DOJ, the FTC or others may challenge the merger on antitrust grounds notwithstanding the expiration of the review period. Accordingly, after the completion of the merger, any of the DOJ, the FTC or others could take action to challenge the merger under antitrust laws, including without limitation seeking to rescind the merger or requiring divestiture of certain assets of the Surviving Corporation. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

Other Regulatory Matters

The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental agencies and authorities. We are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

State Anti-Takeover Laws

As a North Carolina corporation, Waste Industries is subject to the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, each of which, if applicable, would hinder the ability of a third party to acquire control of Waste Industries. The Shareholder Protection Act generally requires that, unless certain “fair price” and other conditions are met, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. The primary purpose of the Shareholder Protection Act is to protect shareholders against a partial or two-tiered tender offer and ensure that a “fair price” is paid to all shareholders.

The Control Share Acquisition Act provides that any person or party who acquires “control shares” (defined as a number of shares which, when added to other shares held, gives the holder voting power in the election of directors equal to 20%, 33 1/3% or a majority of all voting power) may vote those shares only if the remaining shareholders of the corporation, by resolution, permit those shares to be voted. If the shareholders of the corporation permit the “control shares” to be accorded voting rights and the holder of the “control shares” has a majority of all voting power for the election of directors, the other shareholders of the corporation have the right to the redemption of their shares at the fair value of the shares as of the date prior to the date on which the vote was taken which gave voting rights to the “control shares.” The primary purpose of the Control Share Acquisition Act is to give boards of directors more time and control in the event of a hostile takeover attempt.

Waste Industries and the special committee believe that the provisions of the Shareholder Protection Act and the Control Share Acquisition Act are not applicable to Waste Industries or its shareholders in connection with the merger and the related transactions required to effectuate the merger because one or more exemptions and/or exceptions are available under those Acts.

Certain Litigation

On December 19, 2007, a complaint was filed against Waste Industries and each of its five directors in the Superior Court of Wake County, North Carolina. The lawsuit alleges that the Waste Industries’ directors breached their fiduciary duties to Waste Industries’ shareholders by, among other things, engaging in improper, unfair dealing and wrongful and coercive conduct in approving the merger agreement.

The plaintiff seeks class action designation for the lawsuit, and an order or orders certifying the plaintiff as the class representative, enjoining the proposed merger, awarding plaintiff the costs and disbursements related to the lawsuit, including attorneys and financial expert fees, and granting such other relief as the court deems just and proper.

Although no assurances can be made with respect to any litigation, Waste Industries believes all of the allegations of wrongdoing in the complaint to be without merit and denies any wrongdoing. In addition, Waste Industries has been advised that the other defendants named in the complaint believe all of the allegations of wrongdoing in the complaint to be without merit and deny any breach of duty to or other wrongdoing with respect to the plaintiff and any plaintiff class, should one be designated.

On January 31, 2008, the plaintiff filed a voluntary dismissal which sought to dismiss all claims asserted in the complaint without prejudice. However, because a putative class action may not be dismissed without approval of the court, the voluntary dismissal filed by plaintiff on January 31, 2008 is moot. On February 12, 2008, the parties submitted a proposed stipulation and order of voluntary dismissal to the court for consideration. On February 22, 2008, the court sent a notice of hearing to advise that at 11:00 a.m. on March 11, 2008, it will hear the parties on the proposed stipulation and order of dismissal.

Provisions for Unaffiliated Security Holders

No provision has been made to grant Waste Industries’ shareholders, other than the Investor Group or its affiliates, access to the corporate files of Waste Industries or any other party to the merger or to obtain counsel or appraisal services at the expense of Waste Industries or any other such party.

Dissenters’ Rights of Shareholders

Pursuant to North Carolina law, holders of Waste Industries common stock are not entitled by law to dissenters rights as a result of the proposed merger because Waste Industries common stock is listed on the Nasdaq Global Market. However, even though not required by North Carolina law, pursuant to the merger agreement, Waste Industries shareholders have been granted dissenters’ rights in connection with the merger under which a Waste Industries shareholder may elect to be paid for such shareholder’s shares in accordance with the procedures set forth in the North Carolina Business Corporation Act, or NCBCA.

The following discussion is not a complete description of the law relating to dissenters’ rights available under North Carolina law and is qualified in its entirety by the full text of Article 13 of the NCBCA. Article 13 is reprinted in its entirety as Appendix C to this proxy statement. Any Waste Industries shareholder wishing to exercise dissenters’ rights should carefully review Article 13 and is urged to consult a legal advisor before electing or attempting to exercise these rights.

If the merger is completed, any shareholder of record of Waste Industries who objects to the merger and who fully complies with Article 13 of the NCBCA will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of the shares of Waste Industries common stock beneficially owned by such shareholder. A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in that shareholder’s name only if that shareholder dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Waste Industries in writing of the name and address of each person on whose behalf that record shareholder asserts dissenters’ rights. A beneficial owner of Waste Industries common stock may also assert dissenters’ rights as to shares held on his behalf provided that he dissents with respect to all shares of which he is a beneficial shareholder and he submits the record shareholder’s written consent to such dissent at or prior to the time the beneficial shareholder asserts dissenters’ rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights, the fair value of a dissenting shareholder’s Waste Industries common stock equals the value of such shares immediately before the merger completion date, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable.

Under Article 13, all shareholders entitled to dissenters’ rights in the merger must be notified in the meeting notice relating to the merger that shareholders are or may be entitled to assert dissenters’ rights. The notice of special meeting together with this proxy statement constitutes that notice, and Article 13 is attached as Appendix C to this proxy statement. If a shareholder wishes to exercise dissenters’ rights or wishes to preserve the right to do so, that shareholder should review the following discussion and Appendix C carefully and is urged to consult a legal advisor before electing or attempting to exercise these rights.

Any Waste Industries shareholder who desires to dissent and receive cash payment of the fair value of such shareholder’s Waste Industries common stock must:

•

give to Waste Industries (and Waste Industries must actually receive), prior to the shareholder vote on the merger agreement and the merger, a written notice of his, her or its intent to demand payment for such shareholder’s shares if the merger is completed; and

•	not vote such shareholder’s shares in favor of the merger agreement (a failure to vote or a vote against the merger proposals will satisfy this requirement).

No later than 10 days after the merger is approved by the shareholders of Waste Industries, Waste Industries will deliver a dissenters’ notice to those shareholders who have properly delivered their notice to dissent and otherwise complied with the requirements of Article 13. This dissenters’ notice will state where a shareholder’s payment demand must be sent; supply a form for demanding payment; set a date by which Waste Industries must receive the payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed); state where and when certificates for shares of Waste Industries stock must be deposited (and, in the case of uncertificated shares, the extent to which transfer of the shares will be restricted after the payment demand is received); and include a copy of Article 13 of the NCBCA. The dissenting shareholder must demand payment and deposit his, her or its share certificates in accordance with the terms of the dissenters’ notice. If the dissenting shareholder demands payment and deposits his, her or its share certificates, such dissenting shareholder will retain all other rights of a shareholder until these rights are canceled or modified by the merger. If the dissenting shareholder does not demand payment or deposit his, her or its share certificates where required, each by the date set in the dissenters’ notice, such shareholder will not be entitled to payment for the shares under Article 13 of the NCBCA.

As soon as the merger is completed or within 30 days after receipt of a payment demand from a dissenting shareholder who has complied with the statutory requirements, whichever is later, Waste Industries will pay the dissenter the amount that Waste Industries estimates to be the fair value of the dissenting shareholder’s shares, plus interest accrued from the effective date of the merger to the date of payment. Waste Industries’ payment will be accompanied by:

•

Waste Industries’ most recent available balance sheet as of the end of a fiscal year ended not more than 16 months before the date of the payment, an income statement for that year, a statement of cash flows for that year and the latest available interim financial statements, if any;

•	an explanation of how Waste Industries estimated the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 55-13-28 of the NCBCA; and

•	a copy of the dissenters’ rights provisions of the NCBCA.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Waste Industries must return the deposited certificates. If the merger is consummated after return of the deposited certificates, Waste Industries must send the dissenting shareholder a new dissenters’ notice and repeat the payment demand procedure.

The dissenting shareholder may, however, notify Waste Industries in writing of his, her or its own estimate of the fair value of the shares and amount of interest due, and demand payment of the excess of his, her or its estimate of the fair value of the shares over the amount previously paid by Waste Industries if:

•	such shareholder believes that the amount paid is less than the fair value of Waste Industries common stock or that the interest is incorrectly calculated;

•	Waste Industries fails to make payment of its estimate of fair value to such shareholder within 30 days after receipt of a demand for payment; or

•	the merger is not consummated, and Waste Industries does not return such shareholder’s deposited certificates within 60 days after the date set for demanding payment.

A dissenting shareholder waives the right to demand payment unless he, she or it notifies Waste Industries of his, her or its demand for payment in writing within 30 days of Waste Industries’ payment of its estimate of fair value or Waste Industries’ failure to perform. If such shareholder fails to notify Waste Industries of the demand for payment within such 30-day period, the shareholder shall be deemed to have withdrawn the dissent and demand for payment.

If, within 60 days after the earlier of (i) Waste Industries’ payment in response to a first demand for payment or (ii) the date of the dissenting shareholder’s second demand for payment, the payment amount has not been settled, the dissenting shareholder may file a complaint in the Superior Court Division of the North Carolina General Court of Justice requesting that the fair value of the dissenting shareholder’s shares and the accrued interest be determined. The dissenting shareholder will not have the right to a jury trial. The court will have discretion to make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If a dissenting shareholder does not begin the proceeding within the 60-day period, such dissenting shareholder will be deemed to have withdrawn such dissenting shareholder’s dissent and demand for payment.

Each dissenter made a party to the proceeding by the court will be entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by Waste Industries. The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. Parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

The court may assess the costs of a proceeding described above, including the compensation and expenses of appointed appraisers, as it finds equitable. With respect to the fees and expenses of counsel and experts for the parties to the proceeding, the court may assess such costs: (a) against Waste Industries and in favor of any or all dissenters if it finds that Waste Industries did not substantially comply with the above-described procedures; or (b) against either Waste Industries or a dissenter or in favor of either or any other party, if it finds that the party against whom such costs are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenters’ rights provided under Article 13. In addition, if the court finds that the services of counsel to any dissenter were of substantial benefit to other dissenters and that the costs of such services should not be assessed against Waste Industries, then the court may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Waste Industries shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized by such dissenting shareholders for purposes of determining gain or loss for federal income tax purposes.

Failure by a Waste Industries shareholder to follow precisely the steps required by the NCBCA for exercising dissenters’ rights may result in the loss of those rights. If a shareholder withdraws such holder’s dissenters’ rights demand or becomes ineligible to exercise such dissenters’ rights, then such holder’s shares will thereupon cease to be dissenting shares and will be converted into and will represent only the right to receive $38.00 per share in cash, without interest thereon, upon surrender of the certificate or certificates representing such shares. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you are considering dissenting from the approval of the merger agreement and exercising your appraisal rights under the NCBCA, you should consult your legal advisors.

The exercise of dissenters’ rights will be the exclusive method for a Waste Industries shareholder to receive consideration for his or her shares of Waste Industries common stock different from the $38.00 per share cash merger consideration, unless the merger were determined to be unlawful or fraudulent.

All written communications from shareholders with respect to the exercise of dissenters’ rights should be mailed before or after completion of the merger to Waste Industries USA, Inc., 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609, Attention: D. Stephen Grissom, Secretary.

Voting against or abstaining from voting on the proposal to approve the merger agreement is not enough to satisfy the requirements of the NCBCA. A shareholder must also comply with all of the conditions relating to the separate written notice of intent to dissent to the merger, the separate written demand for payment of the fair value of the dissenting shareholder’s shares of Waste Industries common stock and the deposit of the dissenting shareholder’s stock certificates.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Where and When is the Special Meeting?

A:	We will hold a special meeting of shareholders of Waste Industries on , 2008 at A.M., Eastern time, at , Raleigh, North Carolina.

Q:	What Am I Being Asked to Vote On?

A:	You are being asked to adopt and approve the merger agreement and the merger pursuant to which an entity formed by the Investor Group will acquire Waste Industries and each share of Waste Industries common stock (other than shares held by Merger Sub, shares held by Waste Industries or its subsidiaries or shares held by shareholders who have properly exercised dissenters’ rights under North Carolina law) will be converted into $38.00 in cash. After the merger, Waste Industries will be a privately-owned company, substantially all of which will be owned by the Investor Group, with a small portion, estimated to be less than 3%, that may be owned by other officers or employees of Waste Industries who may be invited to become equity owners of Marlin MidCo Inc. In addition, certain officers and employees of Waste Industries may be offered options in Marlin MidCo Inc. or its parent, Marlin HoldCo LP.

You are also being asked:

•

to approve any motion to adjourn the special meeting to a later date or time to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal on the merger agreement, and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	Does Waste Industries’ Board of Directors Recommend Approval of the Merger Agreement and the Merger?

A:	Yes. Waste Industries’ board of directors recommends (with Mr. Poole and Mr. Perry abstaining) that Waste Industries shareholders adopt and approve the merger agreement and the merger. The special committee of independent directors of Waste Industries’ board of directors that was appointed to review and evaluate the acquisition proposal from the Investor Group determined unanimously that the merger agreement, as negotiated, is fair to and in the best interests of the unaffiliated shareholders of Waste Industries and recommended to the full Waste Industries board of directors that the board of directors approve the merger agreement. After considering relevant factors including the unanimous recommendation of the special committee, Waste Industries’ board of directors (with Mr. Poole and Mr. Perry abstaining) has unanimously:

•	determined that the merger agreement is advisable and fair to and in the best interests of the unaffiliated shareholders of Waste Industries;

•	adopted and approved the merger agreement; and

•	recommended that Waste Industries’ shareholders adopt and approve the merger agreement and the merger.

Q:	What is the Record Date for the Special Meeting?

A:	The record date for the special meeting is , 2008. Only holders of Waste Industries common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Q:	What Constitutes a Quorum for the Special Meeting?

A:	The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast by the shareholders will constitute a quorum for the special meeting.

Q:	What Vote is Required to Adopt and Approve the Merger Agreement and the Merger and to Approve the Adjournment Proposal?

A:	Adoption and approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of all of the Waste Industries common stock then entitled to vote at the special meeting on that matter, which means a majority of the outstanding shares. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of the shares of Waste Industries common stock present in person or by proxy and entitled to vote at the special meeting on that matter. The Poole/Perry Investors have entered into a support agreement with the other members of the Investor Group and have agreed to vote, or cause to be voted, all shares of Waste Industries common stock owned by the Poole/Perry Investors in favor of the proposal to adopt and approve the merger agreement and the merger. The Poole/Perry Investors owned approximately 51% of the shares outstanding on February 28, 2008. Provided the Poole/Perry Investors vote their shares as they have agreed in the support agreement, the agreement and plan of merger and the merger will be adopted and approved by the holders of a majority of Waste Industries’ outstanding common stock entitled to vote on the merger, which is the vote required by North Carolina law. However, we encourage you to vote your shares.

Q:	Why is My Vote Important?

A:	Because the adoption and approval of the merger agreement and the merger must be approved by a majority of the outstanding shares, your failure to vote or your abstention from voting will have the same effect as a vote “against” the adoption and approval of the merger agreement and the merger.

Q:	What do I Need to do Now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote by completing, signing and mailing your proxy card or by voting via telephone or the Internet as soon as possible so that your shares can be represented at the special meeting. Your vote is important. Whether or not you plan to attend the special meeting, you should sign and mail your proxy card or vote via telephone or the Internet at your first convenience. Remember, if you fail to vote your shares, that will have the same effect as a vote “against” the adoption and approval of the merger agreement and the merger.

Q:	What Will a Waste Industries Shareholder Receive When the Merger Occurs?

A:	For every share of Waste Industries common stock that they own at the effective time of the merger, shareholders will be entitled to receive $38.00 in cash, without interest. This does not apply to shares held by Merger Sub, shares held by Waste Industries or its subsidiaries, shares held by shareholders who have properly exercised their dissenters’ rights under North Carolina law or shares held by Parent or Marlin MidCo, except that 39% of the shares of Waste Industries common stock held by the Poole/Perry Investors, including stock options and deferred stock units, will be exchanged in the merger for cash at the effective time of the merger. Each share of common stock and each deferred stock unit held by the Poole/Perry Investors will receive $38.00 per share, the same merger consideration to be received by the unaffiliated shareholders of Waste Industries in the merger. Each stock option held by the Poole/Perry Investors will be cashed out by receiving an amount equal to $38.00 per share minus the option exercise price.

Q:	Should I Send in My Stock Certificates Now?

A:	No. If the merger is completed, you will receive written instructions for exchanging your Waste Industries stock certificates for cash.

Q:	If My Shares are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:

Your broker will vote your shares for you only if you provide your broker with your specific voting instructions. You should follow the directions provided by your broker to vote your shares, including instructions for telephone and Internet voting. Without your instructions your shares of Waste Industries common stock will not be voted, which will have the same effect as a vote “against” the adoption and approval of the merger agreement and the merger. Please make certain to return your proxy or voting instruction card for each separate account you maintain to ensure that all of your Waste Industries shares are voted.

Q:	May I Change My Vote After I Have Mailed My Signed Proxy Card?

A:	Yes. You may change your vote by delivering a written notice stating that you would like to revoke your proxy or by executing and submitting a new, later dated proxy to D. Stephen Grissom, the Secretary of Waste Industries, before the meeting. You also may revoke your proxy by attending the special meeting and voting your shares in person. If your shares are held in street name, you must contact your broker or bank and follow the directions provided to change your voting instructions.

Q:	When Do You Expect the Merger to Be Completed?

A:	We are working to complete the merger as quickly as possible. If our shareholders adopt and approve the merger agreement and the merger, and assuming the other conditions to the merger are satisfied or waived, we hope to complete the merger during the first half of 2008, although there can be no assurance that we will be able to do so.

Q:	Do Shareholders Have Dissent and Appraisal Rights?

A:	If you do not vote in favor of the merger agreement and the merger and you fulfill several procedural requirements, you have been granted the right, by action of Waste Industries’ board of directors, pursuant to the merger agreement, to dissent and receive a judicial appraisal of the “fair value” of your shares even though you would not otherwise be entitled to dissenters’ rights under North Carolina law if the merger agreement did not contain this right. You should be aware that the fair value of your shares as determined under North Carolina law could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not seek appraisal of your shares. We encourage you to read the North Carolina statute carefully and consult with legal counsel if you desire to exercise your appraisal rights. The North Carolina statute is included as Appendix C to this proxy statement. See “Special Factors—Dissenters’ Rights.”

Q:	Who Can Help Answer My Questions?

A:	If you have any questions about the merger, need additional copies of this proxy statement, or require assistance in voting your shares, you should contact Georgeson Inc., which is assisting us, as follows:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokers Call Collect: 212-440-9800

All Others Call Toll-free: 1-888-274-5121

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, including information set forth or incorporated by reference in this document, contains statements that constitute forward-looking information, including disclosures relating to the merger, valuation information, projected financial information, preliminary budget information, the expected amounts, timing and availability of financing, sources of funds, and funding requirements, among others. You are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the results expressed or implied by any forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•

with respect to the merger: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure of required conditions to close the merger; (2) the outcome of any legal proceedings that have been or may be instituted against Waste Industries and others as a result of the proposed merger, including the matters described under “Certain Legal Matters—Certain Litigation”; (3) the inability to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of certain regulatory approvals; (4) the failure to obtain any contemplated debt or equity financing; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) the potential impact of current unsettled conditions in the credit markets;

•	any of the assumptions underlying our projected financial information proving to be inaccurate;

•	the level of our revenues;

•	competition from existing competitors, as well as competition from new competitors entering our market areas;

•	demand for our services, which is impacted by competition and pricing and the other factors discussed herein;

•	the cost of fuel;

•	the regulatory environment in which we operate, including the permitting process for landfills;

•	general economic conditions in the areas in which we operate;

•	the level of our capital expenditures;

•	the level of our expenses;

•	future acquisitions and dispositions of assets;

•	financial community perceptions of our business, operations and financial condition and the industry in which we operate; and

•

the other factors described in our Form 10-K for the fiscal year ended December 31, 2006 and our Form 10-Qs for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws. The Transaction Statement on Schedule 13E-3 filed with the Securities and Exchange Commission, or SEC, with respect to the proposed merger will be amended to report any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

THE SPECIAL MEETING

Date, Time and Place

The special meeting of shareholders of Waste Industries will be held on                     , 2008 at         A.M., Eastern time, at                     , Raleigh, North Carolina.

Purpose

At the special meeting, you will be asked:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 17, 2007, by and among Waste Industries, Parent and Merger Sub, as it may be amended from time to time, which, among other things, provides for the merger of Merger Sub, a subsidiary of Parent, with and into Waste Industries, with Waste Industries continuing as the Surviving Corporation.

2. To consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum Requirement

We have fixed                     , 2008, as the record date. Only holders of record of Waste Industries’ common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were approximately             shares of Waste Industries common stock issued and outstanding held by approximately             holders of record.

Each holder of record of Waste Industries common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders at the special meeting.

The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast by the shareholders will constitute a quorum for the special meeting. If you are a record holder on the record date and vote by proxy or in person at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Shares of Waste Industries common stock that are entitled to vote but are not voted (called abstentions) and broker non-votes will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Voting by Proxy

Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting and vote.

Voting Via Telephone or the Internet

Voting via the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears on the proxy card. These procedures, which comply with North Carolina law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 11:59 P.M., Eastern time, on                     , 2008.

If you own your shares of Waste Industries common stock in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if Internet or telephone voting is available. If your bank or broker does make Internet or telephone voting available, please follow the instructions provided on the voting form supplied by your bank or broker.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the special meeting by:

•

giving written notice of your revocation in person at the special meeting or in writing bearing a later date than your proxy, delivered to D. Stephen Grissom, Secretary of Waste Industries USA, Inc., 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609;

•

delivering to D. Stephen Grissom, the Secretary of Waste Industries, a duly executed subsequent proxy (including a proxy delivered by telephone or the Internet) bearing a later date and indicating a contrary vote; or

•	attending the special meeting and voting in person.

Who to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Georgeson Inc., which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokers Call Collect: 212-440-9800

All Others Call Toll-free: 1-888-274-5121

Voting at the Special Meeting

Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting. Please contact your broker, bank or nominee for specific instructions.

Vote Required; How Shares are Voted

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Waste Industries common stock entitled to vote thereon, including shares held by the Poole/Perry Investors, Parent or any subsidiary of Parent.

The Poole/Perry Investors who, as of February 28, 2008, collectively held shares representing approximately 51% of the outstanding Waste Industries common stock, have entered into a support agreement with the other members of the Investor Group in which they have agreed to vote their shares in favor of the adoption and approval of the merger agreement. See “Special Factors—Structure and Steps of the Merger.” If the Poole/Perry Investors vote their shares in accordance with the support agreement, the merger and the merger agreement will be adopted and approved by the requisite number of shares.

Pursuant to North Carolina law, the affirmative vote of holders of a majority of the votes cast at the special meeting is required to adjourn the special meeting.

Subject to revocation, all shares represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote “FOR” the adoption and approval of the merger agreement, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement but will have no effect on any motion to adjourn or postpone the special meeting for purposes of determining whether the approval requirement under North Carolina law has been satisfied. If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

The proxy card confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by Waste Industries. Waste Industries will bear the cost of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of shareholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of Waste Industries common stock. Waste Industries directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail. Waste Industries has retained Georgeson Inc., a proxy solicitation firm, to assist with the solicitation of proxies for the special meeting for a fee of $12,000 plus expenses and fees for additional services provided, if any. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of Waste Industries common stock. See “Special Factors—Estimated Fees and Expenses” for more information about the fees Waste Industries expects to pay in connection with the merger.

Please do not send any certificates representing shares of Waste Industries common stock with your proxy card. If the merger is completed, the procedure for the exchange of certificates representing shares of Waste Industries common stock will be as described in this proxy statement. For a description of procedures for exchanging certificates representing shares of Waste Industries common stock for the merger consideration following completion of the merger, see “The Merger Agreement—Payment for Waste Industries Common Stock in the Merger.”

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. The provisions of the merger agreement are extensive and not easily summarized. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger. In addition, you should read “Special Factors—Structure and Steps of the Merger,” particularly the sections summarizing the support agreement, the interim investors agreement and the rollover commitments of the Investor Group, as certain provisions of those agreements relate to certain provisions of the merger agreement.

Additional information about Waste Industries may be found elsewhere in this proxy statement and Waste Industries’ other public filings. See “Additional Information” beginning on page [    ].

Structure of the Merger

At the closing of the merger, Merger Sub will merge with and into Waste Industries and the separate corporate existence of Merger Sub will cease. Waste Industries will be the Surviving Corporation in the merger and will continue to be a North Carolina corporation after the merger. The articles of incorporation of Waste Industries will be amended to be in the form of Merger Sub’s articles of incorporation. The bylaws of Merger Sub will be the bylaws of the Surviving Corporation.

The directors of Merger Sub immediately prior to the closing of the merger will, from and after the closing of the merger, be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or until their earlier death, resignation or removal. The officers of Waste Industries immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or until their earlier death, resignation or removal.

When the Merger Becomes Effective

The closing of the merger will take place on a day selected by Parent and Waste Industries after the satisfaction or waiver of the closing conditions specified in the merger agreement. The merger will become effective at the time, which we refer to as the effective time of the merger, when the parties to the merger file articles of merger with the Secretary of State of the State of North Carolina or any later time as the parties agree and specify in the articles of merger.

Effect of the Merger on the Common Stock and Certain Other Securities of Waste Industries and Merger Sub

Common Stock

At the effective time of the merger:

•

Each share of Waste Industries common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held directly or indirectly by Merger Sub immediately prior to the effective time of the merger, shares held by Waste Industries or its subsidiaries, and shares of Waste Industries common stock held by dissenting shareholders (which we refer to collectively as the Excluded Shares)) will be converted into the right to receive a cash payment of $38.00.

•

All shares of common stock that are owned by Merger Sub immediately prior to the effective time of the merger will be automatically cancelled without payment. All shares of common stock held by Waste Industries or its subsidiaries will also be automatically cancelled without payment.

•	Each share of common stock of Merger Sub will be converted into one share of newly issued common stock of the Surviving Corporation.

Stock Options

As of the effective time of the merger:

•

Waste Industries has agreed to cause each outstanding option to purchase Waste Industries common stock granted to any employee or director under Waste Industries’ stock plans to cease to exist and to be converted into the right to receive a cash payment equal to the product of (A) the number of shares of Waste Industries common stock subject to such option and (B) the excess of (i) the cash merger consideration of $38.00 over (ii) the per-share exercise price of such stock option. Waste Industries intends to vest in full any unvested options immediately before the effective time of the merger.

•	The cash payments for the cancellation of any stock options will be payable at the effective time of the merger.

Deferred Stock Units

Each deferred stock unit issued under Waste Industries’ 2007 Long Term Incentive Plan that is not fully vested at the time of the merger will be automatically fully vested immediately prior to the time of the merger and will then be converted at the effective time into the right to receive the per share cash merger consideration of $38.00.

Payment for Waste Industries Common Stock and Other Securities in the Merger

At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, in trust for the benefit of the holders of the Waste Industries common stock (other than Excluded Shares) with a paying agent to be selected by Parent, cash in an amount representing the aggregate cash payments payable for all shares of Waste Industries common stock, stock options and deferred stock units. As soon as reasonably practicable after the effective time, the Surviving Corporation will instruct the paying agent to mail to each record holder of Waste Industries common stock (other than Excluded Shares), a letter of transmittal and instructions for use in effecting the surrender of all Waste Industries common stock certificates held by such record holder in exchange for a cash payment of $38.00, without interest, for each share of Waste Industries common stock owned. You should not send in your Waste Industries common stock certificates until you receive the letter of transmittal.

If payment is to be made to a person other than the person in whose name the Waste Industries common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due to Waste Industries common shareholders under the merger agreement, or that such person establish to the satisfaction of the paying agent that any such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares. The Surviving Corporation, Parent and the paying agent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, the stock transfer books of Waste Industries will be closed, and there will be no further registration of transfers on the Surviving Corporation stock transfer books of shares of Waste Industries common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates are presented to the Surviving Corporation for transfer, they will be canceled and exchanged for the merger consideration.

Any portion of the payment fund held by the paying agent not distributed to the holders of Waste Industries common stock one year following the effective time of the merger will be delivered to the Surviving Corporation, and after such transfer, any shareholders of Waste Industries who have not properly surrendered their stock certificates may look only to the Surviving Corporation for payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the paying agent or by Parent, you will have to post an indemnity agreement or a bond in a reasonable amount as an indemnity to protect the Surviving Corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by Waste Industries to Parent and Merger Sub, and representations and warranties made by Parent and Merger Sub to Waste Industries, and are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations that we made are qualified by a confidential disclosure letter that we delivered to Parent and Merger Sub concurrently with the signing of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The representations and warranties made by each of Waste Industries, Parent and Merger Sub relate to, among other things:

•	organization, existence and good standing (including, as to Waste Industries, with respect to its subsidiaries);

•

power and authority to execute and deliver the merger agreement and ancillary agreements and to perform its respective obligations under such agreements and to complete the transactions contemplated by such agreements;

•

the absence of certain conflicts, including certain conflicts with organizational documents and law, the absence of any breach or event of default under any contract, and the absence of any required governmental approvals other than those specified in the merger agreement, in each case arising out of the execution, delivery and performance of the merger agreement; and

•	the absence of any fees owed to brokers or investment bankers in connection with the merger, other than those specified in the merger agreement.

The merger agreement also contains representations and warranties of Waste Industries as to, among other things:

•

the capitalization of Waste Industries and the absence of preemptive rights or other rights to purchase or acquire equity securities of Waste Industries or any of its subsidiaries, other than those specified in the merger agreement;

•	the accuracy of Waste Industries’ filings with the SEC and the compliance of Waste Industries financial statements with U.S. GAAP;

•	Waste Industries’ disclosure controls and procedures and internal control over financial reporting;

•	the payment by Waste Industries and its subsidiaries of taxes and the filing of tax returns;

•	Waste Industries’ employee benefit plans and other agreements with its employees;

•	the absence of certain undisclosed liabilities;

•	the shareholder vote necessary to approve the merger;

•	compliance with applicable law and permits;

•	compliance with applicable environmental laws and regulations;

•	Waste Industries or its subsidiaries owns or has licensed all intellectual property used in their respective businesses as currently conducted;

•

Waste Industries or its subsidiaries owns and has good title to all of their owned real property and good title to all of their personal property, and has valid leasehold interests under enforceable leases in all of its leased properties;

•	the inapplicability of or an exemption from anti-takeover laws to the merger or the merger agreement;

•	Waste Industries and its subsidiaries maintain insurance covering their properties, operations, personnel and business;

•	the opinion of the special committee’s financial advisor; and

•	the exclusiveness of Waste Industries’ representations and warranties in the merger agreement as the only representations and warranties made by or on its behalf in connection with the merger.

The merger agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:

•	Parent’s ability to finance the merger;

•	the absence of any previous business activities by Parent and Merger Sub other than in connection with the transactions contemplated by the merger agreement;

•

the delivery to Waste Industries of a guarantee that supports the obligation of members of the Investor Group to pay Waste Industries a termination fee should such a fee become payable; that the guarantee has not been replaced, amended or modified; and that the guarantee is in full force and effect; and

•

the exclusiveness of Parent’s and Merger Sub’s representations and warranties in the merger agreement as the only representations and warranties made by or on their behalf in connection with the merger.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” clause. For purposes of the merger agreement, “material adverse effect” with respect to Waste Industries means any effect that is or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise) or results of operation of Waste Industries and its subsidiaries; provided, however, that no adverse effect resulting from certain specified matters, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a material adverse effect, including:

•

any change in general economic, business, financial, credit or market conditions that do not disproportionately affect Waste Industries and its subsidiaries relative to other participants in the waste collection and disposal industry in the United States;

•	any action taken by Waste Industries to comply with its obligations under the merger agreement;

•

any occurrence generally affecting the waste collection and disposal industry that does not disproportionately affect Waste Industries and its subsidiaries relative to other participants in the waste collection and disposal industry in the United States;

•

any change in GAAP or applicable law that does not disproportionately affect Waste Industries and its subsidiaries relative to other participants in the waste collection and disposal industry in the United States;

•

any act of terrorism, war, national disaster or any national or international calamity affecting the United States that does not disproportionately affect Waste Industries and its subsidiaries relative to other participants in the waste collection and disposal industry in the United States;

•	any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided the underlying causes of such failure may be taken into account);

•	any change in the price or trading volume of Waste Industries’ common stock (provided the underlying causes of such change may be taken into account);

•	any loss of employees or customers resulting from the publication of the merger agreement or the identity of Parent or any of its affiliates as the acquirer of Waste Industries; or

•	any action taken at the request of Parent or its affiliates or mutually agreed to by the parties to the merger agreement that would otherwise have been prohibited by the terms of the merger agreement.

If Waste Industries were to suffer a material adverse effect or other occurrence that would reasonably impair or materially delay the merger, in each case, that could not be cured by June 30, 2008, Parent would be able to terminate the merger agreement and would not be obligated to close the merger. See “—Termination” below.

Agreements Related to the Conduct of Business

The merger agreement provides that, subject to certain exceptions or as consented to in writing by Parent, during the period from the signing of the merger agreement to the effective time of the merger, Waste Industries, among other things, will, and will cause its subsidiaries to, conduct their respective businesses in the ordinary course and use its reasonable best efforts to preserve intact its business organization and to retain its key officers and key employees and take no action that would reasonably be expected to impair or delay the ability of Waste Industries, Parent or Merger Sub from obtaining approvals of any regulatory agency required for the merger agreement (except that any action taken by Lonnie C. Poole, Jr., Jim W. Perry or Lonnie C. Poole, III, or at their direction, will not be deemed to be actions of Waste Industries for these purposes), and will not, without the prior consent of Parent:

•	adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock or other equity interests;

•

make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options issued and outstanding under Waste Industries’ stock plans;

•	grant any person any right to acquire any shares of its capital stock or other equity interests;

•	issue any additional shares of capital stock or other equity interests except pursuant to the exercise of stock options issued under Waste Industries’ stock plans;

•	purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $5 million in the aggregate;

•

make any investment or material acquisition of another person or business, whether by purchase of stock or securities, contributions to capital, property transfers, or purchases of property or assets having a value in excess of $5 million in the aggregate;

•	make any capital expenditures not contemplated by the capital expenditure budget having an aggregate value in excess of $5 million for any 12 consecutive month period;

•

incur, assume, guarantee, or become obligated with respect to, any debt, which, when taken together with all other debt of Waste Industries and its subsidiaries, would result in indebtedness greater than

$180 million in the aggregate outstanding at any given time (excluding intercompany debt), or any debt which contains covenants that restrict the merger or that are inconsistent with the financing commitments;

•

enter into, renew, extend, amend or terminate (A) any contract which if entered into prior to the date of the merger would be a material contract, other than any contract relating to indebtedness that would not be prohibited in the merger agreement, or (B) any contracts not in the ordinary course, involving the commitment or transfer of value in excess of $5 million in the aggregate in any year;

•	enter into, amend or terminate any material reinsurance, coinsurance, modified coinsurance or any similar contract, whether as reinsurer or reinsured;

•

except to the extent required by law or by contracts in existence as of the date of the merger agreement, (A) increase the compensation or benefits of any of its employees, directors, consultants, independent contractors or service providers, except, with respect to non-officer employees, in the ordinary course of business consistent with past practice, (B) pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers, (C) enter into, amend, alter, adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider, (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Waste Industries’ benefit plan, or (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Waste Industries’ benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law;

•

waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $1 million in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

•	amend or waive any provision of, or modify, the Waste Industries’ charter documents or its subsidiaries’ charter documents;

•

take or omit to take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the merger agreement;

•

enter into any “non-compete” or similar agreement that would materially restrict the businesses of the Surviving Corporation or its subsidiaries or that would restrict the businesses of Parent or its affiliates (excluding the Surviving Corporation and its subsidiaries) or take any action that may impose new or additional regulatory requirements on any affiliate of Parent (excluding the Surviving Corporation and its subsidiaries);

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

•

implement or adopt any material change in its existing underwriting, claim handling, loss control, investment, actuarial or tax or financial accounting principles, practices or methods, other than as required by GAAP, applicable law or regulatory guidelines;

•

(A) enter into any closing agreement with respect to material taxes, (B) settle or compromise any material liability for taxes, (C) make, revoke or change any material tax election, (D) file or surrender any claim for a material refund of taxes, (E) file any amended tax return involving a material amount of taxes, or (F) prepare any tax returns in a manner which is not consistent in all material respects with the past practice of Waste Industries and its subsidiaries;

•

enter into any new, or materially amend or otherwise materially alter any current, affiliate transaction or transaction which would be an affiliate transaction if such transaction occurred prior to the date of the merger agreement; or

•	agree to do any of the foregoing.

Other Covenants and Agreements

Access and Information

Waste Industries must give Parent reasonable access during normal business hours, during the period prior to the effective time of the merger, to all of its books and records, facilities, personnel, management reports and other information.

No Solicitation of Competing Proposals

Waste Industries and its subsidiaries are prohibited from directly or indirectly (i) initiating, soliciting, encouraging or facilitating any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal (defined below), (ii) engaging or participating in any negotiations concerning, or providing or causing to be provided any non-public information or data relating to Waste Industries or any of its subsidiaries in connection with, or having any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encouraging or facilitating any effort or attempting to make or implement an Alternative Proposal, (iii) adopting, endorsing or recommending, or proposing publicly to adopt, endorse or recommend, any Alternative Proposal, (iv) adopting, endorsing or recommending, or proposing to adopt, endorse or recommend, or executing or entering into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amending, terminating, waiving or failing to enforce, or granting any consent under, any confidentiality, standstill or similar agreement, or (vi) resolving to propose or agreeing to do any of the foregoing.

Notwithstanding this prohibition, Waste Industries, acting through its special committee, may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of the merger agreement and with respect to which the board of directors of Waste Industries makes a prior determination, in good faith and after consultation with its outside counsel and financial advisors, that such Alternative Proposal would reasonably be expected to lead to a Superior Proposal (defined below) and that failing to take the actions referred to in the immediately following clauses (i) and (ii) with respect to such Alternative Proposal would be inconsistent with the board of directors of Waste Industries’ or the special committee’s exercise of its fiduciary duties under applicable law, (i) furnish information with respect to Waste Industries and its subsidiaries to the person making such Alternative Proposal and its representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the confidentiality agreements between Waste Industries and the Investor Group and (ii) participate in discussions or negotiations with such person and its representatives regarding such Alternative Proposal.

Neither the board of directors of Waste Industries nor any committee may (i) withdraw, modify, qualify or amend in a manner adverse to Parent or Merger Sub the special committee’s recommendation that the Waste Industries shareholders approve the merger, (ii) approve any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar agreement relating to any Alternative Proposal, (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal, (iv) fail to include the special committee’s recommendation in the proxy statement for the special meeting of

Waste Industries shareholders at which the merger will be considered, or (v) knowingly take any other action or knowingly make any public statement that is inconsistent in any material respect with the special committee’s recommendation. Notwithstanding the foregoing, if, prior to receipt of Waste Industries shareholder approval, the board of directors of Waste Industries or the special committee determines in good faith in response to a Superior Proposal, that failure to make a change in the special committee’s recommendation would be inconsistent with the board of directors of Waste Industries’ or the special committee’s exercise of its fiduciary duties, the board of directors, the special committee or any other committee of the board of directors may make a change in the special committee’s recommendation.

Waste Industries must promptly advise Parent orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to Waste Industries or its subsidiaries, other than requests for information in the ordinary course of business and consistent with past practice and not reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including the identity of the person making any such Alternative Proposal and its material terms. Waste Industries is required to keep Parent reasonably informed on a current basis of the status of any such Alternative Proposal or inquiry.

As used in the merger agreement, “Alternative Proposal” means (i) any proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for a merger, consolidation, business combination, share exchange, recapitalization, reorganization, dissolution, liquidation or other similar transaction involving Waste Industries or any of its subsidiaries, (ii) any proposal for the issuance by Waste Industries of over 25% of Waste Industries common stock or other equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, (A) over 25% of Waste Industries common stock or other equity securities or (B) assets of Waste Industries and its subsidiaries (including securities of Subsidiaries) equal to 25% or more of Waste Industries’ consolidated assets or to which 25% or more of Waste Industries’ revenues or earnings on a consolidated basis are attributable.

As used in the merger agreement, “Superior Proposal” means any Alternative Proposal made by any person (A) on terms which the board of directors of Waste Industries or the special committee determines in good faith to be more favorable to the public shareholders of Waste Industries than the merger, taking into account all the terms and conditions of such proposal, and the merger agreement (including any proposal or offer by Parent to amend the terms of the merger agreement and the merger) and (B) that is reasonably capable of being completed prior to June 30, 2008, taking into account all financial, regulatory, legal and other aspects of such proposal (without taking into account any actual or apparent impediment to completion of such proposal posed by the support agreement executed by the members of the Investor Group or any statement to Waste Industries by any party to the support agreement of an intention to act in accordance therewith); provided that the references to “over 25%” and “25% or more” in the defined term “Alternative Proposal” will be replaced by “75% or more”; and provided that the board of directors of Waste Industries (or the special committee) will not determine that any such proposal is a Superior Proposal before five business days after Waste Industries has notified Parent of such proposal. During the five business day period, Waste Industries will, and will cause its financial and legal advisors to, negotiate with Parent and Merger Sub to enable Parent and Merger Sub to make a proposal that renders the Superior Proposal no longer a Superior Proposal.

In no event will any action or failure to act taken by, or at the express direction of, Lonnie C. Poole, Jr., Jim W. Perry or Lonnie C. Poole, III be deemed an action of Waste Industries that would cause Waste Industries to have violated the no solicitation prohibitions described above, unless any such action or failure to act was taken with the support of a majority of Waste Industries’ independent directors.

In addition, these prohibitions on solicitation do not prohibit Waste Industries from responding to any unsolicited proposal or inquiry solely by advising the person making such inquiry of the existence and terms of the merger agreement that specify these prohibitions and the related “fiduciary out” provisions.

Proxy Statement; Schedule 13E-3

Waste Industries agreed to prepare and file this proxy statement with the SEC and have it cleared by the SEC, both as promptly as reasonably practicable. Waste Industries and Parent agreed to cooperate in the preparation and filing with the SEC of Schedule 13E-3 and have it cleared by the SEC, both as promptly as reasonably practicable. On January 24, 2008, Waste Industries filed with the SEC a preliminary proxy statement, and Waste Industries, Parent, MidCo, Merger Sub and certain Poole/Perry Investors filed with the SEC a Schedule 13E-3. Subsequently, amendments to this proxy statement and the Schedule 13E-3 were filed with the SEC on March 3, 2008, and both were cleared on                     , 2008.

Takeover Statute

If any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other form of anti-takeover statute or regulation becomes applicable to the merger, the rollover commitments or the other transactions contemplated by the merger agreement to which an available exemption is not available therefrom, each of Waste Industries and Parent and the members of Waste Industries’ board of directors shall grant such approvals and take such actions as are necessary so that the merger, the rollover commitments and the other transactions contemplated thereby may be consummated as promptly as practicable on the terms contemplated in the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the merger, the rollover commitments and the other transactions contemplated by the merger agreement.

Shareholders Meeting

Waste Industries, as soon as reasonably practicable after the proxy statement is cleared by the SEC and mailed to shareholders, must duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action upon the adoption and approval of the merger agreement. The board of directors of Waste Industries recommends that shareholders adopt and approve the merger agreement. However, Waste Industries may withdraw or modify its recommendation in accordance with the terms of the merger agreement as described above. The Poole/Perry Investors have agreed to vote all of the shares of Waste Industries stock owned of record or beneficially owned by them in favor of the adoption and approval of the merger agreement. See “Special Factors—Structure and Steps of the Merger—Support Agreement” for more information.

Indemnification of Directors, Officers and Employees; Insurance

Until the sixth anniversary of the effective time of the merger, the right to indemnification, advancement of expenses and exculpation of current or former directors, officers or employees provided for in the constituent documents of Waste Industries and its subsidiaries will be provided by the Surviving Corporation on terms no less favorable than those set forth in Waste Industries’ charter documents and subsidiary documents in effect immediately prior to the effective time of the merger.

From and after the close of the merger, Parent will cause the Surviving Corporation to indemnify to the fullest extent permissible under the law the current and former directors and officers of Waste Industries or any Waste Industries subsidiary against claims and expenses arising out of acts or omissions as a director or officer prior to the effective time of the merger.

For a period of six years from the effective time of the merger, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Waste Industries and its subsidiaries or provide substitute policies or purchase or cause the Surviving Corporation to purchase a “tail policy” for such period, in either case, of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the effective time; provided that after the effective time, Parent will not be required to pay with respect to such insurance policies in respect of any one policy year more than 250% of the last annual premium paid by Waste Industries prior to the date of the merger agreement in respect of the coverage required to be obtained pursuant to the merger agreement, but in such case will purchase as much coverage as reasonably practicable for such amount; and if the Surviving Corporation purchases a “tail policy” and the same coverage costs more than 250% of such last annual premium, the Surviving Corporation will purchase the maximum amount of coverage that can be obtained for 250% of the last annual premium.

Reasonable Best Efforts

Parent, Merger Sub, Waste Industries and its subsidiaries must use their reasonable best efforts to promptly take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including using their reasonable best efforts to (i) obtain all necessary actions or nonactions, waivers, consents and approvals, including Waste Industries shareholder approval, from governmental entities or other persons and make all necessary registrations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) defend any lawsuits or other legal proceedings, challenging the merger agreement or the consummation of the transactions contemplated thereby and (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by the merger agreement.

Financing

Parent must use its reasonable best efforts to obtain the financing described in the financing commitments, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the financing commitments, (ii) to satisfy all conditions applicable to Parent or Merger Sub in such definitive agreements, (iii) to comply with its obligations under the financing commitments, (iv) to obtain alternative financing commitments if the current financing commitments become unavailable, and (v) to not agree to any amendment or modification to be made to, or any waiver of any material provision or remedy under the financing commitments, if such amendment, modification, waiver or remedy reduces the aggregate amount of the financing or amends the conditions precedent to the financing in a manner that would reasonably be expected to delay or prevent the consummation of the merger or make the funding of the financing less likely to occur. The obtaining of the financing, however, is not a condition to the closing of the merger. Parent must give Waste Industries prompt notice upon becoming aware of any material breach by any party of the financing commitments or any termination of the financing commitments. Parent must keep Waste Industries informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the debt financing. In connection with its obligations under this provision, Parent will not be restricted from amending, modifying or replacing the debt commitment letters with new financing commitments, including through co-investment by or financing from one or more other additional parties if the same does not reduce the aggregate amount of Parent’s financing, amend the conditions to drawdown in a manner adverse to Waste Industries’ interests under the merger agreement or delay or prohibit consummation of the transactions contemplated thereby.

Notification of Certain Matters

Waste Industries and Parent must give prompt notice to the other of (i) any notice or other communication received by it from any governmental entity in connection with the merger or the other transactions contemplated thereby or from any person alleging that the consent of such person is or may be required in connection with the merger or the other transactions contemplated thereby, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to be material to Waste Industries, the Surviving Corporation or Parent or any of their subsidiaries, (ii) any actions, suits, claims, investigations or proceeding, relating to or involving or otherwise affecting it or any of its subsidiaries which relate to the merger or the other transactions contemplated thereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would or would reasonably be expected to cause or result in any of the conditions to the merger not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the merger agreement. Waste Industries must notify Parent, on a current basis, of any events or changes with respect to any criminal or regulatory investigation or action involving Waste Industries or any of its subsidiaries, and shall reasonably cooperate with Parent or its affiliates in efforts to mitigate any adverse consequences to Parent or its affiliates which may arise, including by coordinating and providing assistance in meeting with regulators.

Conditions to Completion of the Merger

The obligations of Waste Industries, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver, at or before the closing of the merger, of the following conditions:

•

Waste Industries has obtained the requisite shareholder approval to adopt the merger agreement, the merger and transactions contemplated by the merger agreement under the NCBCA, Waste Industries’ charter documents and the rules and regulations of the Nasdaq stock market (which vote is assured if the Poole/Perry Investors vote their shares as they have agreed to in the support agreement);

•

no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger and/or the other transactions contemplated by the merger agreement shall be in effect; and

•	any applicable waiting period under the HSR Act has expired or been terminated.

The obligation of Waste Industries to effect the transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or before the closing date of the merger, of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the merger agreement must be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, except where the failure to be true and correct would not have or would not reasonably be expected to have a material adverse effect on Parent; and

•	Parent has in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time.

The obligation of Parent and Merger Sub to effect the merger is subject to the satisfaction or waiver, at or before the closing of the merger, of the following additional conditions:

•

(i) the representations and warranties of Waste Industries regarding its legal existence, good standing, corporate power and capitalization, the vote required by law to approve the merger and the inapplicability of anti-takeover laws must be true and correct in all respects (except for permitted de minimis inaccuracies in some of these representations and warranties), in each case at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date and (ii) the other representations and warranties of Waste Industries set forth in the merger agreement must be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, except where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Waste Industries;

•

Waste Industries has in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time;

•	since the date of the merger agreement there shall not have occurred and be continuing any material adverse effect on Waste Industries; and

•	holders of no more than 10% of the outstanding Waste Industries common stock shall have exercised their dissenters’ rights.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether prior to or after adoption and approval of the merger agreement by Waste Industries’ shareholders:

a) by mutual written consent of Waste Industries and Parent;

b) by either Waste Industries or Parent, if:

(i) the merger is not consummated by June 30, 2008, provided, that the right to terminate the merger agreement pursuant to this provision is not available to any party whose failure to perform any of its obligations under the merger agreement has been the cause of the failure of the merger to be consummated by such time, and provided further that Parent may unilaterally extend this date until September 30, 2008 if any applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated;

(ii) an injunction, other legal restraint or order has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction, other legal restraint or order has become final, provided that the party seeking to terminate the merger agreement pursuant to this provision used its reasonable best efforts to remove such injunction, other legal restraint or order; or

(iii) the special meeting (including any adjournments thereof) has concluded and the shareholder approval shall not have been obtained; provided that the right of Waste Industries to terminate the merger agreement under this provision shall not be available to it if it has failed to comply in all material respects with the provisions of the merger agreement regarding the solicitation of and responses to Alternative Proposals;

c) by Waste Industries, if:

(i) Parent has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would result in a failure of a closing condition and (B) cannot be cured by June 30, 2008;

(ii) any court of competent jurisdiction determines that Parent failed to consummate the merger despite an obligation under the terms of the merger agreement to do so;

(iii) prior to the receipt of shareholder approval, (A) the board of directors of Waste Industries or the special committee has received a Superior Proposal, (B) in light of such Superior Proposal a majority of the disinterested directors have determined in good faith that the failure to change its recommendation to the Waste Industries shareholder to approve the merger would be inconsistent with the board of directors fiduciary duty, (C) Waste Industries is in compliance with the merger agreement regarding the solicitation of and responses to Alternative Proposals, and (D) the board of directors has approved, and Waste Industries concurrently with the termination of the merger agreement enters into a definitive agreement providing for the implementation of such Superior Proposal and pays the termination fee described below; or

(iv) all of the mutual closing conditions, as well as the conditions to Parent’s obligation to close, remain satisfied, Waste Industries irrevocably confirms that it is willing to waive all of the conditions to its obligation to close, and either (A) Parent provides Waste Industries written notice that it is unwilling to consummate the merger or (B) the merger has not been consummated within 45 days after Waste Industries has given written notice to Parent.

d) by Parent, if:

(i) Waste Industries has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would result in a failure of a closing condition and (B) cannot be cured by June 30, 2008;

(ii) the board of directors of Waste Industries or the special committee changes its recommendation to the Waste Industries shareholders to approve the merger agreement;

(iii) Waste Industries willfully and materially breaches its obligations under the merger agreement regarding the solicitation of and responses to any Alternative Proposals or certain other actions it has agreed to take with respect to the filing of this proxy statement and the Schedule 13E-3 and holding the special meeting of shareholders; or

(iv) since the date of the merger agreement there has been a material adverse effect on Waste Industries or other occurrence that would be reasonably likely to prevent or materially delay or materially impair Waste Industries’ ability to consummate the merger, in each case, that cannot be cured by June 30, 2008.

Termination Fee

In the event that:

(i) (A) an Alternative Proposal is made to Waste Industries on or after December 17, 2007 (the date the merger agreement was executed), or is made directly to its shareholders on or after such date, or any person publicly announces on or after such date an intention (whether or not conditional or withdrawn) to make an Alternative Proposal and thereafter (B) the merger agreement is terminated (i) by Waste Industries or Parent because the merger does not close by June 30, 2008 or because the Waste Industries shareholders do not approve the merger or (ii) by Parent because Waste Industries has breached the merger agreement, and (C) Waste Industries enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Alternative Proposal within 12 months of the date the merger agreement is terminated;

(ii) (A) no Alternative Proposal is made to Waste Industries or made directly to its shareholders after December 17, 2007, and no person publicly announces after such date an intention (whether or not conditional or withdrawn) to make an Alternative Proposal, (B) the merger agreement is terminated by Waste Industries or Parent because the merger does not close by June 30, 2008 or the Waste Industries shareholders do not approve the merger, or by Parent because Waste Industries has breached the merger agreement, and (C) Waste Industries enters into a definitive agreement with respect to, or consummates, a transaction within 12 months of the date the merger agreement is terminated with any person who made, or whose affiliate made, an Alternative Proposal prior to December 17, 2007 to the Company or directly to its shareholders or who publicly announced prior to December 17, 2007 an intention to make an Alternative Proposal;

(iii) the merger agreement is terminated by Waste Industries because its board received a Superior Proposal prior to the receipt of Waste Industries shareholder approval, and a majority of the disinterested directors determined in good faith that, as a result of such Superior Proposal, it would be inconsistent with their fiduciary duties to not change the recommendation of the special committee that the Waste Industries shareholders approve the merger, and Waste Industries enters into a definitive agreement provision regarding the Superior Proposal (provided that Waste Industries has not breached the merger agreement regarding the solicitation of and responses to Alternative Proposals); or

(iv) the merger agreement is terminated by Parent because the board of Waste Industries or the special committee changes its recommendation to the Waste Industries shareholders to approve the merger as a result of a Superior Proposal, or because Waste Industries willfully and materially breaches the merger agreement regarding the solicitation of and responses to Alternative Proposals;

then in any such event, Waste Industries will pay to Parent a termination fee of $19,027,627 in cash.

In the event that the merger agreement is terminated by Waste Industries because (i) Parent has breached the merger agreement, which breach would result in the failure to meet a closing condition, and which breach cannot be cured by June 30, 2008, (ii) a court of competent jurisdiction determines that Parent failed to close despite having an obligation to do so, (iii) Parent refuses to close the merger even though Waste Industries has met all closing conditions imposed on it and is willing to waive any closing condition that cannot be met by Parent, or (iv) the closing does not occur 45 days after Waste Industries gives notice and has met all closing conditions imposed on it and either Parent has met all closing conditions imposed on it or Waste Industries is willing to waive any closing condition that cannot be met by Parent, then Parent shall pay to Waste Industries a termination fee of $29,900,556 in cash.

The payment of any termination fee payable by Parent to Waste Industries is guaranteed, severally but not jointly, by MIP, Goldman Sachs and the Poole/Perry Investors, including Lonnie C. Poole, Jr. and Jim W. Perry, pursuant to an agreement dated December 16, 2007. The amount of each guarantor’s guarantee is a set dollar amount which cannot be exceeded, but all of which together equal the potential $29,900,556 termination fee.

Effect of Termination

In the event of termination of the merger agreement in accordance with its terms, it will be void and no party will have any further responsibility under the merger agreement except for the confidentiality agreements, the termination fee provisions and the payment of expenses, if applicable, and there shall be no other liability or obligation on the part of Waste Industries or Parent and Merger Sub to the other except for Parent’s and Merger Sub’s rights to seek injunctive relief as described below under “—Injunctive Relief.”

Expenses

All costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, except that Waste Industries must pay to Parent the reasonable, out-of-pocket documented expenses incurred by Parent or Merger Sub or on their behalf up to a maximum of $8.75 million, under the following circumstances:

•

On or after December 17, 2007, the date of execution of the merger agreement, an alternative proposal to acquire Waste Industries is made or publicly announced, and Parent or Waste Industries terminates the merger agreement because the merger is not completed by June 30, 2008 or the Waste Industries shareholders do not approve the merger agreement;

•

An alternative proposal to acquire Waste Industries is made or publicly announced and Parent terminates because Waste Industries has breached its representations, warranties or covenants and the breach would prevent Waste Industries from meeting a condition to the closing of the merger prior to June 30, 2008; or

•

Parent terminates the merger agreement because of the failure of certain representations or warranties of Waste Industries to be true and correct and the failure cannot be cured prior to June 30, 2008.

Any expenses so payable will be credited against any termination fee ultimately payable to Parent by Waste Industries.

Injunctive Relief

Notwithstanding any other provision of the merger agreement, in the event that any of the provisions of the merger agreement are not performed by Waste Industries in accordance with its terms or are breached, the parties have agreed that any such nonperformance or breach would cause irreparable damage to Parent and Merger Sub for which any other remedies provided would be inadequate, and that Parent and Merger Sub will be entitled to seek an injunction to enforce performance of the merger agreement by Waste Industries. Waste Industries is not entitled to seek injunctive relief to enforce performance of the merger agreement against Parent or Merger Sub.

Remedies

The sole and exclusive remedy available to Waste Industries against Parent or Merger Sub for breach of the merger agreement is Waste Industries’ right to receive the Parent termination fee of $29,900,556 pursuant to the merger agreement and to enforce the guarantee of payment of the termination fee against the guarantors.

If an injunction in favor of Parent or Merger Sub is granted or Parent is entitled to receive the Waste Industries termination fee of $19,027,627 or a payment of expenses, then such remedies are the sole and exclusive remedy available to the Parent or the Merger Sub against Waste Industries for breach of the merger agreement.

Any dispute under the merger agreement will be governed by North Carolina law and will be heard in a North Carolina court.

Amendments and Waivers

Prior to the effectiveness of the merger, the merger agreement may be amended or waived only in writing. A waiver of a term or condition in the merger agreement may be made in writing by the party against whom the waiver is to be effective. After receipt of shareholder approval, if an amendment or waiver requires further approval of the shareholders, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders.

Recommendation

The special committee unanimously recommended to the full Waste Industries board of directors that the board of directors approve the merger agreement. Waste Industries’ board of directors, with Mr. Poole and Mr. Perry abstaining, has unanimously approved the merger agreement and has recommended that Waste Industries’ shareholders adopt and approve the merger agreement. See “Special Factors—Recommendations of the Special Committee and the Board of Directors; Reasons For Recommending Approval of the Merger.”

PROPOSAL TWO: ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting the number of shares of common stock voting in favor of the adoption and approval of the merger agreement is insufficient to approve the merger under North Carolina law, or our board of directors determines that it desires additional votes in favor of the merger proposal, our management intends to move to adjourn the special meeting in order to enable our management to solicit additional proxies in favor of the proposal. In that event, we will ask our shareholders to vote upon the adjournment proposal, but not upon the merger proposal.

In the adjournment proposal, we are asking our shareholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting management the discretionary authority to adjourn the special meeting, and any later adjournments of those meetings, to enable our management to solicit additional proxies in favor of the merger proposal.

The Poole/Perry Investors have entered into a support agreement with the other members of the Investor Group and have agreed to vote, or cause to be voted, all shares of Waste Industries common stock owned by the Poole/Perry Investors in favor of the proposal to adopt and approve the merger agreement and the merger. The Poole/Perry Investors owned approximately 51% of the shares outstanding as of February 28, 2008. Provided the Poole/Perry Investors vote their shares as agreed, the adoption and approval of the agreement and plan of merger and the merger by the holders of a majority of Waste Industries’ outstanding common stock entitled to vote on the merger, which is the vote required by North Carolina law, is assured.

If our shareholders approve the adjournment proposal, management could adjourn the meeting and any adjourned session of the meeting and use the additional time to solicit additional proxies in favor of the merger, including the solicitation of proxies from shareholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even though we have received proxies representing a sufficient number of votes for the merger proposal to approve it, our management could adjourn the special meeting without a vote on the proposal and seek during that period to convince the holders of those shares who have voted against the merger proposal to change their votes to votes in favor of the merger proposal.

Our board of directors believes that if the number of shares of our common stock voting in favor of the adoption of the merger proposal is insufficient to approve the proposal, under applicable law, or our board of directors determines that it desires additional votes in favor of the merger proposal, it is in the best interests of the our shareholders to enable our board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the merger proposal.

The board of directors unanimously recommends that you vote FOR the proposal to grant our management the discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies.

INFORMATION CONCERNING WASTE INDUSTRIES

Waste Industries is a regional, vertically integrated solid waste services company. We provide solid waste collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in North Carolina, South Carolina, Virginia, Tennessee, Mississippi, and Georgia. Our principal operations as of September 30, 2007 consisted of 35 collection operations, 28 transfer stations, approximately 72 county convenience drop-off centers, 12 recycling facilities and nine landfills, serving more than 700,000 municipal, residential, commercial and industrial service locations. A detailed description of Waste Industries’ business is contained in our Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, each of which is incorporated by reference into this proxy statement. See “Additional Information.”

Waste Industries common stock trades on the Nasdaq Global Market under the symbol “WWIN.” See “Market for Common Stock.”

Waste Industries’ mailing address is 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609, and its telephone number is (919) 325-3000.

DIRECTORS AND EXECUTIVE OFFICERS OF WASTE INDUSTRIES

The following persons are the executive officers and directors of Waste Industries as of the date of this proxy statement. Each executive officer will serve until the earlier of the time a successor is elected by the board of directors or his or her resignation or removal. Neither any of these persons nor Waste Industries has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of the directors and executive officers of Waste Industries are citizens of the United States and can be reached c/o Waste Industries, 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609.

Name	Age	Position
Lonnie C. Poole, Jr.	70	Chairman and Director
Jim W. Perry	63	President, Chief Executive Officer and Director
Paul F. Hardiman	67	Director
Glenn E. Futrell	66	Director
James A. Walker	61	Director
Harry M. Habets	58	Chief Operating Officer
D. Stephen Grissom	55	Chief Financial Officer, Secretary and Treasurer
Harrell J. Auten, III	58	Vice President, Sales and Marketing
Lonnie C. Poole, III	45	Vice President, Corporate Development
Michael J. Durham	54	Vice President, Administration and Support Services

Lonnie C. Poole, Jr. founded our company in 1970, has served as Chairman of the board of directors since that time and served as Chief Executive Officer from 1970 until June 30, 2002. Mr. Poole holds a B.S. in Civil Engineering from North Carolina State University and an M.B.A. from the University of North Carolina at Chapel Hill. Mr. Poole has more than 36 years experience in the solid waste industry. He has served in the Environmental Industry Association (EIA, formerly the National Solid Waste Management Association or NSWMA), a non-profit business association established to, among other things, inform, educate and assist its members in cost-effective, safe and environmentally responsible management of waste in the following positions: Chairman; Vice Chairman; Board Member; and State Chapter Chairman. Mr. Poole has received the EIA’s member of the year award and was inducted into the EIA Hall of Fame in 1994. Mr. Poole was a founding

Director and first Chairman of the Environmental Research and Education Foundation located in Alexandria, Virginia, and is now a member of its Board of Directors. In addition, Mr. Poole is a past President of the Occonneechee Council of the Boy Scouts of America and continues to serve on the Council Board of Directors. Mr. Poole is also a member of the Board of Directors for the North Carolina State University Foundation and currently serves as its Vice Chairman.

Jim W. Perry joined us in 1971, has served as our Chief Executive Officer since July 2002, and has served as our President since 1987 and as a director since 1974. Mr. Perry served as our Chief Operating Officer from 1987 until April 2002. Mr. Perry holds a B.S. in Agricultural and Biological Engineering from North Carolina State University and an M.S. in Systems Management from the University of Southern California. Mr. Perry has more than 36 years experience in the solid waste industry and has received the Distinguished Service Award from the NSWMA. Mr. Perry was named as Chairman of the Board of Governors of NSWMA for the 2007 term year. In addition, Mr. Perry has served in the Carolinas Chapter of NSWMA as Chairman and on the Membership Committee. Mr. Perry was inducted into the EIA Hall of Fame in 1997.

Paul F. Hardiman has served as a director of our company since June 2002. Mr. Hardiman retired in 2002 as a Managing Director at FleetBoston Corp. During his 36-year career with FleetBoston and its predecessor company, Bank of Boston, Mr. Hardiman held a variety of management positions in the Bank’s Commercial Banking and Specialized Financing activities. He also served as Chairman of Bank of Boston, Canada, a banking and factoring company located in Toronto and Montreal. In 1989, he established the Bank’s Environmental Financing Group, the first of its kind in the country, to provide capital and banking support to the solid waste industry. Mr. Hardiman holds a B.A. in Economics from Boston College and an M.B.A. in Accounting and Finance from Amos Tuck School, Dartmouth College. Mr. Hardiman was inducted into the EIA Hall of Fame in 2006.

Glenn E. Futrell has served as a director of our company since May 2003. Mr. Futrell is the President and owner of Roanoke Properties Limited Partnership, a real estate development company, in Manteo, North Carolina. From 1973 to 1987, he was President and Chief Executive Officer of Soil & Material Engineers, which specialized in geotechnical engineering, environmental engineering and hazardous waste cleanup, and which was sold to Westinghouse in December 1987. Mr. Futrell served as President of Westinghouse Environmental & Geotechnical Services, a subsidiary of Westinghouse, from 1988 to 1990. Mr. Futrell holds a B.S.C.E. and an M.S.C.E. in Civil Engineering from North Carolina State University. He serves on the Board of the North Carolina State Engineering Foundation. Since June 2000, Mr. Futrell has served as a director of North State Bancorp, a publicly traded bank holding company headquartered in Raleigh, North Carolina.

James A. Walker has served as a director of our company since May 2004. Mr. Walker is Chairman of The Advisory Group, LLC, which provides, among other services, consulting services on real estate investment sales and acquisitions, a position he has held since 1997. From 1984 until 1997, he was the Chief Executive Officer of North Hills, Inc., a $350 million diversified real estate company in Raleigh. From 1968 to 1984, he was with KPMG Peat Marwick, rising to partner-in-charge of the private business practice in the Raleigh office. Mr. Walker holds a B.S. in Business Administration from East Carolina University. He graduated from the Harvard Business School Owner-President Management Program in 1985.

Harry M. Habets joined our company in 2002 as Vice President and Chief Operating Officer. From 1985 to 1999, Mr. Habets held various management positions with Waste Management, Inc., including Vice President of International Operations and Regional Vice President/Manager for collection, recycling and landfill disposal services in the Southeast. Mr. Habets holds a B.S. in Business Administration from Rochester Institute of Technology. Mr. Habets has 18 years of experience in the solid waste industry.

D. Stephen Grissom joined our company in 2001 as Chief Financial Officer and Vice President of Finance. Prior to that, Mr. Grissom was Chief Financial Officer for Austin Quality Foods from 1982 to 2000 and has more than 28 years of controllership and CFO experience. He is a Certified Public Accountant and holds a B.A. in Accounting from North Carolina State University.

Harrell J. Auten, III was named Vice President, Sales and Marketing in 2005. Prior to that, Mr. Auten served as Vice President, South Division of our company since 1998 and served as our South Division Manager since 1993. Prior to that, Mr. Auten owned and operated his own company. Mr. Auten holds a B.S. in Business Administration from the University of North Carolina at Chapel Hill and has more than 35 years experience in the solid waste industry.

Lonnie C. Poole, III was named Vice President of Corporate Development in 2002. Prior to that, Mr. Poole served as our Vice President, Director of Support Services since 1995. From 1990 to 1995, he served as our Risk Management Director. Mr. Poole holds a B.S. in Aerospace Engineering from North Carolina State University. Mr. Poole is the son of Lonnie C. Poole, Jr., Chairman of the Board. Mr. Poole has more than 16 years experience in the solid waste industry.

Michael J. Durham was named Vice President of Administration and Support Services effective January 1, 2006. Prior to that, Mr. Durham held various management and controllership positions with Stantec Consulting Services Inc./DSATLANTIC Corporation and prior to that with Waste Management, Inc. Mr. Durham is a Certified Public Accountant and holds a B. S. in Accounting from Florida State University. Mr. Durham has more than 18 years experience in the solid waste industry.

For information about the directors and officers of the Surviving Corporation after the completion of the Merger, see “Special Factors—Effects of the Merger—Directors and Management of the Surviving Corporation.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below is certain selected financial and other information relating to Waste Industries. The selected financial data has been excerpted or derived from the financial statements and selected financial data contained in Waste Industries’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the unaudited financial statements contained in Waste Industries’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. This data should be read in conjunction with the audited and unaudited consolidated financial statements and other financial information contained in the Form 10-K and the Form 10-Q, respectively, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and the following summary is qualified in its entirety by reference to such reports and all of the financial information and notes contained therein. Copies of such reports may be obtained from the SEC’s website (www.sec.gov) and Waste Industries’ website (www.wasteindustries.com). Waste Industries’ audited financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 are incorporated by reference into this proxy statement from the Form 10-K. Waste Industries’ unaudited financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and September 30, 2006 are incorporated by reference into this proxy statement from the Form 10-Q. See “Additional Information” below.

	YEAR ENDED DECEMBER 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands, except per share data)
Statement of Operations Data:
Service revenues	$239,558	$259,631	$280,709	$304,466	$326,447	$245,687	$255,202
Equipment sales	1,263	1,240	861	641	1,098	740	809

Total revenues	240,821	260,871	281,570	305,107	327,545	246,427	256,011
Cost of service operations(1)	154,420	169,454	190,911	205,133	212,394	161,924	160,935
Cost (gains) of equipment and other asset sales, net	626	1,115	(804)	(990)	(523)	(256)	(429)

Cost of operations	155,046	170,569	190,107	204,143	211,871	161,668	160,506
Selling, general and administrative(2)(6)	33,164	37,439	39,167	42,208	43,167	32,455	34,748
Depreciation and amortization	26,874	29,122	28,442	29,908	32,093	23,860	23,415
Loss (gain) on sale of collection and hauling operations(3)	121	(720)	(3,482)	—	—	—	—

Operating income	25,616	24,461	27,336	28,848	40,414	28,444	37,342
Interest expense	11,377	9,891	9,931	9,833	9,608	7,287	7,418
Interest income	(213)	(141)	(128)	(96)	(181)	(131)	(83)
Other income	(588)	(96)	(304)	(231)	(418)	(226)	(190)

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	15,040	14,807	17,837	19,342	31,405	21,514	30,197
Income tax expense	5,498	6,077	6,588	7,792	14,416	9,754	11,769

Income from continuing operations before cumulative effect of a change in accounting principle	9,542	8,730	11,249	11,550	16,989	11,760	18,428
Discontinued operations:(3)
Income from discontinued operations prior to sale (net of income taxes)	1,420	160	548	454	10	10	—
Gain on sale of operations (net of income taxes)(4)	—	—	—	185	2,282	2,135	147

Income from discontinued operations	1,420	160	548	639	2,292	2,145	147
Cumulative effect of a change in accounting principle, net of income tax benefit of $614(5)	—	(1,067)	—	—	—

Net Income	$10,962	$7,823	$11,797	$12,189	$19,281	$13,905	$18,575

	YEAR ENDED DECEMBER 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands, except per share data)
Earnings per share
Basic:
Income from continuing operations before cumulative effect of a change in accounting principle	$0.72	$0.65	$0.83	$0.85	$1.22	$0.85	$1.31
Income from discontinued operations	0.10	0.01	0.04	0.04	0.17	0.15	0.01
Cumulative effect of a change in accounting principle(5)	—	(0.08)	—	—	—

Net Income	$0.82	$0.58	$0.87	$0.89	$1.39	$1.00	$1.32

Diluted:
Income from continuing operations before cumulative effect of a change in accounting principle	$0.71	$0.64	$0.82	$0.84	$1.21	$0.84	$1.30
Income from discontinued operations	0.11	0.02	0.04	0.04	0.16	0.15	0.01
Cumulative effect of a change in accounting principle(5)	—	(0.08)	—	—	—

Net Income	$0.82	$0.58	$0.86	$0.88	$1.37	$0.99	$1.31

Weighted-average shares outstanding:
Basic	13,336	13,439	13,497	13,661	13,871	13,844	14,065

Diluted	13,351	13,558	13,665	13,821	14,043	14,025	14,179

Cash dividend paid per common share	$—	$0.08	$0.16	$0.24	$0.38	$0.28	$0.36

(1)	Includes asset impairments. The 2004 results include a $1.4 million charge (or $0.07 per diluted share, net of income tax) related to our determination that certain landfill permitting efforts had a less than probable chance of success. The 2006 results include a $0.2 million charge (or $.01 per diluted share, net of income tax) related to our determination that certain landfill permitting efforts had a less than probable chance of success.

(2)	2004 includes a charge of approximately $2.5 million to bad debt expense to write off or reserve for accounts receivable of a major customer.

(3)	The 2004 results include a gain of approximately $3.5 million (or $0.16 per diluted share, net of income tax) related to the sale of certain collection and hauling operations.

(4)	The 2006 results include a gain of approximately $2.2 million (or $0.16 per diluted share, net of income tax) related to the sale of a landfill operation in Jacksonville, Florida. See Note 1 of our Notes to Consolidated Financial Statements.

(5)	As required, we adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. In connection with the adoption of SFAS No. 143, we recorded a charge of approximately $1.1 million (net of income taxes of $614,000), or $0.08 per share, for the cumulative effect of a change in accounting principle.

(6)	As required, we adopted SFAS No. 123R, Share-Based Payment, on January 1, 2006. In connection with the adoption of SFAS No. 123R, we recorded expense of approximately $0.5 million or $0.04 per share for 2006.

	YEAR ENDED DECEMBER 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,734	$4,127	$2,445	$1,575	$1,656	$1,768	$173
Working capital (deficit)	1,470	(305)	(6,855)	(1,467)	(109)	(3,889)	(5,963)
Property and equipment, net	190,417	191,309	198,551	216,390	218,039	218,977	231,220
Total assets	298,573	330,528	337,048	368,155	370,279	373,976	396,178
Long-term debt and capital lease obligations, net of current maturities	140,875	157,657	146,136	155,530	150,249	153,276	148,960
Shareholders’ equity	$96,970	$106,959	$117,711	$129,499	$145,871	$141,627	$159,679
Cash dividend paid per share	$—	$0.08	$0.16	$0.24	$0.38	$0.28	$0.36
Other Operating Data:
Net cash provided by operating activities	$40,893	$39,076	$46,484	$46,370	$45,066	$32,576	$50,367
Net cash used in investing activities	(22,298)	(48,924)	(34,210)	(54,980)	(29,688)	(21,972)	(44,472)
Net cash provided by (used in) financing activities	(18,748)	12,241	(13,956)	7,740	(15,297)	(10,411)	(7,378)
Other Data:
Book value per share	$7.27	$7.93	$8.72	$9.43	$10.45	$10.16	$11.30

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

Market information. Our common stock trades on the NASDAQ Global Market under the symbol “WWIN”. The following table sets forth the quarterly high and low bid prices for the years indicated as reported by Nasdaq. These prices are based on quotations between dealers, which do not reflect retail mark-up, mark-down or commissions and might not reflect actual transactions.

	High	Low
2006
First quarter	$21.67	$12.80
Second quarter	$22.78	$17.44
Third quarter	$28.67	$18.81
Fourth quarter	$31.89	$26.41

	High	Low
2007
First quarter	$30.80	$24.24
Second quarter	$35.50	$25.66
Third quarter	$35.97	$26.00
Fourth quarter	$36.40	$26.43

	High	Low
2008
First Quarter (through February 25)	$36.75	$35.51

On December 14, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low reported sales prices of Waste Industries common stock were $30.77 and $29.64, respectively, as reported on the Nasdaq Global Market. On                     , 2008, the most recent practicable date before the printing of this proxy statement, the high and low sales prices of Waste Industries common stock were $            and $            , respectively, as reported on the Nasdaq Global Market. We urge you to get a current market price quotation for Waste Industries common stock.

As of                     , 2008, the number of shareholders of record of our common stock was approximately 120 and we believe that the number of beneficial owners was approximately 2,500.

Dividends. Our Board of Directors declared a dividend of approximately $1.2 million in the first quarter of 2006 that was paid in April 2006. We declared and paid dividends of approximately $1.3 million, $1.4 million and $1.4 million in the second, third and fourth quarters of 2006, respectively. We declared and paid dividends of approximately $1.7 million in each of the first, second and third quarters of 2007. In November 2007, our Board of Directors increased the annual dividend to $0.60 per share, which increased the quarterly cash dividend that we paid in the fourth quarter of 2007 to $0.15 per share or approximately $2.1 million in the aggregate.

Under our current amended revolving bank facility, payment of cash dividends is limited to 50% of the trailing 12 months’ net income. Additionally, we must meet financial covenants contained in the facility, including covenants relating to minimum net worth and maximum levels of capital expenditures and indebtedness. If we are not in compliance with these covenants, or otherwise in default under the facility, we would not be able to pay cash dividends.

The merger agreement prohibits us or any of our subsidiaries from declaring, setting aside or paying dividends on our common stock until the effective time of the merger.

INFORMATION CONCERNING PARENT, MIDCO AND MERGER SUB

Parent, a Delaware limited partnership, was formed by the Investor Group on December 7, 2007. MidCo, a North Carolina corporation, was formed by the Investor Group on December 4, 2007. Merger Sub, a North Carolina corporation, was formed by the Investor Group on December 3, 2007. Parent was formed solely for the purpose of indirectly owning Merger Sub and, upon consummation of the merger, Waste Industries. Parent’s general partner is Marlin HoldCo GP, LLC, a Delaware limited liability company controlled by the Investor Group. MidCo was formed solely for the purpose owning Merger Sub and, upon consummation of the merger, Waste Industries. MidCo is a controlled subsidiary of Parent. Merger Sub was formed solely for the purpose of effecting the merger. Merger Sub is a controlled subsidiary of MidCo. Upon the completion of the merger, Merger Sub will cease to exist and Waste Industries will survive as an indirectly wholly-owned subsidiary of MidCo.

Neither Parent, MidCo nor Merger Sub has conducted any activities other than those incident to its formation and the matters contemplated by the merger agreement, including the preparation of applicable filings under the securities laws.

The business address and telephone number of each of Parent, MidCo and Merger Sub is c/o Macquarie Securities (USA) Inc., 125 West 55th Street, New York, NY 10019, (212) 231-1000, Attention: Christopher Leslie.

During the past five years, none of the persons or entities described above have been convicted in a criminal proceeding or party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS OF MIDCO AND MERGER SUB

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the current directors and executive officers of MidCo and Merger Sub.

Directors and Executive Officers of MidCo and Merger Sub

Name	Age	Position
Lonnie C. Poole, Jr.	70	President and Director
Jim W. Perry	63	Vice President and Director
Christopher Leslie(1)	43	Vice President and Director
Gerald J. Cardinale	40	Vice President and Director

(1)	Mr. Leslie is an Australian citizen.

The biographical information for Lonnie C. Poole, Jr., and Jim W. Perry is found under “Directors and Executive Officers of Waste Industries” beginning on page [    ].

Christopher Leslie is currently a senior managing director at Macquarie Capital and is the chief executive officer of Macquarie Infrastructure Partners Inc., a position he has held since early 2006. Mr. Leslie joined Macquarie Capital in 1992 and moved to the firm’s New York office in 1999. Mr. Leslie has been involved in numerous transactions in the infrastructure sector and also in cross border structured finance and leasing. The address of Macquarie Infrastructure Partners Inc. and Macquarie Capital is 125 West 55th Street, New York, NY 10019.

Gerald J. Cardinale has been a managing director of the Principal Investment Area of Goldman, Sachs & Co. since 2002. He joined Goldman, Sachs & Co. in 1992. Mr. Cardinale also serves on the board of directors of Cooper-Standard Automotive, Inc., Sensus Metering Systems Inc., and CW Media Holdings Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of shares of Waste Industries common stock as of February 28, 2008 by (1) each person known by us to beneficially own more than 5% of the outstanding shares of common stock, (2) each director of Waste Industries, (3) each of the executive officers, and (4) all directors and executive officers of Waste Industries as a group.

This table is based upon information supplied by our officers, directors and principal shareholders and from Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after February 28, 2008 for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Applicable percentages are based on 14,168,559 shares outstanding on February 28, 2008. Except as listed otherwise, the address of each listed shareholder is 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609.

Name	Shares Beneficially Owned	Percentage Owned
Poole/Perry Investors(1)	7,296,998	51.5%
Barclays Global Fund Advisors(2) 45 Fremont Street San Francisco, CA 94105	723,590	5.1%
Dimensional Fund Advisors Inc(3) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	751,111	5.3%
Lonnie C. Poole, Jr. Grantor Trust dated May 1, 1995(4)	1,741,729	12.3%
Lonnie C. Poole, Jr.(5)(17)	3,349,000	23.6%
Lonnie C. Poole, III(6)(17)	2,511,867	17.7%
Scott J. Poole(7)(17) 7901 Strickland Road, Suite 155 Raleigh, North Carolina 27615	2,850,855	20.1%
Jim W. Perry(8)	1,324,039	9.3%
Glenn E. Futrell(9)	14,654	*
Paul F. Hardiman(10)	15,628	*
James A. Walker(11)	9,973	*
Harry M. Habets(12)	27,769	*
D. Stephen Grissom(13)	40,851	*
Harrell J. Auten, III(14)	17,377	*
Michael J. Durham(15)	1,093	*
All directors and executive officers as a group (10 persons)(16)	7,314,251	51.5%

*	Less than one percent.

(1)	As reported in Schedule 13D/A filed by the Poole/Perry Investors on January 24, 2008. The Poole/Perry Investors consist of Lonnie C. Poole, Jr., Lonnie C. (Ven) Poole, III, Scott J. Poole, Jim W. Perry, the Lonnie C. Poole, III Irrevocable Trust (Tailwalker Trust), the Lonnie C. Poole, III Irrevocable Trust (Tailwalker Non-GST Trust), the Lonnie C. Poole, Jr. Grantor Trust dated May 1, 1995, the Perry Irrevocable Trust u/a/d December 13, 2007, and the Damas II Charitable Remainder Unitrust u/a/d 12/13/07. The address of the Poole trusts is the same as for Scott J. Poole. The address of the Perry Trust is 7215 Manor Oaks Drive, Raleigh, North Carolina 27615. The address of the Damas Trust is 2600 Hilltop Farm Avenue, Apex, North Carolina 27502.

(2)	As reported in Schedule 13G filed on January 23, 2007. The Schedule 13G filed by Barclays Global Fund Advisors states that Barclays holds these shares in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)	As reported in Schedule 13G filed on February 9, 2007. According to the Schedule 13G, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice or serves as investment manager to funds consisting of four investment companies registered under the Investment Company Act of 1940 and certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares, and may be deemed to be the beneficial owner of the shares held by the funds. However, all shares are owned by the funds. Dimensional disclaims beneficial ownership of the shares.

(4)	As reported in Schedule 13D/A filed by the Poole/Perry Investors on January 24, 2008.

(5)	Includes 4,021 shares underlying vested options, 61,320 shares held by an investment partnership of which Mr. Poole serves as a general partner, and 1,741,729 shares held by the Lonnie C. Poole, Jr. Grantor Trust, of which Mr. Poole is the grantor. Excludes 30,168 shares held by Mr. Poole’s wife, 35,263 shares held by Mr. Poole’s mother, 45,000 shares held by the Waste Industries Foundation of which Mr. Poole’s wife is the president, and 700,000 shares held by the Damas II Charitable Remainder Trust u/a/d 12/13/07, of which Mr. Poole disclaims any and all beneficial or pecuniary interest.

(6)	Includes 2,912 shares underlying vested options and 1,741,729 shares held in the Lonnie C. Poole, Jr. Grantor Trust of which Mr. Poole and his brother Scott J. Poole are the joint trustees. Excludes 7,830 shares held by Mr. Poole’s mother in a custodial account for his children, of which Mr. Poole disclaims any and all beneficial or pecuniary interest.

(7)	Includes 1,741,729 shares held in the Lonnie C. Poole, Jr. Grantor Trust of which Mr. Poole and his brother Lonnie C. Poole, III are the joint trustees, 25,736 shares held by the Tailwalker Trust for the benefit of the children of Lonnie C. Poole, III of which Mr. Poole is the trustee, and 407,110 shares held by the Tailwalker Non-GST Trust for the benefit of the children of Lonnie C. Poole, III of which Mr. Poole is the trustee. Excludes 7,314 shares held by Mr. Poole’s mother in a custodial account for his children, of which Mr. Poole disclaims any and all beneficial or pecuniary interest.

(8)	Includes 5,975 shares underlying vested options. Excludes 15,000 shares held by Mr. Perry’s wife and 50,000 shares held by the Perry 2007 Irrevocable Trust of which Mr. Perry’s wife is the trustee, of which Mr. Perry disclaims any and all beneficial or pecuniary interest.

(9)	Includes 1,113 shares underlying vested options.

(10)	Includes 9,341 shares underlying vested options.

(11)	Includes 3,826 shares underlying vested options.

(12)	Includes 4,119 shares underlying vested options.

(13)	Includes 2,654 shares underlying vested options.

(14)	Includes 2,692 shares underlying vested options.

(15)	Includes 493 shares underlying vested options.

(16)	Includes the shares and shares underlying vested options discussed in footnotes (5), (6) and (8)—(15).

(17)	As required by SEC regulation, Lonnie C. Poole, Jr., Lonnie C. Poole, III and Scott J. Poole each must report the shares of Waste Industries common stock that each of them beneficially owns, which results in many of the same shares being reported by each of them. The aggregate number of shares of Waste Industries common stock that Lonnie C. Poole, Jr., Lonnie C. Poole, III and Scott J. Poole, and their affiliates that are reported by each of them in the table, beneficially owned is 5,225,852 shares, or 36.9%, of Waste Industries common stock outstanding on February 28, 2008. Of these shares, an aggregate of 4,521 are issuable pursuant to options held by Lonnie C. Poole, Jr. and Lonnie C. Poole, III, and, even if exercised prior to the special meeting, cannot be voted at the meeting as their issuance would be after , 2008, the record date for the meeting.

CERTAIN PURCHASES AND SALES OF WASTE INDUSTRIES COMMON STOCK

Except as set forth below, there have been no transactions in Waste Industries common stock during the past 60 days by Waste Industries, any Investor Group member that is a filing person of the Schedule 13E-3, Parent, MidCo or Merger Sub or their directors or executive officers, or by any pension, profit-sharing or similar plan of Waste Industries or Parent, MidCo or Merger Sub. All transactions involved the acquisition of shares of common stock pursuant to the exercise of options under Waste Industries’ stock plans or the issuance of shares to non-employee directors as part of their regular director compensation.

Reporting Person	Transaction Type	Date	Number of Shares	Price per Share
Jim W. Perry	Option Exercise	10/15/07	1,075	$23.122
Jim W. Perry	Option Exercise	11/12/07	1,140	$11.792
Jim W. Perry	Option Exercise	11/12/07	867	$15.29
Harry Habets	Option Exercise	11/14/07	788	$10.72
Harry Habets	Option Exercise	11/14/07	622	$13.90
Harry Habets	Option Exercise	11/14/07	799	$21.02
Lonnie C. Poole, Jr.	Option Exercise	11/14/07	1,119	$11.792
Lonnie C. Poole, Jr.	Option Exercise	11/14/07	607	$15.29
Lonnie C. Poole, Jr.	Option Exercise	11/14/07	736	$23.122
Glenn E. Futrell	Director Fees	11/15/07	614	$34.58
Paul F. Hardiman	Director Fees	11/15/07	361	$34.58
James A. Walker	Director Fees	11/15/07	650	$34.58
D. Stephen Grissom	Option Exercise	11/15/07	502	$10.72
D. Stephen Grissom	Option Exercise	11/05/07	392	$13.90

The following table shows purchases of Waste Industries common stock during the past two years effected by any of Waste Industries, any Investor Group member that is a filing person of the Schedule 13E-3, Parent or Merger Sub, showing the number of shares of Waste Industries common stock purchased by each, the range of prices paid for those shares and the average price paid per quarter for the past two years. All purchases were made through the exercise of stock options.

Quarter Ended 9/30/05
Name of Filer	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
—	—	—	—

Quarter Ended 12/31/05
Name of Filer	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
—	—	—	—

Quarter Ended 3/31/06
Name of Filer	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Lonnie C. Poole, Jr.	18,000	$6.944	$6.944
Lonnie C. Poole, Jr.	10,000	$6.93	$6.93
Lonnie C. Poole, III	6,392	$6.944	$6.944

Quarter Ended 6/30/06
Name of Filer	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
—	—	—	—

Quarter Ended 9/30/06
Name of Filer	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Jim W. Perry	2,794	$6.93	$6.93
Jim W. Perry	5,772	$7.21	$7.21
Jim W. Perry	10,261	$11.792	$11.792
Jim W. Perry	4,336	$15.29	$15.29

Quarter Ended 12/31/06
Name of Filer	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
—	—	—	—

Quarter Ended 3/31/07
Name of Filer	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Lonnie C. Poole, Jr.	3,008	$6.93	$6.93
Lonnie C. Poole, Jr.	16,275	$7.21	$7.21
Lonnie C. Poole, Jr.	12,314	$11.792	$11.792
Lonnie C. Poole, Jr.	4,246	$15.29	$15.29
Lonnie C. Poole, III	4,380	$6.93	$6.93
Lonnie C. Poole, III	6,558	$7.21	$7.21
Lonnie C. Poole, III	4,225	$11.792	$11.792
Lonnie C. Poole, III	2,210	$15.29	$15.29

Quarter Ended 6/30/07
Name of Filer	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Jim W. Perry	2,886	$7.21	$7.21
Jim W. Perry	3,420	$11.792	$11.792
Jim W. Perry	2,602	$15.290	$15.290
Lonnie C. Poole Jr.	1,085	$7.21	$7.21
Lonnie C. Poole Jr.	2,943	$23.122	$23.122

Quarter Ended 9/30/07
Name of Filer	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Jim W. Perry	1,140	$11.792	$11.792
Jim W. Perry	867	$15.29	$15.29
Jim W. Perry	5,373	$23.122	$23.122
Lonnie C. Poole Jr.	2,239	$11.792	$11.792
Lonnie C. Poole Jr.	1,213	$15.29	$15.29
Lonnie C. Poole Jr.	735	$23.122	$23.122
Lonnie C. Poole, III	438	$7.21	$7.21
Lonnie C. Poole, III	768	$11.792	$11.792
Lonnie C. Poole, III	631	$15.29	$15.29
Lonnie C. Poole, III	1,652	$23.122	$23.122

Quarter Ended 12/31/07
Name of Filer	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Jim W. Perry	1,140	$11.792	$11.792
Jim W. Perry	867	$15.29	$15.29
Lonnie C. Poole Jr.	1,119	$11.792	$11.792
Lonnie C. Poole Jr.	607	$15.29	$15.29
Lonnie C. Poole Jr.	736	$23.122	$23.122

Quarter Ending 3/31/08
Name of Filer	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
—	—	—	—

FUTURE SHAREHOLDER PROPOSALS

If the shareholders approve the merger agreement and the merger, we do not expect to hold a 2008 annual meeting of shareholders. If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders.

If the shareholders do not approve the merger agreement and the merger, or if the merger agreement is properly terminated by any party to it, and we do hold a 2008 annual meeting of shareholders, we will inform shareholders of the meeting date. In accordance with federal securities laws, shareholders having proposals that they desire to present at a 2008 annual meeting of our shareholders should, if they desire that such proposals be included in our proxy statement relating to such meeting, submit such proposals in time to be received by us within a reasonable time prior to the time that we would print and mail the proxy materials for such a meeting. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act and the board of directors directs the close attention of interested shareholders to that rule. In addition, management’s proxy holders will have discretion to vote proxies given to them on any shareholder proposal of which we do not have notice within a reasonable time prior to the time that we would print and mail the proxy materials for such a meeting. Pursuant to our bylaws, any shareholder wishing to present a proposal at a 2008 annual meeting of shareholders must provide us notice of that proposal not less than 50 days and not more than 90 days prior to the meeting. Proposals should be mailed to the Corporate Secretary, Waste Industries USA, Inc., 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609.

ADDITIONAL INFORMATION

Waste Industries files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Waste Industries. We will make these materials available for inspection and copying by any shareholder, or representative of a shareholder who is so designated in writing, at our executive offices during regular business hours.

Because the merger is a “going private” transaction, Waste Industries, Parent, Merger Sub, and the Investor Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Waste Industries also makes available on its website (www.wasteindustries.com) under “Investor Relations —SEC Filings—General Filings” its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports.

Waste Industries’ shareholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Waste Industries at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Waste Industries’ filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: www.sec.gov.

The SEC allows Waste Industries to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Waste Industries files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Waste Industries later files with the SEC may update and supersede the information in this proxy statement. Waste Industries incorporates by reference in this proxy statement each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K. Waste Industries also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Waste Industries’ Annual Report on Form 10-K for the year ended December 31, 2006;

•	Waste Industries’ definitive Proxy Statement for Waste Industries’ 2007 Annual Meeting;

•	Waste Industries’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	Waste Industries’ Current Reports on Form 8-K filed with the SEC on January 18, March 22, April 24, October 24, December 20, December 28, 2007, February 6, 2008 and February 27, 2008.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Waste Industries since the date of this proxy statement or that the information herein is correct as of any later date.

Shareholders should not rely on information other than that contained in this proxy statement or incorporated herein by reference. Waste Industries has not authorized anyone to provide information that is

different from that contained in this proxy statement. This proxy statement is dated                     , 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

This proxy statement contains a description of representations and warranties set forth in the merger agreement, which is attached to this proxy statement as Appendix A, and in other contracts and documents that are incorporated by reference into this proxy statement. These representations and warranties were made as of specific dates, are subject to important limitations and qualifications, and were made for the purposes of allocating contractual risk between the parties rather than to establish matters as facts. These materials, which constitute public disclosure under the federal securities laws, are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MARLIN HOLDCO LP,

MARLIN MERGECO INC.

and

WASTE INDUSTRIES USA, INC.

Dated as of December 17, 2007

Article I

THE MERGER

i

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2007 (this “Agreement”), among Marlin HoldCo LP, a Delaware limited partnership (“Parent”), Marlin MergeCo Inc., a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Waste Industries USA, Inc., a North Carolina corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously determined that it is in the best interests of the holders of Company Common Stock other than any Buyer Group Party (the “Public Shareholders”) for Merger Sub to merge with and into the Company (the “Merger”) in accordance with the North Carolina Business Corporation Act, as amended (the “NCBCA”), and upon the terms of and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company has approved and adopted this Agreement and has determined that the consideration to be paid for each share of Company Common Stock upon consummation of the Merger is fair and has recommended that the Public Shareholders approve this Agreement and the transactions contemplated hereby; and

WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement and Parent has authorized and approved this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the NCBCA, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date” which shall be no later than the second Business Day after the satisfaction or (to the extent permitted by this Agreement and applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of such conditions), or such other place, date and time as the Company and Parent may agree in writing, unless this Agreement has theretofore terminated pursuant to its terms.

Section 1.3 Effective Time. On the Closing Date, the Company shall cause articles of merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of North Carolina in accordance with

1

Section 55-11-05 of the NCBCA, in such form as required by and executed in accordance with the relevant provisions of the NCBCA. The Merger shall become effective at the time of such filing or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NCBCA.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of the articles of incorporation of Merger Sub (as in effect immediately prior to the Effective Time except that Article I shall be amended to read “The name of the corporation is Waste Industries USA, Inc.”) and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 5.8.

(b) The bylaws of Merger Sub, as in effect at the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 5.8.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Sections 2.1(b) and 2.1(d), each issued and outstanding share of common stock, no par value per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares (to the extent provided in Section 2.1(b)) and any Shares held by Dissenting Shareholders, if any, shall thereupon be converted automatically into and shall thereafter represent the right to receive $38.00 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate (or Shares in book-entry form) which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Merger Sub immediately prior to the Effective Time (including each Share contributed to Parent pursuant to the Rollover Commitments and thereafter contributed to Merger Sub) or held by the Company or any of its Subsidiaries immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties)

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(the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) be cancelled and retired, (ii) not be converted into the right to receive the Merger Consideration and (iii) cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1 hereof (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) shall pass, only upon delivery of Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the Certificate formerly representing such

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Shares may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes have been paid or are not applicable.

(iii) The Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”), or any provision of U.S. state or local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be marked “cancelled” and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares; provided, that such former holders shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Laws.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the provision or posting by such person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3 Company Stock Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that, except as otherwise agreed by Parent and the holder thereof in accordance with the Rollover Commitment, each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, a “Company Stock Option”) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the

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Company Stock Option. Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and obtain any consents from holders of Company Stock Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Company Stock Option until any necessary consents are obtained. Without limiting the foregoing, except as otherwise agreed by Parent, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, deferred stock units, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Company Stock Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Company Stock Option. For purposes of this Agreement, “Company Stock Plans” shall mean the following plans of the Company: the 1997 Stock Option Plan and the 2007 Long Term Incentive Plan.

Section 2.4 Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares to Parent pursuant to the Rollover Commitments shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

Section 2.5 Dissenters’ Rights.

(a) Notwithstanding any other provision of this Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by a holder of shares of Company Common Stock (including any Book-Entry Shares or shares held by holders that have delivered to the Company effective affidavits of loss in lieu of Certificates) who shall have:

(i) duly given written notice to the Company, prior to the taking of the vote by the Company’s shareholders at the Company Meeting, of such holder’s intent to dissent from the Merger and demand payment for such shares pursuant to and in accordance with Article 13 of the NCBCA (the “Dissenters’ Rights Provisions”);

(ii) not voted such shares in favor of the Merger; and

(iii) not withdrawn, waived or otherwise lost or forfeited such holder’s dissenter’s rights under the Dissenter’s Rights Provisions prior to the Effective Time (collectively, the “Dissenting Shares”; and the holder of any such Dissenting Shares is referred to as a “Dissenting Shareholder”), shall not be converted into or represent the right to receive any part of the Merger Consideration. Such Dissenting Shares shall instead be converted into the right to receive from the Surviving Corporation payment of the “fair value” thereof in accordance with the Dissenters’ Rights Provisions.

(b) All Dissenting Shares held by holders who after the Effective Time shall have failed to perfect properly or who effectively shall have withdrawn, waived or otherwise lost or forfeited their dissenters’ rights under such Dissenters’ Rights Provisions shall thereupon cease to be Dissenting Shares and shall instead represent the right to receive, without any interest or dividend thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.1(a), of the Certificate or Certificates (or effective affidavits in lieu of loss thereof) or Book-Entry Shares that formerly evidenced such shares of Company Common Stock.

(c) The Company hereby represents that the Board of Directors of the Company, in connection with its approval and adoption of the Agreement, has duly adopted a resolution providing that holders of Shares shall be entitled to rights of dissent and appraisal pursuant to Article 13 of the NCBCA in connection with the consummation of the Merger.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), it being understood and agreed that each item in a particular section of the Company Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent on the face of such disclosure, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Company and its Subsidiaries is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has made available to Parent correct and complete copies of its articles of incorporation and bylaws (the “Company Charter Documents”) and correct and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of shareholders, the Board of Directors of the Company and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2006.

(d) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has or would reasonably be expected to have a material adverse effect on the assets, business, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following facts, circumstances, events, changes, effects, or occurrences, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Company Material Adverse Effect: (A) any change in general economic, business, financial, credit or market conditions that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the waste collection and disposal industry in the United States; (B) any action taken by the Company to comply with its obligations under this Agreement; (C) any occurrence generally affecting the waste collection and disposal industry that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the waste collection and disposal industry in the United States; (D) any change in GAAP or applicable Law or the interpretation thereof that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the waste collection and disposal industry in the United States; (E) any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the waste collection and disposal industry in the United States; (F) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures may be taken into account); (G) any change in the price or trading volume of the Company Common Stock in and of itself (provided that the underlying causes of such change may be taken into account);

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(H) any loss of employees or customers resulting from the publication of the Agreement or the identity of Parent or any of its Affiliates as the acquirer of the Company; or (I) any action taken at the request of Parent or any of its Affiliates or mutually agreed to by the parties to this Agreement that, if taken without the consent of Parent, would have been prohibited by the terms of this Agreement.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock, and 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”). As of November 30, 2007, (i) 14,167,005 shares of Company Common Stock were issued and outstanding, (ii) 1,600,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which 202,910 shares of Company Common Stock were subject to outstanding options issued pursuant to such plans, no shares are outstanding pursuant to restricted stock awards under such plans and 32,489 shares are subject to outstanding deferred stock awards under such plans and (iii) no shares of Company Preferred Stock were issued or outstanding. Section 3.2(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. The Subsidiaries of the Company do not hold any shares of capital stock of the Company, or securities or obligations convertible or exchangeable into or exercisable for such capital stock. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (ii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and issued in compliance with all applicable securities Laws. All Company Stock Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the date of grant.

(b) Except as set forth in Section 3.2(a) above or as set forth in Section 3.2(b) of the Company Disclosure Letter, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after November 30, 2007 upon exercise of Company Stock Options outstanding as of November 30, 2007, (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary and (iii) neither the Company nor any of its Subsidiaries is subject to any agreement providing for the payment of amounts determined by reference to the value or appreciation of any equity securities of the Company.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) Other than the Support Agreement and the Interim Investors Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries, as the case may be.

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(f) The Company does not have any shareholder rights plan in effect.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company, as well as the jurisdiction of organization and the ownership of outstanding equity interests (including partnership interests and limited liability company interests) of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests).

Section 3.4 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Merger and the transactions contemplated hereby. Each of the Special Committee and the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, determined that the Merger and the transactions contemplated hereby are fair to and in the best interests of the Public Shareholders, and approved and adopted this Agreement. As of the date hereof, each of the Special Committee and the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (as to those Board Members voting) resolved to recommend that the Company’s Public Shareholders approve this Agreement, the Merger and the transactions contemplated hereby, subject to the terms and conditions set forth herein (including the Special Committee’s recommendation, the “Recommendation”). This Agreement has been duly and validly executed and delivered by the Company, and assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b) Other than in connection with or in compliance with (i) the provisions of the NCBCA, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (iv) the approvals set forth on Section 3.4(b)(iv) of the Company Disclosure Letter (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States, foreign, federal, state, provincial or local governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) or other person is necessary, under applicable Law or otherwise, for the consummation of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or impair in any material respect the ability of the Company to perform its obligations hereunder.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract,

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instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Charter Documents or Subsidiary Documents or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss, Lien or failure to obtain consent that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports and Financial Statements.

(a) The Company and its Subsidiaries have filed or furnished all forms, documents, statements and reports required to be filed or furnished prior to the date hereof by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2006 (the forms, documents, statements and reports filed with or furnished to the SEC since January 1, 2006 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed or furnished subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”) and the Exchange Act, as the case may be, and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards. None of the Company SEC Documents so filed or furnished or that will be filed or furnished subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit, as the case may be, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents fairly present, in all material respects, the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.6 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange

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Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2005, the Company has not identified any material weaknesses in internal controls. To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 3.7 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed or furnished prior to the date hereof, (ii) for transactions expressly contemplated by this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006 (the “Balance Sheet Date”), (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business and (v) as set forth in Section 3.7 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Compliance with Law; Permits.

(a) Except (i) as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) as set forth in Section 3.8(a) of the Company Disclosure Letter, the Company and its Subsidiaries are, and since January 1, 2006 have been in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law, (collectively, “Laws” and each, a “Law”).

(b) The Company and its Subsidiaries are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not be material to the Company and its Subsidiaries as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not be material to the Company and its Subsidiaries as a whole. The Company and its Subsidiaries are not, and since January 1, 2007 have not been in any material respect, in violation or breach of, or default under, any Company Permit. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both).

Section 3.9 Environmental Laws and Regulations.

(a) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company, each of its Subsidiaries and each of their operations and properties are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with Company Permits required by Environmental Laws for the operation of the Company and its Subsidiaries (“Environmental Permits”) and, to the Knowledge of the Company, no circumstances or conditions currently exist that would reasonably be expected to prevent such continued compliance or to result in the revocation, termination, non-renewal or material modification of any such Environmental Permits; (ii) there has been no release of any Hazardous Substance by the Company or any of its

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Subsidiaries in any manner that could reasonably be expected to result in the Company or any Subsidiary incurring any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, (iii) neither the Company, its Subsidiaries, nor any of their respective owned, leased or used properties are, or, to the Knowledge of the Company, threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law; (iv) neither the Company nor any of its Subsidiaries nor any real property owned or leased by the Company or its Subsidiaries is subject to any pending or, to the Company’s Knowledge, threatened Environmental Claim and, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries nor any real property currently or formerly owned or leased by the Company or its Subsidiaries is subject to any pending or threatened investigation involving Environmental Laws or Environmental Permits; and (v) to the Company’s Knowledge, no conditions currently exist with respect to the Company, its Subsidiaries or their respective operations or properties that would reasonably be expected to result in the Company and its Subsidiaries incurring unbudgeted material capital expenditures or liabilities under Environmental Laws by December 31, 2009, including such expenditures and liabilities arising out of proposed, but not yet effective, changes in Environmental Laws.

(b) The Company has provided to Parent access to all material environmental health and safety related assessments, audits, investigations, permits, or other material documentation relating to current compliance, remediation, or Environmental Claims or liabilities under Environmental Laws.

(c) To the Company’s Knowledge, the proposed transaction does not require the consent or pre-approval of any Governmental Authority with jurisdiction of the environment, including any approvals required as a result of change of control provisions in material Environmental Permits or the substitution of any material financial assurance obligations and instruments maintained by the Company to satisfy such requirements imposed by Environmental Laws.

(d) Section 3.9(d) of the Company Disclosure Letter sets forth the Company’s current material financial assurance instruments and insurance policies to satisfy the financial assurance obligations of the Company and its Subsidiaries under any Environmental Laws.

(e) For purposes of this Agreement, the following terms have the following meanings: (i) “Environmental Claim” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or liability, or any proceedings, whether brought by a governmental authority or third-party (hereinafter, “Claims”) relating in any way to any Environmental Law or any Environmental Permit, including, (x) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (y) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Substances or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Substances), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands; (ii) “Environmental Laws” means any Laws relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, presence, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances; and (iii) “Hazardous Substance” means any material, substance or waste listed, defined, designated, classified or characterized as hazardous, toxic, radioactive, dangerous or as a pollutant or contaminant or words of similar meaning and effect, or otherwise regulated, under any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, mold or polychlorinated biphenyls.

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(f) Except as may be covered by Section 3.7, Section 3.9 provides the exclusive representations and warranties of the Company with regard to Environmental Permits, Environmental Laws, Environmental Claims and Hazardous Substances.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list, separately identified for each country in which current or former employees, consultants or directors of the Company and any of its Subsidiaries are based, of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any employment, consulting, separation, retention, severance or change in control agreement, and any other plans, agreements or arrangements (including contracts of insurance and contracts with current service providers) involving compensation or benefits relating to pension, welfare benefits, severance, retention, vacation, leaves of absence, company awards, supplemental unemployment, salary continuation for disability, retirement, deferred compensation, profit-sharing, bonus or other incentive compensation, equity and equity-based compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance, business travel and personal accident insurance, and educational assistance maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, in respect of current or former employees, consultants or directors of the Company or any of its Subsidiaries (“Company Benefit Plans”). None of the Company, the Subsidiaries or any of their Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) in the past six years contributes to or has sponsored, maintained, contributed to or had any liability in respect of any “defined benefit pension plan” (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA including any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(b) True and complete copies of the following documents, in respect of each of the Company Benefit Plans (as applicable), have been delivered or made available to Parent: (i) except where form agreements substantially representative of the actual agreements have been provided, copies of all employment, consulting, separation, retention, severance or change in control agreements with current or former employees, independent contractors, consultants or directors of the Company and any of its Subsidiaries, (ii) any plans and related trust documents and all amendments thereto, or written summaries of all unwritten Employee Benefit Plans, (iii) the most recent Forms 5500 and schedules thereto, (iv) the most recent financial statements and actuarial valuations, (v) the most recent IRS determination letter, (vi) the most recent summary plan descriptions (including letters or other documents updating such descriptions), and (vii) written descriptions of all non-written agreements relating to the Company Benefit Plans.

(c) No material action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened (x) with respect to any Company Benefit Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries, (y) alleging any breach of the material terms of any Company Benefit Plan or any fiduciary duties or (z) with respect to any violation of any applicable Law with respect to such Company Benefit Plan, any of which is reasonably likely to result in a material liability.

(d) Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code is in a prototype or master plan that has received a favorable notification letter from the United States Internal Revenue Service (the “IRS”) approving the form of the prototype or master plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or

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arrangement which provides medical benefits to any employee or former employee following his retirement, except (i) as required by applicable Law or as provided in individual agreements upon a severance event or (ii) as set forth in Section 3.10(d) of the Company Disclosure Letter.

(e) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries and (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(f) All material contributions, premiums and other material payments required by Law or any Company Benefit Plan have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof; and any and all material contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of the Company or its Subsidiaries to, under or on account of each Company Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on the Company’s financial statements.

(g) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement or (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer. Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4) and 280G(b)(5) thereof). No director, officer, employee or service provider is entitled to a gross-up, make whole or other payment as a result of the imposition of taxes under Section 280G or 4999 of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries.

(h) Section 3.10(h) of the Company Disclosure Letter sets forth a list of all deferred compensation which, to the Knowledge of the Company, is not in compliance with Section 409A of the Code.

Section 3.11 Interested Party Transactions. Except for employment Contracts filed as an exhibit to a Company SEC Document filed prior to the date hereof, Section 3.11 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are, or were, in existence at any time since January 1, 2006 (including the contracts and arrangements entered into in connection with the transactions contemplated under this Agreement) under which the Company has any existing or future liabilities, between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present officer or director of either the Company or any of its Subsidiaries (or any person who has served as such since January 1, 2006) or any of such officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of the Shares, or (c) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries or Parent or Merger Sub or any Affiliate of Parent or Merger Sub) or any of such officer, director or owner’s immediate family members (each, an “Affiliate Transaction”). The Company has provided or made available to Parent correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

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Section 3.12 Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) except as otherwise required or expressly contemplated by this Agreement or as set forth in Section 3.12 of the Company Disclosure Letter, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (b) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Investigations; Litigation. There are no (i) inquiries, investigations or reviews pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (ii) actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, any Governmental Entity in each case of clause (i) or (ii), which would have (if adversely determined), individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Proxy Statement; Other Information. None of the information contained in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Company with respect to information supplied in writing by Parent or Merger Sub for inclusion therein. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub. The letter to shareholders, notice of meeting, proxy statement and forms of proxy to be distributed to shareholders in connection with the Merger to be filed with the SEC in connection with seeking the adoption and approval of this Agreement are collectively referred to herein as the “Proxy Statement.” The Rule 13E-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with seeking the adoption and approval of this Agreement is referred to herein as the “Schedule 13E-3.”

Section 3.15 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it or on behalf of it, in all applicable jurisdictions, and all such filed Tax Returns are true, correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or any of its Subsidiaries, have been fully and timely paid.

(b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, except for deficiencies which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

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(d) No audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the Company or any of its Subsidiaries in any material amount and no written notice thereof has been received.

(e) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid under all applicable Laws, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, shareholder or any other third party.

(f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(g) The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years, (ii) any audit report issued by any Governmental Entity within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries and (iii) all material, private letter rulings, closing agreements, settlement agreements, and similar documents sent to or received by the Company or any of its Subsidiaries from any Governmental Entity relating to Taxes.

(h) The Company is not, and has not been at any time within the five years prior to the closing, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(i) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company’s or the relevant Subsidiary’s financial statements in accordance with GAAP.

(j) None of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (A) and (C) any liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written) or otherwise and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries has received notice since January 1, 2006 of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and

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safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(b) Except as set forth on Section 3.16(b) of the Company Disclosure Letter, (i) there is no (and have not been since January 1, 2006) strike or lockout with respect to any employees of the Company or any of its Subsidiaries (“Employees”), (ii) to the Knowledge of the Company, there is no (and has not been since January 1, 2006) union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no (and has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) there is no (and has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to Employees, (v) the Company and its Subsidiaries are in all material respects in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safely and health and unfair labor practices, and (vi) there is no complaint, charge, or claim against the Company or its Subsidiaries pending or, to the Company’s Knowledge, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1998 as a result of any action taken by the Company.

(c) To the Company’s Knowledge, no officer, employee, agent, or consultant of the Company or any of its Subsidiaries is in violation of any term of any employment, consultant, non-disclosure, non-competition, confidentiality, or other similar agreement.

Section 3.17 Intellectual Property. Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging intellectual property infringement by, or other liability on the part of, the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its or their rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, and (iv) to the Knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries.

Section 3.18 Property. The Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and good title to all its personal property and has valid leasehold interests under enforceable leases in all of its leased properties free and clear of all Liens (except for title exceptions, defects, encumbrances and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used and contemplated to be used by the Company or a Subsidiary of the Company). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries, or to the Company’s Knowledge, the counterparties thereto, or event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto.

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Section 3.19 Insurance. The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries has received notice from any insurer or agent of such insurer that coverage will be terminated, specially rated or not renewed, or that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.20 Opinion of Financial Advisor. The Special Committee has received the opinion of J.P. Morgan Securities Inc., dated as of the date of this Agreement, to the effect that, as of the date hereof, the Merger Consideration is fair to the Public Shareholders from a financial point of view.

Section 3.21 Required Vote of the Company Shareholders. The affirmative vote of the holders of outstanding shares of Company Common Stock, representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby under the NCBCA, the Company Charter Documents and the rules and regulations of the Nasdaq Stock Market (the “Company Shareholder Approval”). All issued and outstanding shares of Company Common Stock are entitled to vote.

Section 3.22 Material Contracts.

(a) Except for the Company Benefit Plans listed on Section 3.10(a) of the Company Disclosure Letter, as set forth in Section 3.22(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, (iii) that is a partnership or joint venture agreement, (iv) for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2007, (v) with any (x) Governmental Entity that is not a customer, client or supply Contract or (y) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company, (vi) that is a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1 million individually, (vii) that is a financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (viii) that is a voting agreement or registration rights agreement, (ix) that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (x) that is a customer, client or supply Contract that involves consideration in fiscal year 2007 in excess of $5 million or that is reasonably likely to involve consideration in fiscal year 2007 in excess of $5 million, (xi) that is a Contract (other than customer, client or supply Contracts) that involves consideration (whether or not measured in cash) of greater than $5 million, (xii) that is a collective bargaining agreement, (xiii) that is a “standstill” or similar agreement, (xiv) that is a Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (xv) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, that is a (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) license or royalty Contract, (6) merchandising, sales representative or distribution Contract or (7) Contract granting a right of first refusal or first negotiation, or (xvi) that is a commitment or agreement to enter into any of the foregoing (the Contracts and other documents described in clauses (i) through (xvi) of this Section 3.22(a) and to which the Company and any of its Subsidiaries is a party to or bound by, all contracts set forth in Section 3.22(a) of the

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Company Disclosure Letter and all contracts which have been filed with the SEC prior to the date hereof, being referred to herein as “Company Material Contracts”). Neither the Company nor any of its Subsidiaries is a party to any Contract that purports to be binding on, or imposes any obligations on, Parent or any Affiliate of Parent other than (i) the Company or its Subsidiaries or (ii) any employee, officer or director of the Company or any of its Subsidiaries (in such capacity).

(b) (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it under each Company Material Contract, except where such failure to perform would not be material to the Company and its Subsidiaries taken as a whole, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except where such default would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23 Finders or Brokers. Except for J.P. Morgan Securities Inc., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby. The Company has provided to Parent prior to or contemporaneous with the execution of this Agreement a true and complete copy of its engagement letter with J.P. Morgan Securities Inc. and there are no amounts payable, or commitments made, to J.P. Morgan Securities Inc. in connection with this Agreement and the transactions contemplated by this Agreement other than as set forth in such engagement letter.

Section 3.24 State Takeover Statutes. The provisions of Articles 9 and 9A of the NCBCA are not applicable to the Company or its shareholders or an exemption is available therefrom and no other “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover statute or regulation enacted under any state law applicable to the Company is applicable to the Merger, or the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, including any modification or qualification thereto included in the Company Disclosure Letter (but subject to the limitation described in the introduction of Article III with respect to the Company Disclosure Letter), neither the Company nor any other person or entity on its behalf makes any other express or implied representation or warranty with respect to the Company or any information provided to Parent or Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), it being understood and agreed that each item in a particular section of the Parent Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent on the face of such disclosure, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate, limited partnership, or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

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(b) Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation or limited partnership, as applicable, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”).

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate or limited partnership, as applicable, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the general partner of Parent and the Board of Directors of Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b) Other than in connection with or in compliance with (i) the provisions of the NCBCA, (ii) the Exchange Act and (iii) the HSR Act, no authorization, consent or approval of, notification to or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss, Lien or failure to obtain consent that would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Proxy Statement; Other Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by Parent or Merger Sub and contained in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Section 4.4 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date hereof, of (i) executed commitment letters and Rollover Commitments (collectively, the “Buyer Group Commitments”), pursuant to which certain Buyer Group Parties have agreed to provide equity financing to Parent and debt financing to a wholly owned subsidiary of Parent in connection with the Merger (collectively, the “Buyer Group Financing”), and (ii) executed debt commitment letters and related term sheets (the “Debt Commitment Letters” and together with the Buyer Group Commitments, the “Financing Commitments”), pursuant to which, and subject to the terms and conditions thereof, the lenders specified therein have committed to provide Parent or the Surviving Corporation with loans in the amounts described therein, the proceeds of which will be used as described therein to consummate the Merger and the other transactions contemplated hereby (the “Debt Financing” and together with the Buyer Group Financing, the “Financing”). As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and, as of the date hereof, the Financing Commitments (or, if applicable, any New Financing Commitments entered into pursuant to Section 5.9) are the valid, binding and enforceable obligations of Parent and Merger Sub and any Buyer Group Party a party thereto, as applicable, and to the Knowledge of Parent, the other parties thereto. The Financing, subject to the terms and conditions of the Financing Commitments, and cash on hand in the Company constitute all of the financing required for the consummation of the Merger and the other transactions contemplated hereby, and are sufficient for the payment of the aggregate Merger Consideration and the aggregate Option Consideration. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein. Notwithstanding anything in this Agreement to the contrary, the Debt Commitment Letters may be superseded at the option of Parent or Merger Sub after the date of this Agreement but prior to the Effective Time by New Financing Commitments, subject to, and in accordance with Section 5.9. In such event, the term “Financing Commitments” as used herein shall be deemed to include the New Financing Commitments to the extent then in effect and the term “Financing” shall be deemed to be similarly modified.

Section 4.5 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Neither Parent nor Merger Sub has conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.6 Finders or Brokers. Except for Macquarie Securities (USA) Inc. (“Macquarie”) and Goldman, Sachs & Co. (“Goldman Sachs”), neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 4.7 Guarantee. There has been delivered to the Company on the date hereof a Guarantee dated the date hereof which has been executed by the parties signatory thereto (the “Guarantee”). The Guarantee has not been replaced, amended or modified. The Guarantee is in full force and effect.

Section 4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, including any modification or qualification thereto included in the Parent Disclosure Letter (but subject to the limitation described in the introduction of Article IV with respect to the Parent Disclosure Letter) neither Parent nor Merger Sub nor any other person or entity on its behalf makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any information provided to the Company.

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ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (w) as may be required by applicable Law, (x) with the prior written consent of Parent, (y) as expressly contemplated or permitted by this Agreement or (z) as disclosed in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course consistent with past practices, (ii) use reasonable best efforts to maintain and preserve intact its business organization to maintain its rights, franchises, licenses and other authorizations issued by Governmental Entities and to retain the services of its key officers and key employees and (iii) take no action which would reasonably be expected to materially impair or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, except as set forth in Section 5.1(b) of the Company Disclosure Letter or expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock or other equity interests;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options issued and outstanding as of the date hereof under the Company Stock Plan;

(iii) grant any person any right to acquire any shares of its capital stock or other equity interests;

(iv) issue any additional shares of capital stock or other equity interests except pursuant to the exercise of stock options issued under the Company Stock Plans issued and outstanding as of the date hereof and listed on Section 3.2(a) of the Company Disclosure Letter and in accordance with the terms of such instruments;

(v) purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $5 million in the aggregate;

(vi) make any investment or acquisition of another person or business, whether by purchase of stock or securities, contributions to capital, property transfers, or purchases of property or assets in excess of $5 million in the aggregate;

(vii) make any capital expenditures not contemplated by the capital expenditure budget having an aggregate value in excess of $5 million for any 12 consecutive month period;

(viii) incur, assume, guarantee, or become obligated with respect to, any debt, which, when taken together with all other debt of the Company and its Subsidiaries, would result in there being indebtedness of the Company and its Subsidiaries greater than $180 million in the aggregate outstanding at any given time (excluding intercompany debt), or any debt which contains covenants that restrict the Merger or that are inconsistent with the Financing Commitments;

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(ix) enter into, renew, extend, amend or terminate (A) any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other than any Contract relating to indebtedness that would not be prohibited under clause (viii) of this Section 5.1(b), or (B) any Contracts not in the ordinary course, involving the commitment or transfer of value in excess of $5 million in the aggregate in any year;

(x) enter into, amend or terminate any material reinsurance, coinsurance, modified coinsurance or any similar Contract (including any surplus relief or financial reinsurance Contract), whether as reinsurer or reinsured;

(xi) except to the extent required by Law or by Contracts in existence as of the date hereof (complete copies of which have been provided or made available to Parent prior to the date hereof), (A) increase in any manner the compensation or benefits of any of its employees, directors, consultants, independent contractors or service providers, except, with respect to non-officer employees, in the ordinary course of business consistent with past practice, (B) pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers, (C) except to comply with Sections 2.3 or 5.12, enter into, amend, alter, adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider, (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $1 million in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

(xiii) amend or waive any provision of, or modify, the Company Charter Documents or Subsidiary Documents;

(xiv) take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(xv) enter into any “non-compete” or similar agreement that would materially restrict the businesses of the Surviving Corporation or its Subsidiaries following the Effective Time or that would in any way restrict the businesses of Parent or its Affiliates (excluding the Surviving Corporation and its Subsidiaries) or take any action that may impose new or additional regulatory requirements on any Affiliate of Parent (excluding the Surviving Corporation and its Subsidiaries);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xvii) implement or adopt any material change in its existing underwriting, claim handling, loss control, investment, actuarial (or any material assumption underlying an actuarial practice or policy) or Tax or financial accounting principles, practices or methods, other than as required by GAAP, applicable Law or regulatory guidelines;

(xviii) (A) enter into any closing agreement with respect to material Taxes, (B) settle or compromise any material liability for Taxes, (C) make, revoke or change any material Tax election, (D) file or surrender

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any claim for a material refund of Taxes, (E) file any amended Tax Return involving a material amount of Taxes, or (F) prepare any Tax Returns in a manner which is not consistent in all material respects with the past practice of the Company and its Subsidiaries;

(xix) enter into any new, or materially amend or otherwise materially alter any current, Affiliate Transaction or transaction which would be an Affiliate Transaction if such transaction occurred prior to the date hereof; or

(xx) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).

Notwithstanding anything to the contrary herein, any action or failure to act by any of Lonnie C. Poole, Jr., Jim W. Perry or Lonnie C. Poole, III, or at their direction, will not be deemed to be actions of the Company for purposes of this Section 5.1 unless such action or failure to act was taken with the support of a majority of the independent members of the Board of Directors of the Company.

Section 5.2 Investigation.

(a) From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Company shall (i) provide to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including furnishing to Parent the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 5.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent or Merger Sub in any investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify accordingly any representation or warranty made by the Company in Article III.

(b) Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of April 9, 2007, between Macquarie and the Company and the Confidentiality Agreement, dated as of April 9, 2007, between GS Direct, L.L.C. and the Company (as each may be amended from time to time, the “Confidentiality Agreements”), Parent and its Representatives shall hold information received from the Company pursuant to this Section 5.2 in confidence in accordance with the terms of the Confidentiality Agreements; provided that Macquarie and GS Direct, L.L.C. shall be entitled to share such information with prospective co-investors or limited partners of the members of Macquarie and GS Direct, L.L.C.; provided further, however, that any prospective co-investors or limited partners of the members of Macquarie and GS Direct, L.L.C. to whom Macquarie or GS Direct, L.L.C. provides such information shall be informed of and agree to abide by the confidentiality provisions of the applicable Confidentiality Agreement.

Section 5.3 No Solicitation.

(a) Subject to Sections 5.3(c)-(j) or as otherwise permitted or contemplated by this Agreement, the Company agrees that it shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their Representatives (including any retained by the Special Committee) to, directly or indirectly, (i) initiate, solicit, encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to an Alternative Proposal, or facilitate the making or completion of an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt

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to make or implement an Alternative Proposal, (iii) adopt, endorse or recommend, or propose publicly to adopt, endorse or recommend, any Alternative Proposal, (iv) adopt, endorse or recommend, or propose to adopt, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement, or (vi) resolve to propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b) The Company shall (and shall cause each of its Subsidiaries and Representatives to) immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) regarding any Alternative Proposal or intention to make an Alternative Proposal.

(c) Notwithstanding anything to the contrary in Section 5.3(a) and (b), the Company (acting through its Special Committee) may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of Section 5.3(a) or (b) and with respect to which the Board of Directors of the Company makes a prior determination, in good faith and after consultation with its outside counsel and financial advisors, that such Alternative Proposal would reasonably be expected to lead to a Superior Proposal and that failing to take the actions referred to in the immediately following clauses (i) and (ii) with respect to such Alternative Proposal would be inconsistent with the Board of Directors of the Company’s or the Special Committee’s exercise of its fiduciary duties under applicable Law, (i) furnish information with respect to the Company and its Subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement no less restrictive of the other party than the Confidentiality Agreements and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, that (i) Parent shall be entitled to receive an executed copy of such confidentiality agreement prior to the Company furnishing information to the person making such Alternative Proposal or its Representatives and (ii) the Company shall simultaneously provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

(d) Subject to Section 7.1(c)(ii), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify, qualify or amend in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, modify, qualify or amend in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar agreement relating to any Alternative Proposal, (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal, (iv) fail to include the Recommendation in the Proxy Statement or (v) knowingly take any other action or knowingly make any public statement that is inconsistent in any material respect with the Recommendation (collectively, a “Change in Recommendation”). Notwithstanding the foregoing, but subject to Section 5.4(b), if, prior to receipt of the Company Shareholder Approval, the Board of Directors of the Company or the Special Committee determines in good faith, in response to a Superior Proposal (and after complying with the provisions described in the definition of Superior Proposal), after consultation with outside counsel, that failure to make a Change in Recommendation would be inconsistent with the Board of Directors of the Company’s or the Special Committee’s exercise of its fiduciary duties under applicable Law, the Board of Directors of the Company, the Special Committee or any other committee of the Board of Directors of the Company may make a Change in Recommendation.

(e) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Alternative Proposal or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information in the ordinary course of business and consistent with past practice and not

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reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or inquiry and the material terms of any such Alternative Proposal or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry). The Company shall keep Parent reasonably informed on a current basis of the status (including any change to the terms thereof) of any such Alternative Proposal or inquiry. Notwithstanding the foregoing, if any Alternative Proposal or inquiry is made, or any other information with respect to such Alternative Proposal or inquiry is provided, solely to Lonnie C. Poole, Jr., Jim W. Perry or Lonnie C. Poole, III, the Company shall have no obligations under this Section 5.3(e) with respect to such Alternative Proposal, inquiry, or information until such time as any member of the Special Committee is made aware of such Alternative Proposal, inquiry, or information.

(f) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company (or the Special Committee) from making any disclosure to its shareholders if the failure so to disclose would be inconsistent with the Board of Directors of the Company’s (or the Special Committee’s) fiduciary duties, or any disclosure requirements, under applicable Law, or from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that the Recommendation shall be deemed to have been withdrawn for all purposes of Sections 7.1(d)(ii), 7.1(d)(iii) and 7.2 hereunder if the Board of Directors of the Company (or the Special Committee) makes any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) unless the Board of Directors (or the Special Committee) expressly publicly reaffirms, without qualification, the Recommendation at least 2 Business Days prior to the Company Meeting.

(g) As used in this Agreement, “Alternative Proposal” means (i) any proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for a merger, consolidation, business combination, share exchange, recapitalization, reorganization, dissolution, liquidation or other similar transaction involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company of over 25% of the Company Common Stock or other equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, (A) over 25% of the Company Common Stock or other equity securities of the Company or (B) assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s revenues or earnings on a consolidated basis are attributable, in each case other than the Merger.

(h) As used in this Agreement, “Superior Proposal” means any Alternative Proposal made by any person (A) on terms which the Board of Directors of the Company (or the Special Committee) determines in good faith, after consultation with the Company’s (or the Special Committee’s) outside legal counsel and financial advisors, to be more favorable to the Public Shareholders than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal or offer by Parent to amend the terms of this Agreement and the Merger) and (B) that is reasonably capable of being completed substantially prior to the End Date set forth herein, taking into account all financial, regulatory, legal and other aspects of such proposal (and without taking into account any actual or apparent impediment to completion of such proposal posed by the existence or effect of the Support Agreement or any statement to the Company by any party thereto of an intention to act in accordance therewith); provided that, for purposes of this Section 5.3(h), the references to “over 25%” and “25% or more” in the defined term “Alternative Proposal” shall be deemed to be replaced by “75% or more”; and provided that the Board of Directors of the Company (or the Special Committee) shall not so determine that any such proposal is a Superior Proposal prior to the time that is five Business Days after the time by which the Company has notified Parent and Merger Sub under Section 5.3(e). During such five Business Day period, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent and Merger Sub (to the extent Parent and Merger Sub wish to do so) to enable Parent and Merger Sub to make a proposal that renders the Superior Proposal no longer a Superior Proposal.

(i) Notwithstanding anything to the contrary herein, the Company shall not be entitled to enter into any agreement (other than a confidentiality agreement in accordance with Section 5.3(c)) with respect to a Superior

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Proposal unless this Agreement shall have been or is concurrently terminated in a manner permitted hereunder and the Company shall have paid to Parent the Company Termination Fee payable pursuant to Section 7.2.

(j) Notwithstanding anything to the contrary above, in no event shall any action or failure to act taken by, or at the express direction of Lonnie C. Poole, Jr., Jim W. Perry or Lonnie C. Poole, III (other than any such action or failure to act taken with the support of a majority of the independent members of the Board of Directors of the Company), constitute a violation by the Company of this Section 5.3. Nothing contained in this Section 5.3 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.3.

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement (which shall include the Recommendation), and the Company and Parent shall prepare the Schedule 13E-3. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use its reasonable best efforts to have the Proxy Statement, and Parent and the Company will use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

(b) The Company shall (i) take all action necessary in accordance with the NCBCA and the Company Charter Documents to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) subject to Section 5.3(d), use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby; provided that, in the event of a Change in Recommendation pursuant to Section 5.3(d), notwithstanding clause (ii) of this Section 5.4(b), (x) the Company may disclose the fact of such Change in Recommendation in any solicitation made by the Company to its shareholders and (y) the Company shall not be required to solicit proxies in favor of the Company Shareholder Approval unless the Board of Directors of the Company or Special Committee thereafter reaffirms the Recommendation.

Section 5.5 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and the Company shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance

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with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals, from Governmental Entities or other persons and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fourteen (14) Business Days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act as promptly as reasonably practicable, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state or foreign antitrust enforcement authorities or competition authorities, other Governmental Entities, or other state or federal regulatory authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date) and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their Subsidiaries, to or from any third party and/or any Governmental Entity with respect thereto, and permit the other to review in advance any proposed written communication by such party to any supervisory or Governmental Entity. Notwithstanding anything in this Agreement to the contrary, except as provided below, nothing contained in this Agreement shall be deemed to require Parent or any of its Affiliates, or the Company (unless requested by Parent) or any of its Subsidiaries or the Surviving Corporation or any of its Affiliates to take or agree to take any Action of Divestiture or Limitation. For purposes of this Agreement, an “Action of Divestiture or Limitation” shall mean (i) executing or carrying out agreements or submitting to the requirements of any Governmental Entity providing for a license, sale or other disposition of any assets or businesses or categories of assets or businesses of the Company and its Subsidiaries or the holding separate of any assets or businesses or Company capital stock or imposing or seeking to impose any limitation on the ability of the Company or any of its Subsidiaries to own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business or on the ability of the Company to conduct the business of the Company and its Subsidiaries, (ii) modification of a Company Permit or the terms of any Contract with any customer of the Company or any of its Subsidiaries in a manner that would materially reduce the economic benefits of such Company Permit or Contract or (iii) the imposition of any material condition or limitation that restricts the business of Parent or its Affiliates. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Notwithstanding anything in this Agreement to the contrary, the Company shall, upon the request of Parent, agree to take any Action of Divestiture or Limitation with respect to the Company or any of its Subsidiaries so long as such Action of

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Divestiture or Limitation is binding on the Company and its Subsidiaries only in the event the Closing occurs. Notwithstanding anything in this Agreement to the contrary, the Company shall not, and shall cause its Subsidiaries not to, undertake any Action of Divestiture or Limitation with respect to the Company or any of its Subsidiaries without the consent of Parent, which may be withheld in Parent’s sole discretion.

(c) Subject to the rights of Parent in Section 5.10, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is (or has been prior to the date hereof) instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.5.

(d) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

Section 5.6 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other form of anti-takeover statute or regulation shall become applicable to the Merger, the Rollover Commitments or the other transactions contemplated by this Agreement to which an available exemption is not available therefrom, each of the Company and Parent and the members of the Company’s Board of Directors shall grant such approvals and take such actions as are necessary so that the Merger, the Rollover Commitments and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, the Rollover Commitments and the other transactions contemplated hereby.

Section 5.7 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 5.8 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees (in their capacity as such and not as shareholders or option holders of the Company or its Subsidiaries), as the case may

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be, of the Company or its Subsidiaries as provided in the Company Charter Documents or Subsidiary Documents, or in any agreement in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, to the extent permitted under applicable Law, Parent shall cause the Surviving Corporation to adopt or maintain exculpation, advancement of expenses and indemnification provisions no less favorable than those set forth in the Company Charter Documents and Subsidiary Documents in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification, advancement of expenses and exculpation in respect of any Action pending or asserted or any claim made within such six (6) year period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Law, each current and former director or officer of the Company or of a Subsidiary of the Company (each, together with such person’s heirs, executors, administrators or personal representatives, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based on or arising out of (i) the fact that such Indemnified Party was a director or officer of the Company or such Subsidiary or (ii) acts or omissions by an Indemnified Party in the Indemnified Party’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary, in each case under (i) or (ii), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated by this Agreement) (each, an “Action”); provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s prior written consent, and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any one jurisdiction with respect to any single Action except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

(c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or provide substitute policies or purchase or cause the Surviving Corporation to purchase a “tail policy” for such period, in either case, of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year more than 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; and provided, further that if the Surviving Corporation purchases a “tail policy” and the same coverage costs more than 250% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 250% of such last annual premium.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter Documents or Subsidiary Documents or the organizational documents of the Surviving Corporation, any other indemnification arrangement, the NCBCA or otherwise. The provisions of this Section 5.8 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or

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entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8. The Surviving Corporation shall pay all reasonable expenses, including, without limitation, reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligation provided in this Section 5.8.

Section 5.9 Financing.

(a) Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions applicable to Parent, or Merger Sub in such definitive agreements, (iii) to comply with its obligations under the Financing Commitments, (iv) to obtain alternative financing commitments on terms no less favorable to Parent, Merger Sub or the Company than the current Financing Commitments if the current Financing Commitments become unavailable, and (v) to not agree to any amendment or modification to be made to, or any waiver of any material provision or remedy under the Financing Commitments, if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing or amends the conditions precedent to the Financing in a manner that would reasonably be expected to delay or prevent the consummation of the Merger or make the funding of the Financing less likely to occur. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of all documents related to the Financing Commitments and the Financing (other than any ancillary documents subject to confidentiality agreements, including fee letters and engagement letters). In the event that (i) all conditions in Sections 6.1 and 6.3 have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) at the time when the Closing would have occurred but for the failure of the Financing Commitments to be funded, (ii) the financing provided for by the Debt Commitments has been funded or Parent has received written notification that it will be funded at the Closing if the Buyer Group Commitments are funded at the Closing, and (iii) the Company has irrevocably confirmed that if the Financing is funded such that the Closing pursuant to Section 1.2 could occur, the Company is willing to waive all conditions in Section 6.2, then Parent shall enforce its rights under the Financing Commitments to cause the Financing Commitments to be funded at the Closing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letters, (A) Parent and Merger Sub shall promptly notify the Company and (B) Parent and Merger Sub shall use their reasonable best efforts to seek to arrange and obtain alternative financing from alternative sources on terms no less favorable to Parent, Merger Sub or the Company than the current Financing Commitments in an amount sufficient to consummate the merger which would not reasonably be expected to prevent, materially impede or delay the consummation of the transactions contemplated by this Agreement. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments or of any condition not likely to be satisfied, in each case, of which Parent or Merger Sub becomes aware or any termination of the Financing Commitments. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative Financing, is not a condition to Closing. In connection with its obligations under this Section 5.9, Parent shall not be restricted from amending, modifying or replacing the Debt Commitment Letters with new Financing Commitments, including through co-investment by or financing from one or more other additional parties (the “New Financing Commitments”) if the same does not reduce the aggregate amount of Parent’s financing or amend the conditions to drawdown in a manner adverse to the Company’s interests hereunder or otherwise delay or prohibit consummation of the Merger or other transactions contemplated hereby.

(b) The Company shall provide, and shall cause its Subsidiaries and each of its and their respective Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent and that is customary in connection with the arrangement of the Financing, and the other transactions contemplated

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by this Agreement, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company, including (i) providing information as promptly as practicable relating to the Company and its Subsidiaries to the parties providing the Financing, (ii) participating in a reasonable number of meetings, drafting sessions and due diligence sessions in connection with the Financing, (iii) providing assistance in the preparation of (A) one or more offering documents or confidential information memoranda for any of the Debt Financing (including the execution and delivery of one or more customary representation letters in connection therewith) and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing and syndicating efforts for any of the Debt Financing, including providing (A) assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies and (B) for the use of the Company’s logo in connection with such marketing and syndicating efforts (provided that such logo is used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks), (v) executing and delivering (or obtaining from advisors), and causing its Subsidiaries to execute and deliver (or obtain from advisors), customary certificates (including solvency certificates), comfort letters, legal opinions or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing and otherwise facilitating the pledge of collateral and providing of guarantees contemplated by the Debt Commitment Letter; provided, however, that no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the representation letters referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time, and (vi) providing Parent with (A) customary pay-off letters with respect to the current credit facilities of the Company and its Subsidiaries and (B) recordable form lien releases, canceled notes and other documents reasonably requested by Parent prior to the Closing indicating that all Liens resulting from such credit facilities shall be satisfied, terminated and discharged on or prior to the Closing Date. The Company shall request, and Parent shall promptly, upon such request, reimburse Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the foregoing cooperation and shall indemnify and hold harmless the Company, its Subsidiaries, and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such cooperation or the Financing. All material, non-public information regarding the Company and its Subsidiaries provided to Parent or Merger Sub or their Representatives pursuant to this Section 5.9 shall be kept confidential by them in accordance with the Confidentiality Agreements except for disclosure to potential financing sources as required in connection with the Financing Commitments (and then subject to customary confidentiality protections).

Section 5.10 Shareholder Litigation.

(a) The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) The Company shall give Parent prompt notice of any claims received by it relating to any Dissenting Shares or Dissenting Shareholders, and Parent shall have the right to participate in all negotiations and proceedings with respect to such claims. The Company shall not settle or compromise prior to the Effective Time any claim of a Dissenting Shareholder without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed. Parent and Merger Sub consent to the Company providing its shareholders with dissenters’ rights in connection with the Merger in accordance with Article 13 of the NCBCA.

Section 5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from

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any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to be material to the Company, the Surviving Corporation or Parent or any of their Subsidiaries, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would or would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Company shall notify Parent, on a current basis, of any events or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, and shall reasonably cooperate with Parent or its Affiliates in efforts to mitigate any adverse consequences to Parent or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall take all commercially reasonable steps to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent any such condition may be waived in compliance with applicable Law and this Agreement) at or prior to the Effective Time of the following conditions:

(a) The Company shall have obtained the requisite shareholder approval to adopt this Agreement, the Merger and transactions contemplated hereby under the NCBCA, the Company Charter Documents and the rules and regulations of the Nasdaq Stock Market as specified in Section 3.21;

(b) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and/or the other transactions contemplated by this Agreement shall be in effect; and

(c) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to “Parent Material Adverse Effect” or “materiality,”

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shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in this Section 6.2(a)) only as of such date or period;

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by the general partner of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver of the following conditions:

(a) (i) The representations and warranties of the Company contained in Sections 3.1(a), 3.2, 3.21 and 3.24 shall be true and correct in all respects (except, in the case of Sections 3.1(a) and 3.2 for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement (other than those referred to in clause (i) of this Section 6.3(a)), disregarding all qualifications and exceptions contained therein relating to “Company Material Adverse Effect” or “materiality,” shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where in the case of this clause (ii) the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period;

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Financial Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied;

(d) Since the date of this Agreement there shall not have occurred and be continuing any Company Material Adverse Effect; and

(e) Holders of no more than ten percent (10%) of the outstanding Company Common Stock shall be Dissenting Shareholders.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by the mutual written consent of the Company and Parent;

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(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before June 30, 2008 (subject to the following proviso, the “End Date”), and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have caused the failure to consummate the Merger on or before the End Date; provided, however, that in the event the conditions set forth in Section 6.1(c) shall not have been satisfied on or before the End Date, Parent may unilaterally extend, by notice delivered to the Company on or prior to the original End Date, the End Date until September 30, 2008, in which case the End Date shall be deemed for all purposes to be such date;

(ii) an injunction, other legal restraint or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to remove such injunction, other legal restraint or order to the extent required to do so by Section 5.5; or

(iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.3 or 5.4;

(c) by the Company, if:

(i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least ten (10) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further that in the event any court of competent jurisdiction determines that Parent failed to consummate the Merger despite an obligation under the terms of the Agreement to do so, such determination shall be grounds for the Company to terminate this Agreement; or

(ii) prior to the receipt of the Company Shareholder Approval, (A) the Board of Directors of the Company (or the Special Committee) has received a Superior Proposal, (B) in light of such Superior Proposal a majority of the disinterested directors of the Company (or the Special Committee) shall have determined in good faith, after consultation with outside counsel, that the failure to make a Change in Recommendation would be inconsistent with the Board of Directors of the Company’s (or the Special Committee’s) fiduciary duty under applicable Law, (C) the Company is in compliance, in all material respects, with Section 5.3, and (D) the Board of Directors of the Company has approved, and the Company concurrently with the termination of this Agreement enters into, a definitive agreement providing for the implementation of such Superior Proposal; provided that the Company has notified Parent in writing of the determinations described in clause (B) above, and at least five Business Days following receipt by Parent of such notice, and taking into account any revised proposal made by Parent since receipt of such notice, such Superior Proposal remains a Superior Proposal and a majority of the disinterested directors of the Company (or the Special Committee) has again made the determinations referred to in clause (B) above, and provided further that the Company concurrently with the termination of this Agreement pays the fee due under Section 7.2;

(iii) (A) all conditions in Sections 6.1 and 6.3 remain satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing), (B) the Company has irrevocably confirmed that it is willing to waive all conditions in Section 6.2, and (C) Parent provides written notice to the Company that it is not willing to consummate the Merger; or

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(iv) after a period of forty-five (45) days following the giving of written notice from Company to Parent if, at the time of the provision of such notice, (A) all conditions in Sections 6.1 and 6.3 remain satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing), (B) the Company has irrevocably confirmed that all conditions set forth in Section 6.2 have been satisfied or that it is willing to waive all conditions in Section 6.2, and (C) the Closing has not taken place;

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least ten (10) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination;

(ii) the Board of Directors of the Company or the Special Committee makes a Change in Recommendation;

(iii) the Company or any of its Subsidiaries or Representatives willfully and materially breaches its obligations under Section 5.3 or 5.4 or if the Company gives Parent the notification contemplated by Section 7.1(c)(ii); or

(iv) since the date of this Agreement (A) there shall have been a Company Material Adverse Effect that cannot be cured by the End Date, or (B) any fact, circumstance, event, change, effect or occurrence shall have occurred that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences would be reasonably likely to prevent or materially delay or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated hereby, and that cannot be cured by the End Date.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreements and the provisions of Section 7.2 and Article VIII), and there shall be no other liability or obligation on the part of the Company or Parent and Merger Sub to the other, except as specified in Section 7.2 (subject to any limitations or other provisions pertaining thereto expressly set forth in this Agreement) or liability or obligation as provided for in the Confidentiality Agreements; provided, however, that nothing in this Section 7.1 or otherwise in this Agreement shall be deemed to limit or restrict the pursuit of the remedies available to Parent and Merger Sub specified in Section 8.5, which shall be cumulative, and not exclusive, of any other remedies provided hereunder (including those specified in Section 7.2), regardless of any actual or purported termination of this Agreement.

Section 7.2 Termination Fee.

(a) In the event that:

(i) (A) an Alternative Proposal shall have been made to the Company on or after the date hereof, or shall have been made directly to its shareholders generally on or after the date hereof, or any person shall have publicly announced on or after the date hereof an intention (whether or not conditional or withdrawn) to make an Alternative Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii), or by Parent pursuant to 7.1(d)(i) and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Alternative Proposal within twelve (12) months of the date this Agreement is terminated;

(ii) (A) no Alternative Proposal is made to the Company after the date hereof, or made directly to its shareholders generally after the date hereof, and no person shall have publicly announced, after the date hereof, an intention (whether or not conditional or withdrawn) to make an Alternative Proposal, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii), or by Parent pursuant to 7.1(d)(i) and (C) the Company enters into a definitive agreement with respect to, or consummates, a

35

transaction within twelve (12) months of the date this Agreement is terminated with any person who made or whose Affiliate made an Alternative Proposal prior to the date hereof to the Company or directly to its shareholders or who publicly announced prior to the date hereof an intention to make an Alternative Proposal;

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iv) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or pursuant to Section 7.1(d)(iii);

then in any such event under clause (i), (ii), (iii) or (iv) or of this Section 7.2(a), the Company shall pay to Parent a termination fee of $19,027,627 in cash (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i), 7.1(c)(iii) or 7.1(c)(iv), then Parent shall pay to the Company a termination fee of $29,900,556 in cash (the “Parent Termination Fee”), it being understood that in no event shall the Parent be required to pay the Parent Termination Fee on more than one occasion.

In the event that an Alternative Proposal shall have been made to the Company on or after the date hereof or shall have been made directly to its shareholders generally on or after the date hereof or any person shall have publicly announced on or after the date hereof an intention (whether or not conditional or withdrawn) to make an Alternative Proposal and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i), 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i) and no Company Termination Fee is yet payable in respect thereof pursuant to Section 7.2(a)(i), then the Company shall pay to Parent all of the Expenses of Parent and Merger Sub and thereafter the Company shall be obligated to pay to Parent the Company Termination Fee (less the amount of Expenses previously actually paid to Parent pursuant to this sentence) in the event such fee is payable pursuant to Section 7.2(a)(i); provided, however, that the Company will under no circumstances be required to pay Expenses exceeding $8.75 million (the “Expense Cap”), and in no event shall the Company be required to pay Expenses on more than one occasion. As used herein, “Expenses” shall mean all reasonable, itemized, and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its shareholders and Affiliates), incurred by Parent or Merger Sub or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Financing and all other matters related to the Merger.

In the event that an Alternative Proposal shall have been made to the Company or shall have been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Alternative Proposal and thereafter this Agreement is terminated by Parent pursuant to Section 7.1(d)(i) and no Company Termination Fee is yet payable in respect thereof pursuant to Section 7.2(a)(ii), then the Company shall pay to Parent all of the Expenses of Parent and Merger Sub and thereafter the Company shall be obligated to pay to Parent the Company Termination Fee (less the amount of Expenses previously actually paid to Parent pursuant to this sentence) in the event such fee is payable pursuant to Section 7.2(a)(ii); provided, however, that the Company will under no circumstances be required to pay Expenses exceeding the Expense Cap, and in no event shall the Company be required to pay Expenses on more than one occasion.

In the event that Parent terminates this Agreement pursuant to Section 7.1(d)(i) as a result of a failure of a condition set forth in Section 6.3(a)(i), the Company shall pay to Parent all of the Expenses of Parent and Merger Sub up to the Expense Cap (it being understood that in no event shall the Company be required to pay Expenses on more than one occasion), and thereafter the Company shall be obligated to pay to Parent the Company Termination Fee (less the amount of Expenses previously actually paid to Parent pursuant to this sentence) in the event the Company enters into a definitive agreement with respect to, or consummates any Alternative Proposal within twelve (12) months of the date this Agreement is terminated. For purposes of this Section 7.2 only, in all references to the defined term “Alternative Proposal,” the figure “25%” will be deemed to be replaced by the figure “40%.”

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(c) Any payment required to be made pursuant to Section 7.2(a)(i) or pursuant to Section 7.2(a)(ii) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Alternative Proposal (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to Section 7.2(a)(iii) shall be made to Parent concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 7.1(c)(ii); any payment required to be made pursuant to Section 7.2(a)(iv) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(d)(ii) or (iii), as applicable (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment pursuant to Section 7.1(d)(i) as a result of a failure of a condition set forth in Section 6.3(a)(i) shall be made to Parent promptly following termination of this Agreement by Parent, provided that if the Company Termination Fee shall become payable thereafter, such Company Termination Fee shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Alternative Proposal (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment). Any payment required to be made pursuant to Section 7.2(b) shall be made to the Company promptly following termination of this Agreement by the Company (and in any event not later than two Business Days after delivery to Parent of notice of demand for payment). In circumstances in which Expenses are payable, such payment shall be made to Parent not later than two Business Days after delivery to the Company of an itemization setting forth all Expenses of Parent (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). Any payments required hereunder shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company as the case may be.

(d) In the event that any Person shall fail to fully pay the Company Termination Fee, Parent Termination Fee and/or Expenses, as applicable, required pursuant to this Section 7.2 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee, and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest payable upon a judgment for breach of contract entered by a North Carolina State court. In addition, if any Party shall fail fully to pay such fee and/or Expenses, as the case may be, when due, such Person shall also pay to the other Person all of such party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be. The parties acknowledge that the Company Termination Fee, Parent Termination Fee, Expense reimbursement and the other provisions of this Section 7.2 are an integral part of the Merger and that, without these agreements, neither party would enter into this Agreement and that actual damages for breaches of this Agreement may be impractical and difficult to ascertain accurately; that the Company Termination Fee, Parent Termination Fee, Expense reimbursement and the other provisions of this Section 7.2 are fair and reasonable estimates of, damages likely to be suffered by the respective parties in the event of occurrence of the circumstances giving rise to such respective payments; and that any amounts payable pursuant to this Section 7.2 therefore constitute liquidated damages and not a penalty.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE COMPANY’S RIGHT TO RECEIVE PAYMENT FROM PARENT OF THE PARENT TERMINATION FEE AND ENFORCE THE GUARANTEE SHALL BE THE SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW, IN EQUITY, IN CONTRACT , IN TORT OR OTHERWISE) OF THE COMPANY AND ITS SUBSIDIARIES AGAINST PARENT AND MERGER SUB OR ANY OF THEIR RESPECTIVE FORMER, CURRENT OR FUTURE GENERAL OR LIMITED PARTNERS, STOCKHOLDERS, MANAGERS, MEMBERS, DIRECTORS, OFFICERS OR AFFILIATES FOR THE LOSS SUFFERED AS A RESULT OF THE FAILURE OF THE MERGER TO BE CONSUMMATED OR FOR A BREACH OR FAILURE TO PERFORM HEREUNDER OR OTHERWISE, AND UPON PAYMENT OF SUCH AMOUNT NONE OF PARENT AND MERGER SUB OR ANY OF THEIR FORMER, CURRENT OR FUTURE GENERAL OR LIMITED PARTNERS, STOCKHOLDERS, MANAGERS, MEMBERS, DIRECTORS, OFFICERS OR AFFILIATES SHALL HAVE ANY FURTHER LIABILITY OR OBLIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE

37

TRANSACTIONS CONTEMPLATED HEREBY. IN NO EVENT SHALL THE COMPANY BE ENTITLED TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE OF THIS AGREEMENT.

Section 7.3 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger, terminating this Agreement and abandoning the Merger or preventing the other party from exercising its rights to terminate this Agreement under Section 7.1, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of this Agreement or any covenant set forth herein.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 7.2 or as elsewhere provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement shall be solely governed by and construed pursuant to the laws of the State of North Carolina, and all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed solely by the laws of the State of North Carolina, all without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

Section 8.5 Jurisdiction; Enforcement.

(a) The parties agree that irreparable damage would occur to Parent and Merger Sub in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in Superior Court in Wake County of the State of North Carolina, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Eastern District of North Carolina, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (whether at law, in equity, in contract, in tort or otherwise), shall be brought and determined exclusively in Superior Court in Wake County of the State of North Carolina, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Eastern District of North Carolina. Each party further consents and agrees that any action commenced in a Superior Court in North Carolina may be assigned to a Special Superior Court Judge for Complex Business Cases and thereby adjudicated pursuant to the rules of the North Carolina Business Court. Each of the parties hereto hereby

38

irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any such action in any court other than the aforesaid courts.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, PARENT AND MERGER SUB ACKNOWLEDGE THAT, IF AN INJUNCTION IN FAVOR OF THE PARENT OR MERGER SUB IS GRANTED OR PARENT IS ENTITLED TO A COMPANY TERMINATION FEE AND/OR EXPENSES FROM THE COMPANY AS PROVIDED BY SECTION 7.2 FOR LOSSES SUFFERED AS A RESULT OF THE FAILURE OF THE MERGER TO BE CONSUMMATED OR FOR A BREACH OR FAILURE TO PERFORM HEREUNDER OR OTHERWISE, SUCH REMEDIES SHALL BE PARENT’S SOLE AND EXCLUSIVE REMEDY AGAINST THE COMPANY OR ANY OF ITS FORMER, CURRENT OR FUTURE STOCKHOLDERS, DIRECTORS, OFFICERS, OR AFFILIATES; AND UPON PAYMENT OF SUCH AMOUNT OR PERFORMANCE (AS APPLICABLE), NONE OF COMPANY OR ANY OF ITS FORMER, CURRENT OR FUTURE STOCKHOLDERS, DIRECTORS, OFFICERS OR AFFILIATES SHALL HAVE ANY FURTHER LIABILITY OR OBLIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Notwithstanding the rights accorded to Parent and Merger Sub under Section 8.5(a) or anything to the contrary in this Agreement, each of the parties hereto agrees that the Company shall not be entitled to an injunction or injunctions or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and the sole and exclusive remedy available to the Company under this Agreement shall be the Company’s right to receive and judicially enforce payment from Parent of the Parent Termination Fee and judicially enforce the Guarantee. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereby represents and agrees that its designee for notices as identified in Section 8.7 below shall have full authority to act as an agent for the acceptance of service of process for such party.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by personal delivery, by confirmed facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Marlin HoldCo LP

c/o Macquarie Securities (USA) Inc.

125 West 55th Street, 9th Floor

New York, NY 10019

Telecopy: (212) 231-1828

Attention: Christopher Leslie

39

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telecopy: (212) 310-8007

Attention:	Frederick S. Green
Michael E. Lubowitz

and

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

230 N. Elm Street, Suite 2000

Greensboro, NC 27401

Telecopy: (336) 378-1001

Attention:	William G. McNairy
J. Lee Lloyd

To the Company:

Waste Industries USA, Inc.

3301 Benson Drive, Suite 601

Raleigh, NC 27609

Telecopy: (919) 325-3013

Attention: D. Stephen Grissom

with a copy (which shall not constitute notice to Company) to:

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, NC 28246

Telecopy: (704) 378-4000

Attention:	Robin L. Hinson
Patrick S. Bryant

Wyrick Robbins Yates & Ponton LLP

The Summit

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607-7506

Telecopy: (919) 781-4865

Attention: James M. Yates, Jr.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or otherwise received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or three (3) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (i) Parent may reorganize in a state other than the state of Delaware and (ii) Merger Sub may assign, in its sole discretion, any of or all of its rights,

40

interest and obligations under this agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder, and any purported assignment or transfer without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.9 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any Law, all other provisions of this Agreement remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and letters hereto) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior or contemporaneous agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.8, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11 Amendments; Waivers. Subject to Section 6.1, at any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (approved by the Special Committee), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective (and, in the case of the Company, as approved by the Special Committee); provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the Nasdaq Stock Market require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party

41

by virtue of authorship of any of the provisions of this Agreement. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, and all rules and regulations promulgated under such statute.

Section 8.14 No Recourse. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may only be enforced (but subject to the express limitation on the equitable remedy of specific performance referenced in Section 7.2) against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto, and (except to the extent provided in the Guarantee) no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby.

Section 8.15 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

(c) “Buyer Group Party” shall mean and include Parent, Merger Sub, any investor in Parent or Merger Sub or any Affiliate of the foregoing participating or acting directly or indirectly with or on behalf of Parent or Merger Sub to effect the acquisition of the Company as contemplated in this Agreement.

(d) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(e) “Interim Investors Agreement” means the agreement among certain shareholders of the Company and certain equity holders of Parent governing certain actions of Parent.

(f) “Knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15(f)(i) of the Parent Disclosure Letter, and the actual knowledge that such individuals should possess after a reasonable inquiry under the circumstances in light of each individual’s office or position, and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(f)(ii) of the Company Disclosure Letter, and the actual knowledge that such individuals should possess after a reasonable inquiry under the circumstances in light of each individual’s office or position. With respect to any other person, “Knowledge” means the actual knowledge of that person, and the knowledge that such person should possess after a reasonable inquiry under the circumstances in light of such individual’s office or position.

(g) “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(h) “Person” or “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

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(i) “Representatives” or “representatives” of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources, agents and other advisors or representatives of such Person.

(j) “Rollover Commitment” means the commitment made by a Person listed on Section 8.15(j) of the Parent Disclosure Letter (and, following the date hereof, a Person subsequently added by Parent (in its sole discretion) to Section 8.15(j) of the Parent Disclosure Letter) in such Person’s equity rollover letter to Parent, dated as of the date hereof.

(k) “Special Committee” means a committee of the Board of Directors of the Company, the members of which are not affiliated with Merger Sub and are not members of the Company’s management, formed for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

(l) “Subsidiaries” of any party shall mean any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (i) 50% or more of the outstanding voting securities are directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner.

(m) “Support Agreement” means the support agreement entered into by certain shareholders of the Company and certain equity holders of Parent pursuant to which, among other things, such shareholders have agreed to vote to approve this Agreement and to take certain other actions in furtherance of the Merger.

(n) Each of the following terms is defined in the Sections set forth opposite such term:

Action	29
Action of Divestiture or Limitation	27
Affiliate Transaction	13
Affiliates	42
Agreement	1
Alternative Proposal	25
Articles of Merger	1
Balance Sheet Date	10
Book-Entry Shares	3
Business Day	42
Buyer Group Commitments	20
Buyer Group Financing	20
Buyer Group Party	42
Cancelled Shares	3
Certificates	3
Change in Recommendation	24
Claims	11
Closing	1
Closing Date	1
Code	4
Company	1
Company Approvals	8
Company Benefit Plans	12
Company Charter Documents	6
Company Common Stock	2
Company Disclosure Letter	6

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Company Material Adverse Effect	6
Company Material Contracts	18
Company Meeting	26
Company Permits	10
Company Preferred Stock	7
Company SEC Documents	9
Company Shareholder Approval	17
Company Stock Option	4
Company Stock Plans	5
Company Termination Fee	36
Confidentiality Agreements	23
Contracts	42
control	42
controlled corporation	14
Debt Commitment Letters	20
Debt Financing	20
Dissenters’ Rights Provisions	5
Dissenting Shareholder	5
Dissenting Shares	5
distributing corporation	14
Effective Time	2
Employees	16
End Date	34
Environmental Claim	11
Environmental Laws	11
Environmental Permits	10
ERISA	12
ERISA Affiliate	12
Exchange Act	8
Exchange Fund	3
Expense Cap	36
Expenses	36
Financing	20
Financing Commitments	20
GAAP	9
Governmental Entity	8
Guarantee	20
Hazardous Substance	11
HSR Act	8
Indemnified Parties	29
Indemnified Party	29
Intellectual Property	16
Interim Investors Agreement	42
IRS	12
Knowledge	42
Law	10
Laws	10
Lien	9
Macquarie	20
Merger	1
Merger Consideration	2
Merger Sub	1

44

NCBCA	1
New Financing Commitments	30
Option Consideration	5
orders	42
Orders	42
Parent	1
Parent Disclosure Letter	18
Parent Material Adverse Effect	19
Parent Termination Fee	36
Paying Agent	3
PBGC	13
person	42
Person	42
Proxy Statement	14
Public Shareholders	1
Recommendation	8
Regulatory Law	28
representatives	43
Representatives	43
Rollover Commitment	43
Sarbanes-Oxley Act	9
Schedule 13E-3	14
SEC	9
Securities Act	9
Share	2
Special Committee	43
Subsidiaries	43
Subsidiary Documents	6
Superior Proposal	25
Support Agreement	43
Surviving Corporation	1
Tax Returns	15
Taxes	15
Termination Date	21
United States real property holding corporation	15

45

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MARLIN HOLDCO LP, by its General Partner, Marlin HoldCo GP, LLC

By:	/s/ Lonnie C. Poole, Jr.
Name:	Lonnie C. Poole, Jr.
Title:	President

[Signature Page to Merger Agreement]

MARLIN MERGECO INC.

By:	/s/ Lonnie C. Poole, Jr.
Name:	Lonnie C. Poole, Jr.
Title:	President

[Signature Page to Merger Agreement]

WASTE INDUSTRIES USA, INC.

By:	/s/ Paul F. Hardiman
Name:	Paul F. Hardiman
Title:	Chairman of the Special Committee of the Board of Directors of Waste Industries USA, Inc.

[Signature Page to Merger Agreement]

Appendix B

December 17, 2007

Special Committee of the Board of Directors

Waste Industries USA, Inc.

3301 Benson Drive, Suite 601

Raleigh, NC 27609

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Waste Industries USA, Inc. (the “Company”) (other than any Buyer Group Party (as defined in the Agreement and Plan of Merger, dated as of December 17, 2007 (the “Agreement”), among the Company, Marlin HoldCo LLC (the “Merger Partner”) and Marlin MergeCo Inc. (the “Merger Subsidiary”))) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with Merger Subsidiary. Pursuant to the Agreement, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by any of the Merger Partner, its subsidiaries or any subsidiaries of the Company and any shares held by dissenting shareholders who exercise their appraisal rights under law, will be converted into the right to receive $38.00 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated December 15, 2007 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (vi) reviewed certain reports published by industry and equity analysts; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Merger Subsidiary or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us, and that the representations and warranties made by the Company, the Merger Partner and the Merger Subsidiary in the Agreement are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

B-1

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock (other than any Buyer Group Party) in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, any Buyer Group Party, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have had no other recent financial advisory or other commercial or investment banking relationships of a material nature with the Company. We and our affiliates have performed in the past, and may continue to perform, certain financial advisory, financing and other investment banking and commercial banking services for one or more affiliates of the Merger Partner, all for customary compensation. Such past services for affiliates of the Merger Partner have included: (i) acted as lead arranger and sole syndication agent on the $1,750,000,000 Goldman Sachs Capital Partners V investment fund financing in 2005; (ii) acted as lead arranger and sole bookrunner on the $2,000,000,000 GS Capital Partners V investment fund financing in 2006; (iii) acted as joint lead arranger and sole syndication agent on the $5,000,000,000 Goldman Sachs Capital Partners VI investment fund financing in 2007; (iv) acted as lead arranger and sole syndication agent on the $2,850,000,000 Goldman Sachs Mezzanine Partners 2006 investment fund financing in 2006; (v) acted as lead arranger and sole syndication agent on the $600,000,000 Goldman Sachs Direct Mezzanine Partners 2006 investment fund financing in 2006; (vi) acted as administrative agent and arranger on the $2,750,000,000 Goldman Sachs Mezzanine Partners 2006 warehouse issuance in 2007; (vii) acted as structuring agent on the $2,500,000,000 Goldman Sachs Mezzanine Partners 2006 financing in 2007; (viii) acted as lead arranger and underwriter for Macquarie Group Limited’s A$9,000,000,000 syndicated bank facilities in 2007; (ix) acted as joint lead manager in Macquarie Bank Limited’s A$700,000,000 equity private placement in 2006; and (x) acted as joint lead manager in Macquarie Bank Limited’s A$750,000,000 equity private placement in 2007. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and securities of one or more affiliates of the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (other than any Buyer Group Party) in the proposed Merger is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company or required to be filed with the Securities and Exchange Commission in connection with the Merger, but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J. P. Morgan Securities Inc.

J.P. MORGAN SECURITIES INC.

B-2

Appendix C

ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT

NORTH CAROLINA BUSINESS CORPORATION ACT

ARTICLE 13.

DISSENTERS’ RIGHTS

Part 1. Right to Dissent and Obtain Payment for Shares.

§ 55-13-01. Definitions.

In this Article:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-02. Right to dissent.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a)	Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3)

Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4)	An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6- 04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1)	The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2)	In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a.	Cash;

b.	Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c.	A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-167; 1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss. 36, 39; 1973, c. 469, ss. 36, 37; c. 476, s. 193; 1989, c. 265, s. 1; 1989 (Reg. Sess., 1990), c. 1024, s. 12.18; 1991, c. 645, s. 12; 1997-202, s. 1; 1999-141, s. 1; 2001-387, s. 26; 2003-157, s. 1.)

§ 55-13-03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1)	He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)	He does so with respect to all shares of which he is the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§§ 55-13-04 through 55-13-19. Reserved for future codification purposes.

Part 2. Procedure for Exercise of Dissenters’ Rights.

§ 55-13-20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 5; c. 279; 1943, c. 270; G.S., ss. 55-26, 55-165, 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2002-58, s. 2.)

§ 55-13-21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1)	Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)	Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)	Supply a form for demanding payment;

(4)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5)	Be accompanied by a copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-485, s. 4; 2001-387, s. 27; 2002-58, s. 3.)

§ 55-13-23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-24. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-25. Payment.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1)	The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2)	An explanation of how the corporation estimated the fair value of the shares;

(3)	An explanation of how the interest was calculated;

(4)	A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5)	A copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; c. 770, s. 69; 1997-202, s. 2.)

§ 55-13-26. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-27. Reserved for future codification purposes.

§ 55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1)	The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2)	The corporation fails to make payment under G.S. 55-13-25; or

(3)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30 day period shall be deemed to have withdrawn his dissent and demand for payment. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 3.)

§ 55-13-29. Reserved for future codification purposes.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court action.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60 day period shall be deemed to have withdrawn his dissent and demand for payment.

(a1) Repealed by Session Laws 1997-202, s. 4.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 4; 1997-485, ss. 5, 5.1.)

§ 55-13-31. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2)	Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

Instead of mailing your proxy card, you can submit your proxy by telephone OR Internet. Available 24 hours a day, 7 days a week.

WASTE INDUSTRIES USA, INC. 3301BENSON DRIVE, SUITE 601 RALEIGH,NC 27609

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your proxy and for electronic delivery of information up until 11:59 P.M. Eastern Time on                     , 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-

Use any touch-tone telephone to transmit your proxy up until 11:59 P.M. Eastern Time on                     , 2008. Have your proxy card in hand when you call and then follow the instructions to vote your shares.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Industries USA, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, N.Y. 11717.

If you submit your proxy by telephone or Internet,

please do not send your proxy by mail.

By submitting a proxy by telephone or Internet, you acknowledge receipt of the Notice of Special Meeting of Stockholders of Waste Industries and Waste Industries’ Proxy Statement dated                    , 2008

YOUR VOTE IS IMPORTANT!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WWIN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

WASTE INDUSTRIES USA, INC.

3301 Benson Drive, Suite 601

Raleigh, North Carolina 27609

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                    , 2008

The undersigned hereby appoints Lonnie C. Poole, Jr. and D. Stephen Grissom, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Waste Industries USA, Inc., a North Carolina corporation, held of record by the undersigned on                     , 2008, at the special meeting of shareholders to be held at             ,             , Raleigh, North Carolina, on                     , 2008, at             a.m. Eastern time, or at any adjournment(s) thereof. The following proposals to be brought before the meeting are more specifically described in the accompanying proxy statement for the special meeting, receipt of which is hereby acknowledged.

(1)	Proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 17, 2007, by and among Waste Industries USA, Inc., Marlin HoldCo LP and Marlin MergeCo Inc., as it may be amended from time to time:

[    ] FOR        [    ] AGAINST        [    ] ABSTAIN

(2)	Proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Agreement and Plan of Merger:

[    ] FOR        [    ] AGAINST        [    ] ABSTAIN

(3)	In their discretion, to vote upon such other matters as may properly come before the special meeting:

[    ] GRANT AUTHORITY           [    ] WITHHOLD AUTHORITY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND NO. 2, AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

Signature

Signature, if held Jointly

Please date and sign exactly as your name appears on your stock certificate. Joint owners should each sign. Trustees, custodians, executors and others signing in a representative capacity should indicate that capacity.

Date:                     , 2008

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.